PROSPECTUS Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147592

5,400,000 Shares of Common Stock

This prospectus relates to 5,400,000 shares of common stock of China Public Security Technology, Inc., that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

  5,000,000 shares of common stock; and

  400,000 shares of common stock issuable upon exercise of five-year warrants.

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol "CPBY.OB" The closing bid price for our common stock on January 29, 2008 was $7.95 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers are "underwriters" within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 10 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 8, 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	11
RISKS RELATED TO OUR BUSINESS	11
RISKS RELATING TO THE INDUSTRY IN WHICH WE OPERATE	12
RISKS RELATING TO OUR COMMERCIAL RELATIONSHIP WITH IASPEC	14
RISKS RELATED TO DOING BUSINESS IN CHINA	17
RISKS RELATED TO THE MARKET FOR OUR STOCK	21
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	22
DIVIDEND POLICY	22
MARKET FOR OUR COMMON STOCK	22
DILUTION	23
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	24
BUSINESS	46
MANAGEMENT	54
EXECUTIVE COMPENSATION	56
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	57
CHANGE IN ACCOUNTANTS	61
SELLING STOCKHOLDERS	61
PLAN OF DISTRIBUTION	68
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	70
DESCRIPTION OF CAPITAL STOCK	72
SHARES ELIGIBLE FOR FUTURE SALE	72
WHERE YOU CAN FIND MORE INFORMATION	74

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including "Risk Factors" and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

The Company

Our Business

China Public Security Technology, Inc. is a holding company that owns all of the issued and outstanding capital stock of China Public Security Holdings Limited, a British Virgin Islands company, or CPSH. CPSH is also a holding company. We operate through CPSH’s wholly-owned operating Chinese subsidiary, Public Security Technology (PRC) Co. Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited), or Public Security, and through Public Security’s commercial arrangement with Shenzhen (iASPEC) Software Engineering Company Limited, or iASPEC, our variable interest entity, or VIE. Through Public Security, we are a China based company providing integrated solutions for the public security sector in China, specializing in providing public security information communication applications and Geographic Information Systems, or GIS, software services.

Our customers are mostly public sector entities that use our products and services to improve the service quality and management level of civil and medical emergencies, traffic control, fire control, medical rescue and border control. Our customers include the Guangdong Public Security Department, the Shenzhen Border Check Station, the Shenzhen Public Security Bureau, the Shenzhen Traffic Police Bureau, the Shenzhen Fire Department and the Dongfang Public Security Bureau of Hainan Province. In the future, we expect to expand the application of our products and services in the public security sector and to other sectors in China as well.

We generate revenues through the sale of our integrated hardware and software products and through the provision of related support services, including our Certification Authority, or CA, application platform through ISDT, our new PRC subsidiary. In fiscal year 2006 and during the nine months ended September 30, 2007, 55% and 72% of our revenues, respectively, were generated under our exclusive commercial arrangement with iASPEC. Fulfillment of certain Police-Use GIS, or PGIS, contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which Public Security does not have. The commercial arrangement with iASPEC anticipates that iASPEC will fulfill all obligations for PGIS contracts, Public Security will receive 100% of the net received profit of iASPEC, net of an annual fee of $180,000, and Public Security will reimburse iASPEC for all net losses incurred by iASPEC.

Our Industry

Over the past two decades, the PRC government has encouraged the development and use of new technologies for information and communication (or ICTs) and their application in all spheres of government, industry, education and culture. The term "Informatization" or "xinxihua" has been coined in China to describe the overall process of ICT application in China and has in recent years become a key component of central and many local economic development strategies. As a part of the Informatization process, the PRC government has launched a series of online programs to accelerate its pace of implementing and using information technology to improve China’s current government information management systems, and help promote China’s economic development. The Informatization process has led to a growth in the use of information technology, such as e-Government platforms and GIS, for public security.

With the urbanization and fast economic growth along the coastal areas of China, the demands for information technology by government agencies has greatly increased, especially in the areas of urban planning, travel and land management. PRC government agencies face challenges, such as financial constraints and public safety, and must find ways to better manage resources and serve their citizens. For example, police departments explore methods to better protect the public by more effectively and efficiently analyzing crime patterns within specific geographic areas. Likewise, government authorities look to improve security by assessing threats across their geographic areas and departments and plan appropriate emergency responses. Our software services and operations have been concentrated in and are used by the public security sector (such as by the Police, Fire Department and Healthcare Emergency Services). The use of security information technology in the private sector is still developing in China and presents a growth opportunity for us. In the future, we plan to target the telecommunications, logistics and insurance sectors as areas for business development within the private sector.

Our Competitive Strengths

Our services are designed to provide our customers with integrated and innovative public safety and security solutions. Key advantages of our solutions include:

  Growing Portfolio of Software and Services – We offer our customers location-based public security solutions through our growing portfolio of software and services offerings. Government agencies use our core products to incorporate location-based data into their decision-making processes to drive more effective results. Through our platforms, our customers can develop unique location-based applications, which can be extended across their agencies to support a variety of needs and generate more valuable intelligence. As a complement to these offerings, we offer related services, such as application development and systems integration, which help our customers quickly implement and customize our solutions.

  Successful Implementation of High Profile Contracts – Our management team has a proven track record of successful implementation of high profile government contracts in China. During 2007, we procured or completed several large-scale system integration contracts relating to our First Responder Coordination System, our Intelligent Border Control System and our Residence Card Management System. We have successfully implemented our Consolidated Command System, or Three-in-One System, which combines the functions of the police emergency system, the fire emergency system, and the traffic control emergency system, in Shenzhen City, Guangdong and in Dongbang City, Hainan. In April we were granted our third contract for its implementation in the Shantou Special Economic Zone in Shantou, Guandong. We won a contract for the implementation of our Intelligent Border Control System at the Shenzhen Bay Port and the Futian Bay Port, the former of which received official recognition in July 2007, when China’s President Hu Jintao inspected the system and became the first passenger to use the crossing.

  High Barriers to Entry – Our high qualifications, our successful contractual implementation record, the high cost of switching to other providers provides us with a "first mover" advantage in the PRC market and poses high barriers to entry for our potential competitors. We have a proven track record of contract implementation and our commercial partner, iASPEC holds the Computer System Integration Level 1 license from the PRC Ministry of Information and the Information System Security Service qualification from Guangdong Province. In addition, after investing in our systems, our existing customers have a strong incentive to purchase follow-on phases with us in order to expedite implementation and save costs.

  Scalability of Platform – We have digitized detailed proprietary information systems data related to Shenzhen City and Guangdong Province that can be leveraged for future civil-use applications in logistics, insurance, and location based services across industries.

Our Growth Strategy

Our objective is to be the leading provider of integrated solutions for public security information technology and GIS software service operations in China. Our intelligence solutions can help organizations make more insightful decisions and improve the efficiency of their internal processes. Three key elements of our strategy are as follows:

  Our Mission is to Become a National Public Security Company – Based on our successful track record and reputation through our exclusive commercial arrangement with iASPEC, management believes that we have significant opportunities to grow revenues from existing clients by capitalizing on our first entry advantage and the relatively high cost of switching to other vendors, and through winning follow-on contracts for subsequent phases of project implementation. In addition, we will benefit from iASPEC’s plans to expand its business into other provinces, setting up different representative offices and branches in Tianjin, Shanghai, Beijing, Nanjing, Chengdu, and Wuhan in the near future.

  Lead Industry consolidation across China to Accelerate Profitable Growth – We plan to acquire existing companies in the public security information technology industry. In the short term, we plan to acquire companies with relatively high market share within major cities such as Beijing and Shanghai. In this way, we expect to capitalize on the benefits from synergy, to accelerate our growth, expand our geographic reach while consolidating our technological leadership in our core business area.

  Strengthen R&D Capability to Enhance and Expand Core Products and Further Penetrate Customer Base – We expect to provide additional value-added services and add-ons to our current platform through research and development, in order to enhance our product and service offerings and to maintain our leadership position in our core business area. We hope that these efforts will strengthen our expertise in the private sector through broadening our understanding of the priorities, issues, challenges and opportunities facing these markets. From this understanding, we will be able to package our portfolio of location intelligence capabilities to solve specific problems facing organizations in the business sector.

We expect to execute these three elements of our growth strategy through a combination of investment in internal initiatives. Internal initiatives will focus typically on expanding capacity and enhancing our technology and services capabilities. We may also attempt to grow through acquisitions.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section captioned "Risk Factors," including, for example, risks related to:

  Our ability to develop new products and service offerings could have an adverse effect on our future growth;

  Our ability to keep pace with the rapid technological changes in our industry could reduce demand for our products and services which would adversely affect our revenues;

  Our ability to increase our customer base beyond our government customers in Guangdong and Hainan Provinces; and

  Our ability to conduct our business activities in China.

Any of the above risks could materially and negatively affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in "Risk Factors" and all other information set forth in this prospectus before investing in our common stock.

Use of Certain Defined Terms and Treatment of Stock Split

Except as otherwise indicated by the context, references in this prospectus to "CPST" "we," "us," or "our," "Successor" and the "Company" are references to the combined business of China Public Security Technology, Inc. and its wholly-owned subsidiary, China Public Security Holdings Limited, a British Virgin Islands company, or CPSH, along with CPSH’s wholly-owned subsidiaries, Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Co. Ltd.), a PRC company, or "Public Security," Public Security Technology (China) Company Limited, a Hong Kong company, Fortune Fame International Investment Limited, a Hong Kong company, or Fortune Fame, and Fortune Fame’s wholly-owned subsidiary, Information Security Development Technology (Shenzhen) Company Ltd., a PRC company, or ISDT. The terms "CPST," "we," "us," or "our" in each case do not include the selling stockholders. The Predecessor refers to Shenzhen (iASPEC) Software Engineering Company Limited, to whose operations we succeeded on October 9, 2006. References to "China" and "PRC" are references to the People’s Republic of China and references to "Hong Kong" are to the Hong Kong Special Administrative Region of China. References to "RMB" are to Renminbi, the legal currency of China, and all references to "U.S. dollar," "$" and "US$" are to the legal currency of the United States.

References to "Securities Act" are references to the Securities Act of 1933, as amended and references to "Exchange Act" are references to the Securities Exchange Act of 1934, as amended.

On October 2, 2006, we effected a 4.44444444-to-1 forward split of the outstanding shares of our common stock held as of September 1, 2006. All share numbers contained in this prospectus are adjusted to reflect this forward split.

Use of Non-GAAP Financial Measures

We use financial measures that are not in accordance with generally accepted accounting principles, or non-GAAP financial measures, in the sections of this prospectus captioned "Description of Business" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations". All of the non-GAAP financial measures used by us in this prospectus relate to the inclusion of financial information of iASPEC, which for accounting purposes is treated as our predecessor company, and is referred to in our financial statements herein as Predecessor. Although CPSH was formed on January 17, 2006, it had no significant operations in the period from January 17, 2006 through September 30, 2006. Accordingly the accompanying financial statements for the period from January 1, 2006 through September 30, 2006, the Predecessor Period, reflect the results of operations of iASPEC. Effective as of July 1 2007, iASPEC became a VIE. Therefore, the accompanying financial data for the period from January 1, 2007 through September 30, 2007, the Successor Period, reflect the results of operations of CPSH for the period from January 1,2007 through September 30 2007 and the results of operations of iASPEC from July 1 2007 through September 30 2007, which are referred to in our financial statements as the Successor. Accordingly, the results of operations of the Predecessor and the Successor are not comparable in all respects. We have provided non-GAAP financial measures through the reallocation of net related party revenues from iASPEC before it became a consolidated entity, which is not in accordance with US GAAP. The reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure is provided in the aforementioned sections where non-GAAP financial measures are present in this prospectus in the columns captioned "Successor". Management believes that these non-GAAP financial measures are necessary because the abnormally high financial ratios calculated using GAAP financial measures would be misleading to investors and would not reflect the substance of the Company’s performance.

Corporate Information

We were originally organized under the laws of the State of Florida, on September 19, 1979, under the name Mark Thomas Publishing Inc. and on April 29, 2003 we changed our name to Irish Mag, Inc. On January 26, 2007, we changed our name to China Public Security Technology, Inc. to more accurately reflect our new business and commercial objectives.

The following chart reflects our organizational structure as of the date of this prospectus.

Our corporate headquarters are located at 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, 518040, People’s Republic of China. Our telephone number is (+86) 755 -8370-8333. We maintain a website at www.chinacpby.com that contains information about our subsidiaries CPSH and Public Security, but that information is not a part of this prospectus.

The Offering

Common stock offered by selling	5,400,000 shares., including 400,000 shares of
stockholders	common stock that are issuable upon the exercise of
outstanding warrants held by the selling stockholders
named in this prospectus. This number represents
11.86% of our outstanding common stock. (1)

Common stock outstanding before the	46,480,028 shares.
offering (presuming all warrants are
exercised)

Common stock outstanding after the	46,480,028 shares.
offering (presuming all warrants are
exercised)

Proceeds to us	We will not receive proceeds from the resale of
shares by the Selling Stockholders, but we will
receive funds from the exercise of warrants held by
the selling stockholders, if exercised for cash which
we will use for working capital purposes.

(1) Based on 46,480,028 shares of common stock outstanding at the filing of this Registration Statement, assuming that all outstanding warrants are exercised.

Summary Consolidated Financial Information

The financial data for the period from January 1, 2006 through September 30, 2006, the Predecessor Period, reflect the results of operations of iASPEC. Effective as of July 1 2007, iASPEC became our VIE. Therefore, the accompanying financial data for the period from January 1, 2007 through September 30, 2007, the Successor Period, reflect the results of operations of CPSH for the period from January 1,2007 through September 30 2007 and the results of operations of iASPEC from July 1 2007 through September 30 2007, which are referred to in our financial statements as the Successor. Accordingly, the results of operations of the Predecessor and the Successor are not comparable in all respects. We have provided non-GAAP financial measures through the reallocation of net related party revenues from iASPEC before it became a consolidated entity, which is not in accordance with US GAAP. In addition, we have combined the Predecessor Period from January 1 through October 8, 2006 and the Successor Period from January 17, 2006 through December 31, 2006 for the purpose of the fiscal 2006 analysis. This combination is not in accordance with US GAAP and the periods presented may not be comparable due to our reverse acquisition by CPSH in 2006. This information should be read in conjunction with "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

For the Nine Months Ended September 30, 2007 Compared To September 30, 2006 (Unaudited)

	PREDECESSOR	SUCCESSOR	REALLOCATION	NON-GAAP
	NINE MONTHS	NINE MONTHS	OF	NINE MONTHS
	ENDED	ENDED	RELATED PARTY	ENDED
	September 30,	September 30,	REVENUE	September 30,
	2006	2007		2007

REVENUE - THIRD PARTIES	$ 9,684,279	$ 13,121,765	$ 12,713,673	$ 25,835,438
REVENUE - RELATED PARTY	-	5,476,256	(5,476,256)
TOTAL REVENUES	9,684,279	18,598,021		25,835,438

COST OF REVENUES	(3,712,045)	(6,052,886)	(6,558,443)	(12,611,329)

GROSS PROFIT	5,972,234	12,545,135		13,224,109

ADMINISTRATIVE EXPENSES	(923,345)	(1,620,965)	(526,659)	(2,147,624)
SELLING EXPENSES	(155,288)	(345,029)	(152,315)	(497,344)

INCOME FROM OPERATIONS	4,893,601	10,579,141		10,579,141

OTHER INCOME/ (EXPENSES)	6,537	(83,471)		(83,471)

INCOME BEFORE TAX AND MINORITY INTEREST	4,900,138	10,495,670		10,495,670

MINORITY INTEREST	-	(45,000)		(45,000)

INCOME TAXES	(752,485)	(30,288)		(30,288)

NET INCOME	$ 4,147,653	$ 10,420,382		$ 10,420,382

WEIGHTED AVERAGE NUMBER OF SHARES

BASIC	N/A	38,438,770		N/A
DILUTED	N/A	38,871,098		N/A

EARNINGS PER SHARE

BASIC	N/A	$ 0.27		N/A
DILUTED	N/A	$ 0.27		N/A
9

For the Year Ended December 31, 2006 Compared To December 31, 2005

	PREDECESSOR		SUCCESSOR	NON-GAAP
		JANUARY 1	JANUARY 17	COMBINED
	YEAR ENDED	THROUGH	THROUGH	YEAR ENDED
	DECEMBER 31	OCTOBER 8	DECEMBER 31	DECEMBER 31
	2005	2006	2006	2006

REVENUE - THIRD PARTIES	$5,023,065	$9,644,332	$989,755	$10,634,087

REVENUE - RELATED PARTY	-	-	1,185,449	1,185,449

TOTAL REVENUES	5,023,065	9,644,332	2,175,204	11,819,536

COST OF REVENUES	(2,292,785)	(3,739,518)	(89,934)	(3,829,452)

GROSS PROFIT	2,730,280	5,904,814	2,085,270	7,990,084

ADMINISTRATIVE EXPENSES	(474,822)	(924,196)	(97,510)	(1,021,706)
ANNUAL FEE TO iASPEC	-	-	(45,000)	(45,000)
SELLING EXPENSES	(184,494)	(157,855)	(60,013)	(217,868)

INCOME FROM OPERATIONS	2,070,964	4,822,763	1,882,747	6,705,510

OTHER INCOME	62,296	6,584	1,305	7,889

INCOME BEFORE TAX	2,133,260	4,829,347	1,884,052	6,713,399

INCOME TAXES	(321,000)	(749,381)	(289,403)	(1,038,784)

NET INCOME	1,812,260	4,079,966	1,594,649	5,674,615

FOREIGN CURRENCY TRANSLATION GAIN	-	268,305	-	268,305

COMPREHENSIVE INCOME	$1,812,260	$4,348,271	$1,594,649	$5,942,920

WEIGHTED AVERAGE NUMBER OF SHARES	N/A	N/A	26,958,104	N/A

BASIC AND DILUTED EARNINGS PER SHARE	N/A	N/A	$0.06	N/A
10

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

If we are unable to develop competitive new products and service offerings our future results of operations could be adversely affected.

Our future revenue stream depends to a large degree on our ability to utilize our technology in a way that will allow us to offer new types of software applications and services to a broader client base. We will be required to make investments in research and development in order to continue to develop new software applications and related service offerings, enhance our existing software applications and related service offerings and achieve market acceptance of our software applications and service offerings. We may incur problems in the future in innovating and introducing new software applications and service offerings. Our development-stage software applications may not be successfully completed or, if developed, may not achieve significant customer acceptance. If we are unable to successfully define, develop and introduce competitive new software applications, and enhance existing software applications, our future results of operations would be adversely affected. Development schedules for software applications are difficult to predict. The timely availability of new applications and their acceptance by customers are important to our future success. A delay in new the development of new applications could have a significant impact on its results of operations.

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and stockholder value harmed if we lose any of these customers.

Historically, a significant portion of our revenues have been derived from a limited number of customers. For the years ended December 31, 2006 and 2005, 31.9% and 45.4% of our revenues, respectively, were derived from our five largest customers. The loss of any of these significant customers would adversely affect our revenues and stockholder value.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jiang Huai Lin, our Chairman and Chief Executive Officer, and Zhi Xiong Huang , one of our directors. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

Investor confidence and the market price of our shares may be adversely impacted if we are unable to correct a material weakness in our internal controls over our financial reporting identified by our independent registered public accountants.

During the second quarter of 2007, in connection with its review of our condensed, consolidated financial statements for the quarter ended March 31, 2007, our independent registered public accounting firm reported a material weakness in our internal controls over our ability to produce financial statements free from material misstatements. Our independent registered public accounting firm reported a material weakness resulting from the combination of the following significant deficiencies: (a) lack of timely identification, research and resolution of accounting issues and lack of documentation of consideration of recent accounting pronouncements; (b) lack of documentation and review of financial information by our accounting personnel with direct oversight responsibility, and lack of analysis and reconciliation of certain accounts on a periodic basis, and the failure of the accounting system to provide information related to expenditures on a project-by-project basis; (c) absence of documented controls over our related party transactions; and (d) lack of technical accounting expertise among senior financial staff regarding US GAAP and the requirements of the PCAOB, and regarding the preparation of draft financial statements. We have taken steps to address these deficiencies by restructuring our relationship with iASPEC to address our controls over related party transactions with iASPEC, and by hiring additional accounting personnel to assist us in the timely identification, research and resolution of accounting issues and with our documentation processes. We are also seeking to engage a third-party accounting firm to assist management in evaluating complex accounting issues on an as-needed basis. We believe that these steps will correct the material weaknesses described above, however, if our independent registered public accountants are not satisfied with our internal control structure and procedures, they may decline to attest to our management’s assessment of these procedures or may issue a report that is qualified. Any of these possible outcomes could result in an adverse reaction in the financial marketplace, which could negatively impact the market price of our shares.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. We are subject to this requirement commencing with our fiscal year ending December 31, 2007 and a report of our management is included under Item 9A of this Annual Report on Form 10-K. In addition, SOX 404 requires the independent registered public accounting firm auditing a company’s financial statements to also attest to and report on the operating effectiveness of such company’s internal controls. However, this annual report does not include an attestation report because under current law, we will not be subject to these requirements until our annual report for the fiscal year ending December 31, 2008. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATING TO THE INDUSTRY IN WHICH WE OPERATE

If we are unable to keep pace with the rapid technological changes in our industry, demand for our products and services could decline which would adversely affect our revenues.

Our industry is characterized by extremely rapid technological change, evolving industry standards and changing customer demands. These conditions require continuous expenditures on product research and development to enhance existing products, create new products and avoid product obsolescence. We believe that the timely development of new products and continuing enhancements to existing products is essential to maintain our competitive position in the marketplace. Our future success depends in part upon customer and market acceptance of our products and initiatives, which is uncertain. Any failure to achieve increased acceptance of these and other new product offerings could have a material adverse effect on our business and results of operations.

Unfavorable economic conditions may affect the level of technology spending by our customers which could cause the demand for our products and services to decrease.

The revenue growth and profitability of our business depend on the overall demand for software products and related services, particularly within the private sector. Our strategy involves a sale of our products and services primarily to customers in the private sector, so our business depends on the overall economy and the economic and business conditions within this market. Any future stock market decline or broad economic slowdown will affect the demand for our software products and related services and decrease technology spending of many of our customers and potential customers. These events could have a material effect on us in the future, including, without limitation, on our future revenue and earnings.

Our software products may contain defects or errors, which could decrease sales, injure our reputation or delay shipments of our products.

The software products that we develop are complex and must meet the stringent technical requirements of our customers. In addition, to keep pace with the rapid technological change in our industry and to avoid the obsolescence of our software products, we must quickly develop new products and enhancements to existing products. Because of this complexity and rapid development cycle, we cannot assure you that our software products are free of errors, especially in newly released software products and new versions of existing software products. If our software is not free of errors, this could result in litigation, fewer sales, increased product returns, damage to our reputation and an increase in service and warranty costs, which would adversely affect our business.

Our technology may become obsolete which could materially adversely affect our ability to sell our products and services.

If our technology, products and services become obsolete, our business operations would be materially adversely affected. The market in which we compete is characterized by rapid technological change, evolving industry standards, introductions of new products, and changes in customer demands that can render existing products obsolete and unmarketable. Our current products will require continuous upgrading or our technology will become obsolete. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements. We had no research and development expenses during the year ended December 31, 2005 and the period from January 1, 2006 through October 8, 2006. There were no Research and development expenses in the Successor Period. Instead, costs that are incurred to produce the finished product after technological feasibility is established are capitalized. Software development costs of $331,491 and $102,953 were capitalized during the year ended December 31, 2005 and the period from January 1, 2006 through October 8, 2006 respectively.

We face the risk of systems interruptions and capacity constraints, possibly resulting in adverse publicity, revenue loss and erosion of customer trust.

The satisfactory performance, reliability and availability of our network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. We may experience temporary service interruptions for a variety of reasons, including telecommunications or power failures, fire, water damage, vandalism, computer bugs or viruses or hardware failures. We may not be able to correct a problem in a timely manner. Any service interruption that results in the unavailability of our system or reduces its capacity could result in real or perceived public safety issues that may affect customer confidence in our services and result in negative publicity that could cause us to lose customer accounts or fail to obtain new accounts. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, or impaired quality and speed of transaction processing. We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our services to permit us to upgrade and expand our systems effectively or to integrate smoothly any newly developed or purchased modules with our existing systems.

If we are not able to adequately secure and protect our patent, trademark and other proprietary rights our business may be materially and negatively affected.

Under the Management Service Agreement, we license 16 copyrighted software applications from iASPEC on an exclusive basis. To protect the intellectual property underlying these applications and our other intellectual property, we rely on a combination of copyright, trademark, and trade secret laws. We also rely on non-disclosure agreements and other confidentiality procedures and contractual provisions to protect our intellectual property rights. Some of these technologies, other than the iASPEC copyrighted software applications, are very important to our business and are not protected by copyrights or patents. It may be possible for unauthorized third parties to copy or reverse engineer our products, or otherwise obtain and use information that we regard as proprietary. Further, third parties could challenge the scope or enforceability of our copyrights. In certain foreign countries, including China where we operate, the laws do not protect our proprietary rights to the same extent as the laws of the United States. Any misappropriation of our intellectual property could have a material adverse effect on our business and results of operations, and we cannot assure you that the measures we take to protect our proprietary rights are adequate.

Claims that we infringe the proprietary rights of third parties could result in significant expenses or restrictions on our ability to sell our products and services.

Third parties may claim that our products or services infringe their proprietary rights. Any infringement claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert our management's attention from our core business. In the event of a successful infringement claim against us, we may have to pay significant damages, incur substantial legal fees, develop costly non-infringing technology, or enter into license agreements that require us to pay substantial royalties and that may not be available on terms acceptable to us, if at all.

RISKS RELATING TO OUR COMMERCIAL RELATIONSHIP WITH IASPEC

Jiang Huai Lin’s association with iASPEC could pose a conflict of interest which may result in decisions regarding iASPEC that are adverse to our business.

Jiang Huai Lin, our president and chief executive officer and the beneficial owner of 53.3% of our common stock also beneficially owns 60% of iASPEC, from whom we derived 55% of our revenues in the fiscal year ended December 31, 2006, and 72% of our income for the nine months ended September 30, 2007, pursuant to existing commercial arrangements. As a result, conflicts of interest may arise from time to time and these conflicts may result in management decisions that could negatively affect our operations and potentially result in the loss of opportunities.

If iASPEC or its shareholders violate their contractual arrangements with us, our business could be disrupted and we may have to resort to litigation to enforce our rights which may be time consuming and expensive.

Our operations are currently dependent upon our commercial relationship with iASPEC. During the fiscal year ended December 31, 2006 and for the nine months ended September 30, 2007 we derived 55% and 72% of our revenues, respectively, from the provision of services to iASPEC customers. A significant portion of these revenues have not yet been collected. As of September 30, 2007, iASPEC owes the Company a balance of $3.09 million under the terminated Turnkey Agreement. In addition, at September 30, 2007, iASPEC owes the Company $3.16 million under the Management Services Agreement and $6.28 for advances made by the Company to iASPEC. Therefore, the total amount owed by iASPEC at September 30, 2007, both under the Turnkey Agreement and under the Management Service Agreement is $12.53 million. iASPEC is obligated to repay the amounts due under the Turnkey Agreement on or before December 31, 2007. Amounts owed by iASPEC under the Management Service Agreement for each quarter will be due and payable no later than the last day of the month following the end of each such quarter. If iASPEC or its shareholders are unwilling or unable to perform their obligations under our commercial arrangements with it, including payment of revenues under the Management Service Agreement as they become due each quarter, we will not be able to conduct our operations in the manner currently planned. In addition, iASPEC may seek to renew these agreements on terms that are disadvantageous to us. Although we have entered into a series of agreements that provide us with substantial ability to control iASPEC, we may not succeed in enforcing our rights under them. If we are unable to renew these agreements on favorable terms, or to enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase.

Uncertainties in the PRC legal system may impede our ability to enforce the commercial agreements that we have entered into with iASPEC or any arbitral award thereunder and any inability to enforce these agreements could materially and adversely affect our business and operation.

While disputes under the Management Service Agreement and the Option Agreement with iASPEC are subject to binding arbitration before the Shenzhen Branch of the China International Economic and Trade Arbitration Commission, or CIETAC, in accordance with CIETAC Arbitration Rules, the agreements are governed by PRC law and an arbitration award may be challenged in accordance with PRC law. For example, a claim that the enforcement of an award in our favor will be detrimental to the public interest, or that an issue does not fall within the scope of the arbitration would require us to engage in administrative and judicial proceedings to defend an award. China’s legal system is a civil law system based on written statutes and unlike common law systems, it is a system in which decided legal cases have little value as precedent. As a result, China’s administrative and judicial authorities have significant discretion in interpreting and implementing statutory and contractual terms, and it may be more difficult to evaluate the outcome of administrative and judicial proceedings and the level of legal protection available than in more developed legal systems. These uncertainties may impede our ability to enforce the terms of the Management Service Agreement, the Option Agreement and the other contracts that we may enter into with iASPEC. Any inability to enforce the Management Service Agreement and Option Agreement or an award thereunder could materially and adversely affect our business and operation.

If iASPEC fails to comply with the confidentiality requirements of certain of its customer contracts, then iASPEC could be subject to sanctions and could lose its business license, which in turn would significantly disrupt or terminate our operations.

The business and operations of iASPEC, the owner and licensor to us of the copyrighted software applications and other intellectual property that are essential to the operation of our business, is subject to Chinese contractual obligations and laws and regulations that restrict its use of security information and other information that it obtains from its customers in the public security sector. For some of its contracts with government agencies, iASPEC has agreed to keep confidential all technical and commercial secrets obtained during the performance of services under the contract. iASPEC or its shareholders could violate these contractual obligations and laws and regulations by inadvertently or intentionally disclosing confidential information or by otherwise failing to operate its business in a manner that complies with these contractual and legal obligations. A violation of these agreements could result in the significant disruption or termination of our business or adversely affect our reputation in the market. If iASPEC or its shareholders violate these contractual and legal obligations, we may have to resort to litigation to enforce our rights under our contractual obligations with iASPEC. This litigation could result in the disruption of our business, diversion of our resources and the incurrence of substantial costs.

A majority of the share capital of iASPEC is held by our major shareholder, who may cause these agreements to be amended in a manner that is adverse to us.

Our major shareholder, Jiang Huai Lin, controls iASPEC. As a result, Mr. Lin may be able to cause our commercial arrangements with iASPEC to be amended in a manner that is adverse to our company, or may be able to cause these agreements not to be renewed, even if their renewal would be beneficial for us. Although we have entered into an agreement that prevents the amendment of these agreements without the approval of the members of our Board other than Mr. Lin, we can provide no assurances that these agreements will not be amended in the future to contain terms that might differ from the terms that are currently in place. These differences may be adverse to our interests.

Our arrangements with iASPEC and its shareholders may be subject to a transfer pricing adjustment by the PRC tax authorities which could have an adverse effect on our income and expenses.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with iASPEC and its shareholders were not entered into based on arm’s length negotiations. Although our contractual arrangements are similar to other companies conducting similar operations in China, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. Such an adjustment may require that we pay additional PRC taxes plus applicable penalties and interest, if any.

The shares purchased by the investors in our recent private placement transaction are subject to redemption in the event that the PRC government takes action that unwinds our restructuring transaction. Any such redemption would materially and adversely affect our liquidity and capital resources since we would have to return the funds raised in the private placement.

If any PRC governmental agency takes action that materially and adversely affects the transactions contemplated by the restructuring agreement and we are unable to reverse the adverse governmental action or otherwise address the material adverse effect to the reasonable satisfaction of the investors in the private placement transaction that closed on January 31, 2006 and February 5, 2006, within 60 days of the occurrence of such governmental action, then if asked, we are obligated, as liquidated damages, to redeem the shares purchased by such investors, within 30 days of their demand, for an amount equal to the investor’s entire investment amount without interest. If the PRC government takes action that triggers this redemption right, then our liquidity and capital resources would be materially adversely affected as we would be required to return the funds raised in the private placements. If we are required to return such funds we may required to sell assets or seek financing on terms that are not favorable, if available at all, and our financial condition could be thereby materially and adversely affected.

The exercise of our option to purchase part or all of the equity interests in or assets of iASPEC under the Option Agreement might be subject to approval by the PRC government. Our failure to obtain this approval may impair our ability to substantially control iASPEC and could result in actions by iASPEC that conflict with our interests.

Our Option Agreement with iASPEC gives our Chinese operating subsidiary, Public Security, the option to purchase all or part of the equity interests in or assets of iASPEC, however, the option may not be exercised by Public Security if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the laws of China, if a foreign entity, through a foreign investment company that it invests in, acquires a domestic related company, China’s regulations regarding Mergers and Acquisitions would technically apply to the transaction. Application of these regulations require an examination and approval of the transaction by China’s Ministry of Commerce, or MOFCOM, or its local counterparts. Also, an appraisal of the equity or assets to be acquired is mandatory. However, our local PRC counsel has advised us that Shenzhen and other local counterparts of MOFCOM hold the view that such a transaction would not require their approval. Therefore, we do not believe at this time that an approval and an appraisal are required for Public Security to exercise its option to acquire iASPEC in Shenzhen. In light of the different views on this issue, however, it is possible that the central MOFCOM office in Beijing will issue a standardized opinion imposing the approval and appraisal requirement. If we are not able to purchase the equity or assets of iASPEC, then we will lose a substantial portion of our ability to control iASPEC and our ability to ensure that iASPEC will act in our interests.

Our right to elect a majority of the members on iASPEC’s Board of Directors and other provisions of the

Management Service Agreement may be viewed by iASPEC’s customers as a change in control of iASPEC, which could subject iASPEC to sanctions and loss of its business license, which in turn would significantly disrupt or possibly terminate our operations.

Our new commercial arrangement with iASPEC gives us the right to designate two Chinese citizens to serve as senior managers of iASPEC, serve on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, iASPEC will require the affirmative vote of the majority of the our board of directors, as well as at least one non-insider director, for completing certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from Public Security to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. However, fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities, such as iASPEC, that possess the necessary PRC government licenses and approvals, and any change in control may be viewed under PRC law as creating a new entity. If iASPEC’s government customers view these Management Service Agreement provisions as a change in control of iASPEC or as evidence of iASPEC’s failure to operate its business in a manner that complies with its contractual obligations or with related laws and regulations. Such a perception could result in the cancellation or invalidation of iASPEC’s licenses and permits. A loss by iASPEC of its licenses and permits could result in the significant disruption or possible termination of our business or adversely affect our reputation in the market.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

• Level of government involvement in the economy;

• Control of foreign exchange;

• Methods of allocating resources;

• Balance of payments position;

• International trade restrictions; and

• International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities which could have an adverse effect on our ability to operate in China.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China, where our operations are conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

  quarantines or closures of some of our offices which would severely disrupt our operations,

  the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe that our stockholders, who are PRC residents as defined in Circular 75, have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of an SPV which acquires, directly or indirectly, an equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of an SPV which has fully completed its acquisition of an equity interest in domestic PRC equity prior to September 8, 2006. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of an SPV applies to an offshore company such as us which has acquired equity interests in of PRC domestic entities for cash and has completed the acquisition of the equity interest of PRC domestic entities prior to the effective date of the new regulation. Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 9, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should the RMB appreciate against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

The discontinuation of any preferential tax treatments or other incentives currently available to us in the PRC could materially and adversely affect our business, financial condition and results of operations.

Our subsidiary Public Security is a sino-foreign joint venture enterprise and has enjoyed certain special or preferential tax treatments regarding foreign enterprise income tax in accordance with the "Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises" and its implementing rules. Accordingly, Public Security expects to receive a full exemption from the foreign enterprise income tax or EIT for 2007 and 2008, and a further 12.5%% tax exemption for 2009, 2010 and 2011. However, on March 16, 2007, the PRC’s National People’s Congress passed a new corporate income tax law, which will be effective on January 1, 2008. This new corporate income tax unifies the corporate income tax rate, cost deduction and tax incentive policies for both domestic and foreign-invested enterprises. According to the new corporate income tax law, the applicable corporate income tax rate of our operating subsidiary will be moved up to a rate of 25% over a five-year grandfather period. We expect the measures to implement this grandfather period to be enacted by the PRC government in the coming months and we will make an assessment of what the impact of the new unified tax law is expected to be in the grandfather period. The discontinuation of any such special or preferential tax treatment or other incentives could have an adverse affect our business, financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make sales in China. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board Electronic maintained by the National Association of Securities Dealers, Inc.. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions which may affect our ability to sell our securities on the secondary market.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of January 29, 2008, the closing bid and asked price for our common stock was $7.95 per share. However, trading in our common stock is volatile and our stock price fluctuates. Our stock price has traded under $5.00 per share recently and it may do so again in the future, in which case, it may be designated a "penny stock." As a "penny stock", our common stock may become subject to Rule 15g-9 under the Exchange Act, or the "Penny Stock Rule". This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Market volatility may affect our stock price, and the value of our common stock may experience sudden decreases.

There has been, and will likely continue to be, significant volatility in the market price of securities of technology companies, including ours. These fluctuations can be unrelated to the operating performance of these companies. Factors such as the following could cause the market price of our common stock to fluctuate substantially:

  announcements of new products by us or our competitors;

  litigation involving us;

  quarterly fluctuations in our financial results or other software companies' financial results;

  shortfalls in our actual financial results compared to our guidance or results previously forecasted by stock market analysts;

  acquisitions or strategic alliances by us or our competitors;

  any stock repurchase program;

  the gain or loss of a significant customer; and

  general conditions in the software industry and conditions in the financial markets.

A decline in the market price of our common stock may adversely impact our ability to attract and retain employees. In addition, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

The number of shares being registered for sale is significant in relation to our trading volume, which could depress the market price of our shares.

All of the shares registered for sale on behalf of the selling stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital. Any outstanding shares not sold by the selling stockholders pursuant to this prospectus will remain as "restricted shares" in the hands of the holders, except for those held by non-affiliates for a period of two years, calculated pursuant to Rule 144.

Our controlling stockholder holds a significant percentage of our outstanding voting securities, which could hinder our ability to engage in significant corporate transactions without his approval.

Mr. Jiang Huai Lin, our Chairman, President and Chief Executive Officer, beneficially owns 53.3% of our outstanding voting securities. As a result, he possesses significant influence, giving him the ability, among other things, to elect a majority of our board of directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, our management. When used in this prospectus, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These statements reflect management's current view of us concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others: our potential inability to raise additional capital, the possibility that third parties hold proprietary rights that preclude us from marketing our products, the emergence of additional competing technologies, changes in domestic and foreign laws, regulations and taxes, changes in economic conditions, uncertainties related to China's legal system and economic, political and social events in China, a general economic downturn, a downturn in the securities markets, Securities and Exchange Commission regulations which affect trading in the securities of "penny stocks," and other risks and uncertainties. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, estimated or expected.

USE OF PROCEEDS

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is quoted under the symbol "CPBY.OB" on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. Our CUSIP number is 16942F103.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. These prices are adjusted to reflect the 4.44444444 for 1 forward split of our common stock that we effected on October 2, 2006.

		Bid Prices (1)
	High		Low
Year Ended December 31, 2008
1st Quarter (to January 29, 2008)	$7.90		$7.24

Year Ended December 31, 2007
1st Quarter	$8.00		$7.65
2nd Quarter	$5.31		$5.03
3rd Quarter	$9.00		$4.40
4th Quarter	$9.37		$8.86

Year Ended December 31, 2006
1st Quarter	N/A		N/A
2nd Quarter	N/A		N/A
3rd Quarter	$2.25		$0.68
4th Quarter	$5.50		$0.56

________________________
(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by Quotemedia.com for the periods indicated.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Securities Exchange Act of 1934.

Holders

On January 29, 2008, there were approximately 79 stockholders of record of our common stock.

DILUTION

Our net tangible book value per share as of September 30, 2007 was $0.65 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and copyrights and less total liabilities) by the number of outstanding shares of our capital stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a holding company that only operates through our Chinese subsidiary, Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited). Through the subcontracting services provided for in our commercial arrangement with our VIE, iASPEC, we are a provider of integrated solutions for the public security sector in China, specializing in providing public security Informatization and GIS software services. Our customers are mostly public sector entities that use our products and services to manage allocation of services and improve the quality of services with respect to civil and medical emergencies, traffic control, fire control, medical rescue and border control. Our typical customers include some of the most important public security departments. iASPEC serves customers in over 6 cities in Guangdong Province and Hainan Province in China., including the Ministry of Public Security’s Shenzhen City Immigration Border Check Station, the Shantou City Public Security Bureau, the Dongfang City Public Security Bureau of Hainan Province, the Shenzhen City Traffic Police Bureau, the Shenzhen City Public Security Bureau, the Fo Shan City Police Bureau, the Shenzhen Fire Department, the Guangdong Province Department of Public Security and the Zhuhai Public Security Bureau. Two customers accounted for 28% and 15% of our revenues in the third quarter of 2007. In the future we expect to expand the application of our products and services in the public security sector and to other sectors in China as well.

Acquisition of Fortune Fame

On November 7, 2007, we acquired 100% of the equity interests of Fortune Fame and its operating PRC subsidiary ISDT for a purchase price of RMB53,000,000 (approximately, $7.1 million) in cash and 883,333 shares of our common stock valued at $7,066,667, or $8.00 per share. Pursuant to the terms and conditions of a share transfer agreement, or Transfer Agreement, entered into by and among CPSH, Cheer Crown International Investment Limited, or Cheer Crown, Dongwei Gao and the Company, within ninety days of the closing, 383,333 shares of our common stock issuable under the equity portion of the purchase price will be issued to Cheer Crown and 500,000 will be issued to Mr. Gao, the Chairman of ISDT’s board of directors. Under the terms of the Transfer Agreement, Mr. Gao has also agreed to continue on as the Chairman of ISDT and to assist in the continued performance of ISDT. Mr. Gao agreed that he will return 250,000 of his shares of our common stock to us if ISDT does not generate an audited after tax net income of at least $2 million for its 2008 fiscal year; and another 250,000 of his shares of our common stock if ISDT does not meet an audited after tax net income of $2.6 million for its 2009 fiscal year.

ISDT provides a leading CA application platform and e-Government solution technology, and is an exclusive CA application provider for the Shenzhen municipality in the PRC. The CA certification allows ISDT to issue digital certificates which contain a public key and the identity of the owner. The CA also attests that the public key contained in the certificate belongs to the person, organization, server or other entity noted in the certificate. CAs are currently used in China’s e-Government industry and can be successfully integrated with our platform and solutions, to enhance our customer applications.

Sources of Revenue

We generate revenues through the sale of our integrated hardware and software products and through the provision of related support services, including our CA application platform through ISDT. During the 2006 fiscal year and during the nine months ended September 30, 2007, we generated 55% and 72% of our revenues, respectively, through our commercial arrangements with iASPEC. The business turnkey agreement, or Turnkey Agreement, dated as of October 9, 2006, among iASPEC and Public Security, provided for an exclusive subcontracting arrangement under which iASPEC, as master contractor and systems integrator with various licenses and permits, exclusively engaged Public Security as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services did not violate any special governmental permits held by iASPEC and did not involve the improper transfer of any sensitive confidential governmental or other data). Furthermore, under the terms of the Turnkey Agreement, iASPEC granted to Public Security an exclusive license to use and install iASPEC’s proprietary software, and iASPEC licensed back from Public Security the use of the same technology on a limited basis to be used solely in connection with the performance by iASPEC of its existing customer contracts. The Turnkey Agreement also provided for a revenue-sharing arrangement between iASPEC and Public Security where Public Security was entitled to receive between 90% and 100% of the revenues actually received by iASPEC from servicing contracts involving any iASPEC business. We were also obligated under the terms of the Turnkey Agreement to pay for our own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement.

On August 1, 2007, Public Security, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai agreed to terminate the Turnkey Agreement, effective as of July 1, 2007, and replaced it on the same day with the Management Service Agreement, effective as of July 1, 2007. Pursuant to the terms of the Management Service Agreement, iASPEC granted Public Security an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and Public Security licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. Public Security will also have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and Public Security will require the affirmative vote of the majority of our board of directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from Public Security to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. Furthermore, under the Management Service Agreement, Public Security will receive 100% of the net received profit of iASPEC and will reimburse iASPEC for all net losses incurred by iASPEC. The net profit of iASPEC will be paid to Public Security, and the net losses of iASPEC will be reimbursed by Public Security, no later than the last day of the month following the end of each calendar quarter, commencing on July 1, 2007. Public Security is also obligated to pay iASPEC $180,000 per year, no later than the last day of the month following the end of each calendar year, commencing on July 1, 2007, and this amount may be retained by iASPEC out of any net received profit due and payable to Public Security as of such payment date. Public Security may also advance to iASPEC, at its sole discretion, amounts to be credited against Public Security’s future obligations to iASPEC, but any such advances will be treated as prepayments and not as loans. iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against Public Security’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by Public Security. As of September 30, 2007, iASPEC has repaid $3.91of the true-up and is obligated to pay the remaining amounts of $3.09 before December 31, 2007. In addition, at September 30, 2007, iASPEC also owes the Company $3.16 million under the Management Services Agreement and $6.28 for advances made by the Company to iASPEC. If iASPEC or any of the iASPEC shareholders materially breaches the Management Service Agreement and fails to remedy the breach within 60 days’ notice from Public Security of such breach, they will be jointly and severally obligated to pay to Public Security liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of Public Security for the last completed fiscal quarter, or (b) US$50 million.

The Management Service Agreement contains a true-up provision which requires iASPEC and Public Security, on or before September 30, 2007, to calculate all prior amounts owed to Public Security under the Turnkey Agreement, and requires iASPEC to pay such amounts. The parties are required to calculate the cumulative net profit of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security, through the commencement date of the Management Service Agreement, and iASPEC is required to pay the amount due to Public Security, if there is a net received profit, while Public Security is obligated to reimburse any amount to iASPEC if it is there is a net loss. "Net Received Profit" means the Net Received Profit of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a positive number. "Net Losses" means the net losses of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a negative number. In accordance with this calculation, at June 30, 2007, the day prior to the effective date of the Management Service Agreement and the termination of the Turnkey Agreement, iASPEC owed Public Security $6.7 million, which represents iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement during 2006 and for the six months ended June 30, 2007. Public Security, iASPEC and the iASPEC shareholders have subsequently entered into a letter agreement, or Letter Agreement, dated September 12, 2007, requiring iASPEC to pay the true-up amount to Public Security, on or before December 31, 2007. As of September 30, 2007, iASPEC has repaid $3.91of the true-up amount which leaves a balance of $3.09 million.. In addition, at September 30, 2007, iASPEC also owes the Company $3.16 million under the Management Services Agreement and $6.28 for advances made by the Company to iASPEC. Therefore, the total amount owed by iASPEC at September 30, 2007, both under the Turnkey Agreement and under the Management Service Agreement is $12.53 million.

In connection with the Management Service Agreement, on August 1, 2007, Public Security also entered into an option agreement, or Option Agreement, with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted Public Security, or its designee(s), an exclusive, irrevocable option to purchase, from time to time, all or a part of iASPEC’s shares or iASPEC’s assets from the iASPEC shareholders.

However, according to the Option Agreement, the option may not be exercised by Public Security if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by us upon 30 days’ notice and will terminate on the date that we purchase all remaining shares or assets of iASPEC, pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB 5,000,000 to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach.

As a result of the restructuring, iASPEC has become our variable interest entity. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases FASB Interpretation 46(R) requires consolidation of such entity by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership. While we have held an economic interest in iASPEC since October 9, 2006, the Management Service Agreement and the Option Agreement have now given us control over the business and operations of iASPEC. As a result, iASPEC’s financial data is subject to consolidation with our financial data in accordance with the provisions of FASB Interpretation 46(R), commencing with our Quarterly Report on Form 10-QSB for the period ending September 30, 2007. For more details regarding the Management Service Agreement and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

Economic and Industry Wide Factors Relevant to our Company

Our GIS software services and operations have been concentrated in and are used by the public security sector (such as by the Police, Fire Department and Healthcare Emergency Services). The use of GIS in the private sector is still developing in China and presents a great growth opportunity for us. In the future we plan to target the telecommunications, logistics and insurance sectors as areas for business development within the private GIS market.

Our industry is characterized by extremely rapid technological change, evolving industry standards and changing customer demands. These conditions require continuous expenditures on product research and development to enhance existing products, create new products and avoid product obsolescence. As a result, our future revenue stream will depend to a large degree on our ability to utilize our technology in a way that will allow us to successfully define, develop and introduce competitive new software applications, and enhance existing software applications and services to a broader client base.

In order to address this factor we plan to make investments in research and development to:

  continue to develop new software applications and related service offerings enhance our existing software applications and related service offerings achieve market acceptance of our software applications and service offerings.

Our Predecessor, iASPEC serves about 17 customers in over 5 cities in Guangdong Province and Hainan Province in China. One customer accounted for 13.8% of our revenues in 2006.

Our Competitive Strengths

Our services are designed to provide our largely public sector customers with integrated and innovative public safety and security solutions. Key advantages of our solution include:

  Growing Portfolio of Software and Services. We offer our customers location-based public security solutions through our growing portfolio of software and services offerings. Government agencies use our core products to incorporate location-based data into their decision-making processes to drive more effective results. Through our platforms, our customers can develop unique location-based applications, which can be extended across their agencies to support a variety of needs and generate more valuable intelligence. As a complement to these offerings, we offer a complement of services, such as application development and systems integration, which help our customers quickly implement and customize our solutions.

  Successful Implementation of High Profile Contracts. Our management team has a proven track record of successful implementation of high profile government contracts in China. During 2007 we procured or completed several large-scale system integration contracts relating to our First Responder Coordination System, our Intelligent Border Control System and our Residence Card Management System. We successfully implemented our Consolidated Command System, or Three-in-One System, which combines the functions of the police emergency system, the fire emergency system, and the traffic control emergency system, in Shenzhen City, Guangdong and in Dongbang City, Hainan, and in April we were granted our third contract for its implementation in the Shantou Special Economic Zone in Shantou, Guandong. Similarly, we won a contract for the implementation of our Intelligent Border Control System at the Shenzhen Bay Port and the Futian Bay Port, the former of which received official recognition in July 2007, when China’s President Hu Jintao inspected the system and became the first passenger to use the crossing.

  High Barriers to Entry. Our high qualifications, our successful contractual implementation record, the high cost of switching to other providers provides us with a "first mover" advantage in the PRC market and poses high barriers to entry for our potential competitors. We have a proven track record of contract implementation and our commercial partner, iASPEC, holds the Computer System Integration Level 1 license from the PRC Ministry of Information and the Information System Security Service qualification from Guangdong Province. In addition, after making an initial investment in our systems, our existing customers have a strong incentive to purchase follow-on phases with us in order to expedite implementation and save costs.

  Scalability of Platform. We have digitized detailed proprietary information systems data related to Shenzhen City and Guangdong Province that can be leveraged for future Civil-use applications in logistics, insurance, and location based services across industries.

Our Growth Strategy

Our objective is to be the leading provider of integrated solutions for public security information technology and GIS software service operations in China. Our intelligence solutions can help organizations make more insightful decisions and improve the efficiency of their internal processes. Three key elements of our strategy are as follows:

  Our Mission is to Become a National Public Security Company -- Based on our successful track record and reputation through our exclusive commercial arrangement with iASPEC, management believes that we have significant opportunities to grow revenues from existing clients by capitalizing on our first entry advantage and the relatively high cost of switching to other vendors, and through winning follow-on contracts for subsequent phases of project implementation. In addition, we will benefit from iASPEC’s plans to expand its business into other provinces, setting up different representative offices and branches in Tianjin, Shanghai, Beijing, Nanjing, Chengdu, and Wuhan in the near future.

  Lead Industry consolidation across China to Accelerate Profitable Growth -- We plan to acquire existing companies in the public security information technology industry. In the short term, we plan to acquire companies with relatively high market share within major cities such as Beijing and Shanghai. In this way, we expect to capitalize on the benefits from synergy, to accelerate our growth, expand our geographic reach while consolidating our technological leadership in our core business area.

  Strengthen R&D Capability to Enhance and Expand Core Products and Further Penetrate Customer Base – We expect to provide additional value-added services and add-ons to our current platform through research and development, in order to enhance our product and service offerings and to maintain our leadership position in our core business area. We hope that these efforts will strengthen our expertise in the private sector through broadening our understanding of the priorities, issues, challenges and opportunities facing these markets. From this understanding, we will be able to package our portfolio of location intelligence capabilities to solve specific problems facing organizations in the business sector.

We expect to execute these three elements of our growth strategy through a combination of investment and internal initiatives. Internal initiatives will focus typically on expanding capacity and enhancing our technology and services capabilities. We may also attempt to grow through acquisitions.

Material Risks, Trends and Uncertainties Affecting our Business

The revenue growth and profitability of our business depend on the overall market demand for software products and related services. Our products and services in the public security sector are considerably mature. However, if we fail to quickly expand our market share in the public security sector, our financial results could be adversely affected.

Under the Management Service Agreement, we license 16 copyrighted software applications from iASPEC on an exclusive basis. To protect the intellectual property underlying these applications and our other intellectual property, we rely on a combination of copyright, trademark, and trade secret laws worldwide. We also rely on non-disclosure agreements and other confidentiality procedures and contractual provisions under the laws of various jurisdictions to protect our intellectual property rights. Some of these technologies, other than the iASPEC copyrighted software applications, are very important to our business and are not protected by copyrights or patents. It may be possible for unauthorized third parties to copy or reverse engineer our products, or otherwise obtain and use information that we regard as proprietary. Further, third parties could challenge the scope or enforceability of our copyrights. In certain foreign countries, including China where we operate, the laws do not protect our proprietary rights to the same extent as the laws of the United States. Any misappropriation of our intellectual property could have a material adverse effect on our business and results of operations. See our Risk Factors under the headings "Risks Related to our Business" and "Risks Related to Doing Business in China" to read about significant risk factors related to our intellectual property and our ability to protect them under PRC law.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenues. The financial data for the period from January 1, 2006 through September 30, 2006 (the Predecessor Period) reflect the results of operations of iASPEC (our Predecessor) and the financial data for the period from January 1, 2007 through September 30, 2007 (the Successor Period) reflect the results of operations of the Company, its subsidiaries, and iASPEC from July 1, 2007, the date iASPEC became our VIE. Accordingly, the results of operations of the Predecessor and the Successor are not comparable in all respects. We have provided non-GAAP financial measures through the reallocation of net related party revenues from iASPEC before it became a consolidated entity, which is not in accordance with US GAAP.

For the Nine Months Ended September 30, 2007 Compared To September 30, 2006 (Unaudited)

	PREDECESSOR	SUCCESSOR	REALLOCATION	NON-GAAP
	NINE MONTHS	NINE MONTHS	OF	NINE MONTHS
	ENDED	ENDED	RELATED PARTY	ENDED
	September 30,	September 30,	REVENUE (1)	September 30,
	2006	2007		2007

REVENUE - THIRD PARTIES	$ 9,684,279	$ 13,121,765	$ 12,713,673	$ 25,835,438
REVENUE - RELATED PARTY	-	5,476,256	(5,476,256)
TOTAL REVENUES	9,684,279	18,598,021		25,835,438

COST OF REVENUES	(3,712,045)	(6,052,886)	(6,558,443)	(12,611,329)

GROSS PROFIT	5,972,234	12,545,135		13,224,109

ADMINISTRATIVE EXPENSES	(923,345)	(1,620,965)	(526,659)	(2,147,624)
SELLING EXPENSES	(155,288)	(345,029)	(152,315)	(497,344)

INCOME FROM OPERATIONS	4,893,601	10,579,141		10,579,141

OTHER INCOME/ (EXPENSES)	6,537	(83,471)		(83,471)

INCOME BEFORE TAX AND MINORITY INTEREST	4,900,138	10,495,670		10,495,670

MINORITY INTEREST	-	(45,000)		(45,000)

INCOME TAXES	(752,485)	(30,288)		(30,288)

NET INCOME	$ 4,147,653	$ 10,420,382		$ 10,420,382

WEIGHTED AVERAGE NUMBER OF SHARES

BASIC	N/A	38,438,770		N/A
DILUTED	N/A	38,871,098		N/A

EARNINGS PER SHARE

BASIC	N/A	$ 0.27		N/A
DILUTED	N/A	$ 0.27		N/A

__________________________
(1) Represents iASPEC revenues for the six months ended June 30, 2007.

AS A PERCENTAGE OF REVENUES

	PREDECESSOR	SUCCESSOR	NON-GAAP

	NINE MONTHS	NINE MONTHS	NINE MONTHS
	ENDED	ENDED	ENDED
	SEPTEMBER 30,	SEPTEMBER 30,	SEPTEMBER 30,
	2006	2007	2007

REVENUES - THIRD PARTIES	100.0%	70.6%	100.0%

REVENUES - RELATED PARTY	0.0%	29.4%	0.0%

GROSS PROFIT	61.7%	67.5%	51.2%

ADMINISTRATIVE EXPENSES	9.5%	8.7%	8.3%

SELLING EXPENSES	1.6%	1.9%	1.9%

INCOME FROM OPERATIONS	50.5%	56.9%	40.9%

OTHER INCOME	0.1%	(0.5%)	(0.3%)

INCOME BEFORE TAX AND MINORITY INTEREST	50.6%	56.4%	40.6%

INCOME TAXES	7.8%	0.2%	0.1%

MINORITY INTEREST	-	0.2%	0.2%

NET INCOME	42.8%	56.0%	40.3%

Revenues. For the nine months ended September 30, 2007, revenues were $25.8 million, compared to $9.7 million for the nine months ended September 30, 2006, an increase of $16.1 million, or 166%, largely due to the development of our new product line, our expansion to markets outside Shenzhen City and our procurement of several large-scale system integration projects. Significant projects include the Residence ID Card Project for Shenzhen City Public Security Bureau, and Shenzhen City Immigration Border Check Station Project.

Cost of Revenues. For the nine months ended September 30, 2007, our cost of revenues increased to $12.6 from $3.7 million for the months ended September 30, 2006, a $8.9 million, or 241% increase. As a percentage of revenues, our cost of revenues were 48.8% for the nine months ended September 30, 2007 as compared to 38.3% for the nine months ended September 30, 2006. During the third quarter of 2007, we were engaged in several large-scale system integration projects. Those large-scale projects involved higher costs for procured hardware and other subcontracting costs. The cost for accomplishing those projects is much higher than pure software development services, and therefore, led to an increase in our cost of revenues.

Gross Profit. For the nine months ended September 30, 2007, our gross profit increased to $13.2 million from $6.0 million for the months ended September 30, 2006, a $7.2 million, or 120% increase. For the nine months ended September 30, 2007, our gross profit as a percentage of revenues decreased to 51.2%, from 61.7% for the nine months ended September 30, 2006. This 10.5% decrease in gross profit was due to significantly higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale system integration projects.

Administrative Expenses. For the nine months ended September 30, 2007, our administrative expenses increased to $2.1 million from $0.9 million for the nine months ended September 30, 2006, a $1.2 million, or 133% increase, from period to period. This increase in administrative expenses was mainly attributable to an increase in our administrative staff and increased administrative costs due to the expansion of our operations.

Selling Expenses. For the nine months ended September 30, 2007, our selling expenses increased to $0.5 million from $0.15 million for the nine months ended September 30, 2006, a $0.35 million, or 233% increase, from period to period. As a percentage of revenues, our selling expenses for the nine months ended September 30, 2007 and 2006 remained stable at around 1% to 2%, mainly due to management’s implementation of more stringent cost controls.

Income before Taxes and Minority Interest. Income before taxes for the nine months ended September 30, 2007 and 2006 was $10.5 million and $4.9 million respectively, an increase of $5.6, or 114%. Income before taxes and minority interest as a percentage of revenues was 40.6% and 50.6% for the nine months ended September 30, 2007 and 2006, respectively. The decrease is due to higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale system integration projects.

Provision for Income Taxes. Our subsidiary, Public Security and our VIE, iASPEC are subject to EIT at a rate of 15% of assessable profits. Accordingly, Public Security was subject to a tax rate of 15% for 2006. In addition, Public Security is a Foreign Investment Enterprise, or FIE, engaged in the advanced technology industry which entitles it to a two-year exemption from EIT followed by a 7.5% tax exemption for the next 3 years. On August 10, 2007, Public Security was granted the EIT exemption by PRC tax authorities, retroactive to as of January 1, 2007. Income tax expense for the nine months ended September 30, 2007 was $0.03 million and represents taxes on iASPEC’s income not attributable to the Company under the Management Services Agreement. Income tax expenses was $0.8 million for the nine months ended September 30, 2006.

Net Income. As a result of the factors described above, net income increased $6.3 million or 154%, from $4.1 million for the months ended September 30, 2006 to $10.4 million for the same period in 2007.

For the Three Months Ended September 30, 2007 Compared To September 30, 2006 (Unaudited)

AS A PERCENTAGE OF REVENUES

	PREDECESSOR	SUCCESSOR
	THREE MONTHS	THREE MONTHS
	ENDED	ENDED
	September 30,	September 30,
	2006	2007

REVENUES - THIRD PARTIES	100%	100%

REVENUES - RELATED PARTY	0%	0%

GROSS PROFIT	58.9%	48.4%

ADMINISTRATIVE EXPENSES	6.7%	8.9%

SELLING EXPENSES	0.8%	1.0%

INCOME FROM OPERATIONS	51.4%	38.5%

OTHER INCOME	0.2%	(1.1%)

INCOME BEFORE TAX AND MINORITY INTEREST	51.6%	37.4%

INCOME TAXES	8.0%	0.3%

MINORITY INTEREST		0.4%

NET INCOME	43.6%	36.6%

Revenues. For the three months ended September 30, 2007, our revenues were $10.2 million, compared to $4.5 million for the three months ended September 30, 2006, an increase of $5.7 million, or 127%, largely due to the development of our new product line, our expansion to markets outside Shenzhen City and our procurement of several large-scale system integration projects. Significant projects include the Residency ID Card Project for Shenzhen City Public Security Bureau, and Shenzhen City Immigration Border Check Station Project.

Cost of Revenues. For the three months ended September 30, 2007, our cost of revenues increased to $5.2 million from $1.8 million for the three months ended September 30, 2006, an increase of $3.4 million, or 188%. As a percentage of revenues, our cost of revenues was 51.6% for the three months ended September 30, 2007 as compared to 37.9% for the three months ended September 30, 2006. Continuing from the second quarter of 2007, we were engaged in several large-scale system integration projects. Those large-scale projects involved higher costs for procured hardware and other subcontracting costs. The costs for completing those projects are much higher than pure software development services, and therefore, led to an increase in our cost of revenues.

Gross Profit. For the three months ended September 30, 2007 and 2006, our gross profit was $4.9 million and $2.6 million, respectively, an increase of $2.3 million, or 88%. Gross profit as a percentage of revenues was 48.4% and 58.9% for the three months ended September 30, 2007 and 2006, respectively. This 10.5% decrease in gross profit is due to significantly higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale system integration projects.

Administrative Expenses. For the three months ended September 30, 2007 and 2006, our administrative expenses were $0.9 million and $0.3 million, respectively. This $0.6 million, or 200%, increase in administrative expenses is mainly attributable to more staff being hired and increased consumption of other administrative charges due to the expansion of our operations. As a percentage of revenues, administrative expenses for the three months ended September 30, 2007 and 2006 were 8.9% and 6.7%, respectively. This increase was mainly attributable to an increase in our administrative staff and increased administrative costs due to the expansion of our operations.

Selling Expenses. Our selling expenses for the three months ended September 30, 2007 and 2006 were $0.1 million and $0.03 million, respectively. The increase of $0.07 million, or 233%, is due to the expansion of our marketing and sales functions during the period. As a percentage of revenues, our selling expenses for the fiscal quarter ended September 30, 2007 and 2006 were stable at between 1% and 0.8%, mainly due to management’s implementation of more stringent cost controls.

Income before Taxes and Minority Interest. Income before taxes for the three months ended September 30, 2007 and 2006 was $3.8 million and $2.3 million respectively, an increase of $1.5 million, or 65%. Income before taxes and minority interest as a percentage of revenues was 37.4% and 51.6% for the three months ended September 30, 2007 and 2006, respectively. The decrease is due to significantly higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale system integration projects.

Provision for Income Taxes. Our subsidiary, Public Security, and our VIE, iASPEC, are subject to the EIT at a rate of 15% of assessable profits. In addition, Public Security, is a FIE engaged in the advanced technology industry which entitles it to a two-year exemption from EIT followed by a 7.5% tax exemption for the next 3 years. On August 10, 2007, Public Security was granted the EIT exemption by PRC tax authorities, retroactive to January 1, 2007. Income tax expenses was $0.4 million for the three months ended September 30, 2006.

Net Income. As a result of the factors described above, net income increased $1.8 million, or 95%, from $1.9 million for the three months ended September 30, 2006, to $3.7 million for the same period in 2007.

For the Fiscal Years Ended December 31, 2006 and 2005

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenues. We have combined the Predecessor Period from January 1 through October 8, 2006 and the Successor Period from January 17 through December 31, 2006 for purpose of the 2006 analysis. This is not in accordance with US GAAP and the periods presented are not comparable due to our reverse acquisition by CPSH.

	PREDECESSOR		SUCCESSOR	NON-GAAP
		JANUARY 1	JANUARY 17	COMBINED
	YEAR ENDED	THROUGH	THROUGH	YEAR ENDED
	DECEMBER 31	OCTOBER 8	DECEMBER 31	DECEMBER 31
	2005	2006	2006	2006

REVENUE - THIRD PARTIES	$5,023,065	$9,644,332	$989,755	$10,634,087

REVENUE - RELATED PARTY	-	-	1,185,449	1,185,449

TOTAL REVENUES	5,023,065	9,644,332	2,175,204	11,819,536

COST OF REVENUES	(2,292,785)	(3,739,518)	(89,934)	(3,829,452)

GROSS PROFIT	2,730,280	5,904,814	2,085,270	7,990,084

ADMINISTRATIVE EXPENSES	(474,822)	(924,196)	(97,510)	(1,021,706)
ANNUAL FEE TO iASPEC	-	-	(45,000)	(45,000)
SELLING EXPENSES	(184,494)	(157,855)	(60,013)	(217,868)

INCOME FROM OPERATIONS	2,070,964	4,822,763	1,882,747	6,705,510

OTHER INCOME	62,296	6,584	1,305	7,889

INCOME BEFORE TAX	2,133,260	4,829,347	1,884,052	6,713,399

INCOME TAXES	(321,000)	(749,381)	(289,403)	(1,038,784)

NET INCOME	1,812,260	4,079,966	1,594,649	5,674,615

FOREIGN CURRENCY TRANSLATION GAIN	-	268,305	-	268,305

COMPREHENSIVE INCOME	$1,812,260	$4,348,271	$1,594,649	$5,942,920

WEIGHTED AVERAGE NUMBER OF SHARES	N/A	N/A	26,958,104	N/A

BASIC AND DILUTED EARNINGS PER SHARE	N/A	N/A	$0.06	N/A

AS A PERCENTAGE OF REVENUE	Predecessor		Successor	Non-GAAP
		January 1	January 17	Combined
	Year ended	through	through	Year ended
	December 31	October 8	October 8	December 31
	2005	2006	2006	2006

REVENUES - THIRD PARTIES	100%	100%	46%	90%

REVENUES - RELATED PARTY	-	-	54%	10%

GROSS PROFIT	54%	61%	96%	68%

ADMINISTRATIVE EXPENSES	10%	9%	5%	9%
ANNUAL FEE TO iASPEC	-	-	2%	-
SELLING EXPENSES	4%	2%	3%	2%

INCOME FROM OPERATIONS	41%	50%	87%	57%

OTHER INCOME	1%	-	-	-

INCOME BEFORE TAX	43%	50%	87%	57%

INCOME TAXES	6%	8%	13%	9%

NET INCOME	36%	42%	73%	48%

Revenues. Revenues increased approximately $6.8 million, or 136%, to $11.8 million for the Combined Period ended December 31, 2006 from approximately $5.0 million for the same period in 2005. Comparing with the same period in 2005, 29 more contracts have been signed for the Combined Period ended December 31, 2006.

Cost of Revenues. Our cost of revenues increased approximately $1.5 million, or 67%, to $3.8 million for the Combined Period ended December 31, 2006, from approximately $2.3 million during the same period in 2005. This increase was due to the increase of revenues. As a percentage of revenues, the cost of revenues decreased to 32% during the Combined Period ended December 31, 2006 from 46% in the same period of 2005. The increase in gross margin was the total effect of the execution of more contracts and the increased controls over contract costs.

Gross Profit. Our gross profit increased approximately $5.3 million to $8.0 million for the Combined Period ended December 31, 2006 from $2.7 million for the same period in 2005. Gross profit as a percentage of sales revenues was 68% for the Combined Period ended December 31, 2006, an increase of 14% from 54% during the same period in 2005.

Administrative Expenses. Our administrative expenses increased approximately $0.5 million or 100% to $1.0 million for the Combined Period ended December 31, 2006 from $0.5 million for the same period in 2005. The increase is mainly attributable to the expansion in operations during the year. As a percentage of sales revenues, administrative expenses remain stable at 9% for the Combined Period ended December 31, 2006 and for the same period in 2005.

Selling Expenses. Our selling expenses increased $33,374 or 18% to $217,868 for the Combined Period ended December 31, 2006 from $184,494 for the same period in 2005. The increase is mainly attributable to more marketing fees incurred for getting sales contracts during the year. As a percentage of sales revenues, our selling expenses decreased to 2% for the Combined Period ended December 31, 2006 from 4% for the same period in 2005. This percentage decrease was primarily attributable to the increase in sales revenues and increased controls over our selling expenses.

Income before Taxes. Income before taxes increased approximately $4.6 million, or 219%, to $6.7 million during the Combined Period ended December 31, 2006 from $2.1 million during the same period in 2005. Income before taxes as a percentage of sales revenues increased to 57% during the Combined Period ended December 31, 2006 from 43% during the same period in 2005. The increase is the combined effect of more contracts having been signed and our increased control over expenses.

Provision for Income Taxes. Our subsidiary, Public Security, is subject to the PRC’s enterprises income tax, or EIT, at a rate of 15% of assessable profits. Accordingly, Public Security was subject to a tax rate of 15% for 2006. Furthermore, Bo Ha Wen, is a Foreign Investment Enterprise or FIE engaged in the advanced technology industry. As such, commencing in 2007, Public Security expects to be entitled to a two-year exemption from the EIT followed by a 12.5% tax exemption for the next 3 years.

Provision for income taxes increased approximately $0.7 million to $1.0 million during the Combined Period ended December 31, 2006 from $0.3 million during the same period in 2005. Our effective tax rate for the Combined Period ended December 31, 2006 was 15.5%. Our 2005 effective tax rate was 15%.

Net Income. Net income increased approximately $3.9 million, or 213%, to $5.7 million during the Combined Period ended December 31, 2006 from $1.8 million during the same period in 2005, as a result of the factors described above.

ISDT For the Nine Months Ended September 30, 2007 Compared To September 30, 2006 (Unaudited)

Because Fortune Fame had no substantive business operations since its formation in July 2007 until it acquired ISDT on October 26, 2007, the financial statements included in this prospectus present the financial condition, results of operations and cash flows of ISDT through September 30, 2007.

	NINE MONTHS ENDED		DOLLAR	PERCENTAGE
	09/30/07	09/30/06	INCREASE	INCREASE

Revenues	$5,773,503	$991,304	$4,782,199	482%

Cost of goods sold	(4,485,843)	(695,415)	3,790,428	545%

Gross profit	1,287,660	295,889	991,771	335%

Administrative expense	(155,581)	(95,012)	60,569	64%
Selling expense	(94,552)	(73,242)	21,310	29%

Income from operations	1,037,527	127,635	909,892	713%

Interest income	301	27	274	1015%

Income before income taxes	1,037,828	127,662	910,166	713%

Income taxes	(159,969)	(21,087)	138,882	659%

Net income	877,859	106,575	771,284	724%

Foreign currency translation gain	64,149	2,611	61,538	2357%

Comprehensive income	$942,008	$109,186	$832,822	763%

Revenues. For the nine months ended September 30, 2007, revenues were $5.8 million, compared to $1 million for the nine months ended September 30, 2006, an increase of $4.8 million, or 482%, which was largely due to ISDT’s expanded systems integration business, which caused a significant increase in ISDT’s sales volume.

Cost of Revenues. For the nine months ended September 30, 2007, the cost of revenues increased to $4.5 million from $0.7 million for the nine months ended September 30, 2006, a $3.8 million, or 545% increase. The significant increase in cost of revenues is mainly due to the increase in ISDT’s sales volume in 2007. As a percentage of revenues, cost of revenues was 78% for the nine months ended September 30, 2007 as compared to 70% for the nine months ended September 30, 2006.

Gross Profit. For the nine months ended September 30, 2007, the gross profit increased to $1.3 million from $0.3 million for the nine months ended September 30, 2006, a $1 million, or 335% increase. For the nine months ended September 30, 2007, the gross profit as a percentage of revenues decreased to 22%, from 30% for the nine months ended September 30, 2006. This 8% decrease in gross profit was due to the change of sales mix. During the nine months ended September 30, 2007, system integration represented an increased proportion of ISDT’s sales turnover. The system integration sales have higher costs which led to a decrease in gross profit.

Administrative Expenses. For the nine months ended September 30, 2007, administrative expenses increased to $0.16 million from $0.1 million for the nine months ended September 30, 2006, a $0.06 million, or 64% increase, from period to period. This increase in administrative expenses was mainly attributable to an increase in administrative staff and increased administrative costs due to the expansion of ISDT’s operations during 2007 period.

Selling Expenses. For the fiscal year ended December 31, 2006, selling expenses increased to $0.1 million from $0.04 million for the fiscal year ended December 31, 2005, a $0.06 million, or 146% increase, from period to period. As a percentage of revenues, the selling expenses for the fiscal year ended December 31, 2005 and 2006 increased from 5% to 7%, mainly due to the increase in ISDT’s expansion in operations during the 2006 period.

Income before Taxes. Income before taxes for the nine months ended September 30, 2007 and 2006 was $1 million and $0.1 million respectively, an increase of $0.9 million, or 713%. Income before taxes as a percentage of revenues were 18% and 13% for the nine months ended September 30, 2007 and 2006, respectively. This change was due to the fact that ISDT’s gross profit in 2007 increased at a greater rate than its administrative and selling expenses, which led to an increase of income before taxes.

Provision for Income Taxes. ISDT is subject to EIT at a rate of 15% of assessable profits. Income tax expense for the nine months ended September 30, 2007 and 2006 was $0.16 million and $0.02 million, respectively.

Net Income. As a result of the factors described above, net income increased $0.8 million or 724%, from $0.1 million for the months ended September 30, 2006, to $0.9 million for the same period in 2007.

ISDT For the Fiscal Years Ended December 31, 2006 and 2005

The following tables set forth key components of ISDT’s results of operations for the periods indicated, both in dollars and as a percentage of sales revenues.

	FISCAL YEAR ENDED		DOLLAR	PERCENTAGE
	12/31/06	12/31/05	INCREASE	INCREASE

Revenues	$1,521,792	$784,203	$737,589	94%

Cost of goods sold	(990,082)	(552,523)	437,559	79%

Gross profit	531,710	231,680	300,030	130%

Administrative expense	(125,606)	(70,295)	55,311	79%
Selling expense	(101,246)	(41,134)	60,112	146%

Income from operations	304,858	120,251	184,607	154%

Interest income/(expense)	56	(2,695)	2,751	102%

Income before income taxes	304,914	117,556	187,358	159%

Income taxes	(44,131)	(18,893)	25,238	134%

Net income	260,783	98,663	162,120	164%

Foreign currency translation gain	7,545	629	6,916	1100%

Comprehensive income	$268,328	$99,292	$169,036	170%

Revenues. For the fiscal year ended December 31, 2006, revenues were $1.5 million, compared to $0.8 million for the year ended December 31,2005, an increase of $0.7 million, or 94%. The increase is mainly due to the expansion of ISDT’s business operations in 2006, primarily in its subcontracting and project services operations.

Cost of Revenues. For the fiscal year ended December 31, 2006, the cost of revenues increased to $1 million from $0.6 million for the fiscal year ended December 31, 2005, a $0.4 million, or 79% increase. As a percentage of revenues, the cost of revenues were 65% for the fiscal year ended December 31, 2006 as compared to 70% for the fiscal year ended December 31, 2005. The increase was largely due to ISDT’s business expansion in 2006 and the related increase in the aggregate cost of projects.

Gross Profit. For the fiscal year ended December 31, 2006, the gross profit increased to $0.5 million from $0.2 million for the fiscal year ended December 31, 2005, a $0.3 million, or 130% increase. As a percentage of revenues, the gross profit was 35% for the fiscal year ended December 31, 2006 as compared to 30% for the fiscal year ended December 31, 2005. The increase in gross profit was mainly due to the increase in revenues from project services with a higher gross profit margin during the 2006 period.

Administrative Expenses. For the fiscal year ended December 31, 2006, administrative expenses increased to $0.13 million from $0.07 million for the fiscal year ended December 31, 2005, a $0.06 million, or 79% increase. The increase was primarily attributable to administrative expenses incurred in connection with ISDT’s expansion in operations during the 2006 period.

Selling Expenses. For the fiscal year ended December 31, 2006, selling expenses increased to $0.1million from $0.04 million for the fiscal year ended December 31, 2005, a $0.06 million, or 146% increase, from period to period. As a percentage of revenues, the selling expenses for the fiscal year ended December 31, 2006 and 2005 decreased from 7% to 5%, mainly due to the increase in ISDT’s revenues from project services in 2006.

Income before Taxes. Income before taxes for the fiscal year ended December 31, 2006 and 2005 was $0.3 million and $0.1 million respectively, an increase of $0.2 million, or 159%. Income before taxes as a percentage of revenues was 20% and 15% for the fiscal year ended December 31, 2006 and 2005, respectively. The increase is mainly attributable to ISDT’s expansion in operations during the 2006 period.

Provision for Income Taxes. ISDT is subject to EIT at a rate of 15% of assessable profits. Income tax expense for the fiscal year ended December 31, 2006 and 2005 was $0.04 million and $0.02 million respectively.

Net Income. As a result of the factors described above, net income increased $0.2 million or 164%, from $0.1 million for the fiscal year ended December 31, 2005 to $0.3 million for the same period in 2006.

Liquidity and Capital Resources

As of September 30, 2007, we had cash and cash equivalents of $8,839,082.

On February 6, 2007, we completed a private placement of 7,868,422 shares of our common stock to two accredited investors. As a result of the private placement we raised $14.95 million in gross proceeds, which left us with $13.31 million net proceeds after the deduction of offering expenses in the amount of $1.64 million.

On October 29, 2007, we completed a private placement of 5,000,000 shares of our common stock to certain accredited investors. As a result of the private placement we raised $40 million in gross proceeds, which left us with $36 million net proceeds, after the deduction of offering expenses.

On November 7, 2007, we acquired 100% of the equity interests of Fortune Fame and its operating PRC subsidiary, ISDT. The agreement with Fortune Fame provided for RMB53,000,000 (approximately, $7.1 million) to be paid in cash and the issuance of 883,333 shares of our common stock. As of September 30 2007, we had paid $1,331,558 as a good faith deposit for this acquisition.

We believe that our currently available working capital, after receiving the aggregate proceeds of our capital raising activities, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Cash Flow for Nine Months ended September 30, 2007 compared to September 30, 2006 (Unaudited)

The following table provides a summary of cash flows for the nine months ended September 30, 2007 compared to September 30, 2006 (Unaudited):

	PREDECESSOR	SUCCESSOR
	NINE MONTHS	NINE MONTHS
	ENDED	ENDED
	SEPTEMBER 30,	SEPTEMBER 30,
	2006	2007

Net Cash Provided by (Used In) Operating Activities	$ 6,796,878	$ (1,580,037)

Net Cash Used in Investing Activities	(4,933,570)	(2,611,111)

Net Cash Provided by Financing Activities	632,591	12,526,543

Net Increase in Cash and Cash Equivalents	2,495,899	8,335,395

Effect of Exchange Rate Change on Cash	7,747	331,371

Cash and Cash Equivalents - Beginning of Period	57,758	172,316

Cash and Cash Equivalents - End of Period	2,561,404	8,839,082

Operating Activities

For the nine months ended September 30, 2007, net cash used in our operating activities was $1.6 million, which is a decrease of $8.4 million from $6.8 million net cash provided by operating activities for the same period in 2006. Increase in cash used in operations during the nine months ended September 30, 2007 was mainly due to the increase in accounts receivable and the decrease in related party payables as a result of consolidating iASPEC effective in the third quarter.

Investing Activities

For the nine months ended September 30, 2007 and 2006, we used $7.3 million (before netting off the $4.7 million of cash acquired from iASPEC) and $5.0 million, respectively, in investing activities. This increase of approximately $2.3 million, or 46%, is mainly attributed to our use during the first quarter of 2007 for the purchase of our new office building in the Futian District and the procurement of computer software and motor vehicles. In addition, to leverage our business, we paid $1.3 million as a good faith deposit for the acquisition of Fortune Fame in the third quarter.

Financing Activities

Net cash provided by financing activities was $12.5 million for the nine-month period ended on September 30, 2007, as compared to $0.63 million for the same period in 2006. The significant increase in cash provided by financing activities was primarily attributable to the net proceeds of $13.3 million raised in the private placement during January and February 2007.

Cash Flow for the Fiscal Years Ended December 31, 2006 and 2005

The following table provides detailed information about our net cash flow for all financial statement periods presented in this filing. We have combined the Predecessor Period from January 1 through October 8, 2006 and the Successor Period from January 17 through December 31, 2006 for purpose of the following 2006 analysis. This is not in accordance with US GAAP and the periods presented are not comparable due to our reverse acquisition by CPSH.

Cash Flow

	Predecessor		Successor	Non-GAAP
		January 1	Incorp. Date	Combined
	Year ended	through	through
	December 31	October 8	December 31	December 31
	2005	2006	2006	2006
	USD	USD	USD	USD

Net cash provided by operating activities	$ 377,381	$ 6,821,447	$ 338,760	7,160,207

Net cash used in investing activities	(362,367)	(4,996,233)	(498,748)	(5,494,981)

Net cash provided by financing activities	-	632,591	332,304	964,895

NET INCREASE IN CASH AND CASH EQUIVALENTS	$ 15,014	$ 2,457,805	$ 172,316	2,630,121

Operating Activities

Net cash provided by operating activities was approximately $7.2 million for the Combined Period ended December 31, 2006 which is an increase of $6.8 million from the $0.4 million net cash provided by operating activities for the same period in 2005. The increase was mainly due to an increase in net profit for the Combined period of December 31 2006.

Investing Activities

Our main uses of cash in investing activities is for the purchase of plant and equipment and advances to related and third parties.

Net cash used in investing activities in the Combined Period ended December 31, 2006 was approximately $5.5 million, which is an increase of $5.1 million from net cash used in investing activities of $0.4 million in the same period of 2005 due to advances to related and third parties of $2.0 million, the purchase of plant and equipment for $3.3 million and the capitalization of software costs of $0.1 million.

Financing Activities

Net cash provided by financing activities in the Combined Period ended December 31, 2006 totaled approximately $1.0 million as compared to nil used in the same period of 2005. The increase of the cash provided by financing activities was mainly attributable to our issuance of common stock in connection with the stock purchase transaction in the fourth quarter of 2006 and an advance grant from the Shenzhen Bureau of Science Technology and Information amounting to $0.6 million, and advances from third parties of $0.2 million.

ISDT Cash Flow for Nine Months ended September 30, 2007 compared to September 30, 2006 (Unaudited)

The following table provides a summary of cash flow for the nine months ended September 30, 2007, compared to September 30, 2006 (Unaudited):

	NINE MONTHS	NINE MONTHS
	ENDED	ENDED
	SEPTEMBER 30,	SEPTEMBER 30,
	2006	2007

Net Cash Provided by (Used in) Operating Activities	$ 302,314	$ (1,023,579)

Net Cash Used in Investing Activities	(277,543)	(16,447)

Net Cash Provided by Financing Activities		1,164,732

Net Increase in Cash and Cash Equivalents	24,771	124,706

Effect of Exchange Rate Change on Cash	1,046	12,816

Cash and Cash Equivalents - Beginning of Period	36,787	56,242

Cash and Cash Equivalents - End of Period	62,604	193,764

Operating Activities

For the nine months ended September 30, 2007, net cash used in the operating activities was $1 million, which is a decrease of $1.3 million from $0.3 million net cash provided by operating activities for the same period in 2006. The increase in cash used in operations during the nine months ended September 30, 2007 was mainly due to the increase of accounts receivable and advances to suppliers for products used in system integration projects.

Investing Activities

For the nine months ended September 30, 2007 and 2006, ISDT used $0.02 million and $0.28 million, respectively, in investing activities for purchase of property and equipment. The decrease is approximately $0.26 million, or 94%. The higher spending in 2006 was due to ISDT’s expansion in operations during the 2006 period. The majority of the increased investing expenses in 2006 were to purchase office automation equipment.

Financing Activities

Net cash provided by financing activities was $1.2 million for the nine-month period ended September 30, 2007. This represented a capital injection by shareholders in 2007.

ISDT Cash Flow for the Fiscal Year December 31, 2006 compared to December 31, 2005

The following table provides a summary of cash flows for fiscal year ended December 31, 2006 compared to December 31, 2005:

	FOR THE YEAR	FOR THE YEAR
	ENDED	ENDED
	DECEMBER 31,	DECEMBER 31,
	2005	2006

Net Cash Provided by Operating Activities	$ 5,868	$ 298,849

Net Cash Used in Investing Activities	(8,283)	(280,974)

Net Increase in Cash and Cash Equivalents	(2,415)	17,875

Effect of Exchange Rate Change on Cash	970	1,580

Cash and Cash Equivalents - Beginning of Period	38,232	36,787

Cash and Cash Equivalents - End of Period	36,787	56,242

Operating Activities

For the fiscal year ended December 31, 2006, net cash provided by operating activities was $0.3 million, which is an increase of $0.3 million from the same period in 2005. The increase was mainly due to a decrease in inventories.

Investing Activities

For the fiscal year ended December 31, 2006 and 2005, ISDT used $0.28 million and $nil, respectively, in investing activities for purchase of property and equipment. The higher spending in 2006 was due to ISDT’s expansion in operations during the 2006 period. The majority of the increased investing expenses in 2006 were to purchase office automation equipment.

Obligations Under Material Contracts

During the first half of 2007, our wholly-owned subsidiary, Public Security, was a party to the Turnkey Agreement with iASPEC, pursuant to which Public Security was exclusively engaged as a subcontractor providing iASPEC’s customers with certain outsourcing services (to the extent that those services did not violate any special governmental permits held by iASPEC and did not involve the transfer of any sensitive confidential governmental or other data), and Public Security was obligated under the terms of the Turnkey Agreement to pay for its own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement.

Public Security, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai, terminated the Turnkey Agreement, effective as of July 1, 2007, and replaced it on the same day with the Management Services Agreement, effective as of July 1, 2007. Pursuant to the terms of the Management Services Agreement, iASPEC granted Public Security an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and Public Security licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. Public Security also has the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve as a majority on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and Public Security will require the affirmative vote of the majority of the Company’s board of directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from Public Security to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business.

Under the Management Services Agreement, Public Security receives 100% of the net received profit of iASPEC, and reimburses iASPEC for all net losses incurred by iASPEC, as such terms are defined in the Management Services Agreement, and iASPEC is permitted to retain $180,000 per year out of net received profits. The Management Services Agreement also provides that Public Security may advance to iASPEC, at its sole discretion, amounts to be credited against Public Security’s future obligations to iASPEC. Any such advances are treated as prepayments and not as loans and iASPEC has no obligation to repay any such advances except by crediting the amount of such advances against Public Security’s obligation to reimburse net losses, or by adding the amount thereof to net received profit when and as requested by Public Security. The parties to the Management Services Agreement also agreed that, by no later than September 30, 2007, a calculation will be prepared of a true-up amount, consisting of the cumulative net profit or net losses of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security, through the date of the Management Services Agreement, and iASPEC will pay such true-up amount to Public Security if there is a net received profit, while Public Security is obligated to reimburse such true-up amount to iASPEC if it is there is a net loss. The true up amount has been calculated to be $7,005,183 payable by iASPEC to Public Security. As of September 30, 2007, iASPEC has repaid $3,913,490 of the true-up and will pay the remaining amounts of $3,091,693 before December 31, 2007. In addition, at September 30, 2007, iASPEC also owes the Company $3,163,779 under the Management Services Agreement, and $6,277,069 for advances made by the Company to iASPEC.

In connection with the Management Services Agreement, on August 1, 2007, Public Security also entered into the Option Agreement with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted the Company or its designee(s)an exclusive, irrevocable option to purchase, from time to time, all or a part of iASPEC’s shares or iASPEC’s assets from the iASPEC shareholders. However, according to the Option Agreement, the option may not be exercised by Public Security if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000 in the aggregate, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by the Company upon 30days’ notice and will terminate on the date that the Company purchases all remaining shares or assets of the Company pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB 5,000,000 to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach. For more details regarding the Management Services Agreement and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

Seasonality of our Sales

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Inflation

Inflation does not materially affect our business or the results of our operations.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

  Revenue recognition – During the Predecessor Period, revenues from products were recognized only when persuasive evidence of an arrangement existed, delivery had occurred or services had been rendered, the price to the customer was fixed or determinable, and collectibility was reasonably assured. Generally, revenue was recognized (1) upon shipment for equipment and software, (2) as work was performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. Our revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition," and Statement of Position No. 97-2, "Software Revenue Recognition"

During the Successor Period, Public Security generated revenues from CGIS contracts with its customers. Revenues from products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectibility is reasonably assured. Generally, revenue is recognized (1) upon shipment for equipment and software, (2) as work is performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. Our revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition," and Statement of Position No. 97-2, "Software Revenue Recognition".

In addition, during the Successor Period Public Security generated revenues under the Turnkey Agreement. Through December 31, 2006, Public Security had neither the PRC required licenses nor the workforce necessary to perform under the turnkey agreement and relied upon iASPEC’s licenses and workforce to fulfill its obligations thereunder. Because iASPEC maintains all customer relationships, procures the hardware required for each contract, and provides the workforce and facilities necessary to fulfill contracts. Accordingly, amounts reported by Public Security under the turnkey agreement reflect contract amounts net of costs incurred by iASPEC.

The majority of our revenues are generated from fixed-price contracts, which provide for licenses to our software products, and services to customize such software to meet our customers’ use. Generally, when the services are determined to be essential to the functionality of the delivered software, we recognize revenue using the percentage of completion method of accounting in accordance with SOP 97-2 and 81-1 "Accounting for Long-term Construction Type Contracts". The percentage of completion for each contract is estimated based on the ratio of direct labor hours incurred to total estimated direct labor hours.

  Income taxes – We account for income tax under the provisions of Statement of Financial Accounting Standards No. 109, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns. Deferred income taxes are recognized for all significant temporary differences between tax and financial statement bases of assets and liabilities.

  Accounting for Computer Software to Be Sold, Leased or Otherwise Marketed - We account for software development costs in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Costs related to establishing the technological feasibility of a software product are expensed as incurred as a part of research and development in general and administrative expenses. Costs that are incurred to produce the finished product after technological feasibility is established are capitalized and amortized over the estimated economic life of 5 years. We perform periodic reviews to ensure that unamortized program costs remain recoverable from future revenue.

  Foreign Currency Translation and Transactions – The functional currency of Public Security is the Renminbi or RMB, and the RMB is not freely convertible into foreign currencies. Public Security maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods. Transaction gains or losses were not significant for the periods presented.

For the purpose of preparing group accounts at the holding company level, our financial statements are expressed in United States dollars or USD. All our assets and liabilities are translated into USD using the closing rate method. Under this method, our assets and liabilities are translated into USD at the applicable rates of exchange in effect at the balance sheet date. Income and expenses are translated at the average exchange rates for the year. Share capital and other reserves are translated into USD.

Recent Accounting Pronouncements

We adopted the provisions of Financial Standards Accounting Board Interpretation No. 48, Accounting for

Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 ("FIN 48"), on January 1, 2007. There were no unrecognized tax benefits and there was no effect on the Company's financial condition or results of operations as a result of implementing FIN 48.

Our subsidiary Public Security is governed by the Income Tax Laws of the PRC. The EIT statutory rate is 33%. As both the Predecessor and Successor companies are situated in the Shenzhen Economic Special Zone, both companies are entitled to a permanent preferential income tax rate of 15%.

The Company is not subject to U.S. federal tax because we have no operations in the United States, however, we are obligated to file an annual tax return with federal and state authorities. Management has filed our 2006 annual U.S. income tax return on September 17, 2007 and does not believe there will be any material changes in our unrecognized tax positions over the next 12 months.

Our policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, there was no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

CORPORATE STRUCTURE AND HISTORY

The following chart reflects our organizational structure as of the date of this prospectus.

Background

We were originally organized under the laws of the State of Florida, on September 19, 1979, under the name Mark Thomas Publishing Inc. and on April 29, 2003 we changed our name to Irish Mag, Inc. From our inception through October 6, 2006, we provided consulting services in the offset printing industry, targeting individual retail consumers as well as small to mid-size companies. However, as a result of the reverse merger transaction discussed below, we are now a provider of integrated solutions for the public security sector in China, specializing in providing public security information communication applications and GIS software services. On January 26, 2007, we changed our name to China Public Security Technology, Inc. to more accurately reflect our new business and commercial objectives.

Recent Developments

Reverse Merger Transaction

Between October 6, 2006 and January 31, 2007, our shareholders approved a series of transactions whereby we purchased all the issued and outstanding stock of CPSH from our current Chairman and Executive Officer Jiang Huai Lin, for 25,500,000 shares of our common stock in the aggregate. As a result of these transactions CPSH and its wholly-owned subsidiary, Public Security, became our wholly-owned subsidiaries, and Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock in the aggregate, which, at January 31, 2007, constituted 80.8% of our issued and outstanding common stock. Mr. Lin has since transferred 1,182,065 of these shares and now holds 21,717,935 of these shares directly and 2,600,000 of these shares indirectly through Total Device Management Limited, an entity controlled by Mr. Lin.

Management Service Agreement

From October 9 through June 30, 2007, we operated under a Business Turnkey Agreement, or Turnkey Agreement, with iASPEC, pursuant to which iASPEC exclusively engaged Public Security as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data). The Turnkey Agreement also provided for a revenue sharing arrangement between iASPEC and Public Security where Public Security was entitled to between 90% and 100% of the revenues actually received by iASPEC from servicing contracts involving any iASPEC business, but was obligated to pay for its own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement. At September 30, 2007, iASPEC owed Public Security $3.09 million, which represented iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement.

On August 1, 2007, Public Security, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai agreed to terminate the Turnkey Agreement, effective as of July 1, 2007, and replaced it on the same day with a management service agreement, or Management Service Agreement, effective as of July 1, 2007. Pursuant to the terms of the Management Service Agreement, iASPEC granted Public Security an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and Public Security licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. Public Security will also have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and Public Security will require the affirmative vote of the majority of our board of directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from Public Security to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. Furthermore, under the Management Service Agreement, Public Security will receive 100% of the net received profit of iASPEC and will reimburse iASPEC for all net losses incurred by iASPEC. The net profit of iASPEC will be paid to Public Security, and the net losses of iASPEC will be reimbursed by Public Security, no later than the last day of the month following the end of each calendar quarter, commencing on July 1, 2007. Public Security is also obligated to pay iASPEC $180,000 per year, no later than the last day of the month following the end of each calendar year, commencing on July 1, 2007, and this amount may be retained by iASPEC out of any net received profit due and payable to Public Security as of such payment date. Public Security may also advance to iASPEC, at its sole discretion, amounts to be credited against Public Security’s future obligations to iASPEC, but any such advances will be treated as prepayments and not as loans. iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against Public Security’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by Public Security. As of September 30, 2007, iASPEC has repaid $3.91of the true-up and is obligated to pay the remaining amounts of $3.09 before December 31, 2007. In addition, at September 30, 2007, iASPEC also owes the Company $3.16 million under the Management Services Agreement and $6.28 for advances made by the Company to iASPEC. If iASPEC or any of the iASPEC shareholders materially breaches the Management Service Agreement and fails to remedy the breach within 60 days’ notice from Public Security of such breach, they will be jointly and severally obligated to pay to Public Security liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of Public Security for the last completed fiscal quarter, or (b) US$50 million.

The Management Service Agreement contains a true-up provision which requires iASPEC and Public Security, on or before September 30, 2007, to calculate all prior amounts owed to Public Security under the Turnkey Agreement, and requires iASPEC to pay such amounts. The parties are required to calculate the cumulative net profit of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security, through the commencement date of the Management Service Agreement, and iASPEC is required to pay the amount due to Public Security, if there is a net received profit, while Public Security is obligated to reimburse any amount to iASPEC if it is there is a net loss. "Net Received Profit" means the Net Received Profit of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a positive number. "Net Losses" means the net losses of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a negative number. In accordance with this calculation, at June 30, 2007, the day prior to the effective date of the Management Service Agreement and the termination of the Turnkey Agreement, iASPEC owed Public Security $6.7 million, which represents iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement during 2006 and for the six months ended June 30, 2007. Public Security, iASPEC and the iASPEC shareholders have subsequently entered into a letter agreement, or Letter Agreement, dated September 12, 2007, requiring iASPEC to pay the true-up amount to Public Security, on or before December 31, 2007. As of September 30, 2007, iASPEC has repaid $3.91of the true-up amount which leaves a balance of $3.09 million.. In addition, at September 30, 2007, iASPEC also owes the Company $3.16 million under the Management Services Agreement and $6.28 for advances made by the Company to iASPEC. Therefore, the total amount owed by iASPEC at September 30, 2007, both under the Turnkey Agreement and under the Management Service Agreement is $12.53 million.

In connection with the Management Service Agreement, on August 1, 2007, Public Security also entered into a purchase option agreement, or Option Agreement, with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted Public Security, or its designee(s), an exclusive, irrevocable option to purchase from the iASPEC shareholders, from time to time, all or a part of iASPEC’s shares, pursuant to an equity transfer agreement, or all or a part of iASPEC’s assets, pursuant to an asset purchase and transfer agreement. However, according to the Option Agreement, the option may not be exercised by Public Security if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000, in the aggregate, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by Public Security upon 30 days’ notice and will terminate on the date that we purchase all remaining shares or assets of iASPEC pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB 5,000,000 to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach.

As a result of the restructuring of its relationship with iASPEC, iASPEC has become a variable interest entity of our Company. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases FASB Interpretation 46(R), which interprets Accounting Research Bulletin (ARB) 51, Consolidated Financial Statements, requires consolidation of such entity by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership. While we have held an economic interest in iASPEC since October 9, 2006, the Management Service Agreement and the Option Agreement have now given us control over the business and operations of iASPEC. As a result, iASPEC’s financial data is subject to consolidation with our financial data in accordance with the provisions of FASB Interpretation 46(R), commencing with our Quarterly Report on Form 10-QSB for the period ending September 30, 2007. For more details regarding the Management Service Agreement and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

Acquisition of Fortune Fame

On November 7, 2007, we acquired 100% of the equity interests of Fortune Fame and its operating PRC subsidiary ISDT for a purchase price of RMB53,000,000 (approximately, $7.1 million) in cash and 883,333 shares of our common stock valued at $7,066,667, or $8.00 per share. Pursuant to the terms and conditions of a share transfer agreement, or Transfer Agreement, entered into by and among CPSH, Cheer Crown International Investment Limited, or Cheer Crown, Dongwei Gao and the Company, within ninety days of the closing, 383,333 shares of our common stock issuable under the equity portion of the purchase price will be issued to Cheer Crown and 500,000 will be issued to Mr. Gao, the Chairman of ISDT’s board of directors. Under the terms of the Transfer Agreement, Mr. Gao has also agreed to continue on as the Chairman of ISDT and to assist in the continued performance of ISDT. Mr. Gao agreed that he will return 250,000 of his shares of our common stock to us if ISDT does not meet an audited after tax net income of at least $2 million for its 2008 fiscal year; and another 250,000 of his shares of our common stock if ISDT does not generate an audited after tax net income of $2.6 million for its 2009 fiscal year.

ISDT provides a leading CA application platform and e-Government solution technology, and is an exclusive CA application provider for the Shenzhen municipality in the PRC. The CA certification allows ISDT to issue digital certificates which contain a public key and the identity of the owner. The CA also attests that the public key contained in the certificate belongs to the person, organization, server or other entity noted in the certificate. CAs are currently used in China’s e-Government industry and can be successfully integrated with our platform and solutions, to enhance our customer applications.

BUSINESS

Overview

We are a holding company that owns all of the issued and outstanding capital stock of CPSH. CPSH is also a holding company. We operate through CPSH’s wholly-owned operating Chinese subsidiary, Public Security, and through Public Security’s commercial arrangement with iASPEC, our VIE. Through Public Security, we are a China based company providing integrated solutions for the public security sector in China, specializing in providing public security information communication applications and GIS software services.

Our customers are mostly public sector entities that use our products and services to improve the service quality and management level of civil and medical emergencies, traffic control, fire control, medical rescue and border control. Our customers include the Guangdong Public Security Department, the Shenzhen Border Check Station, the Shenzhen Public Security Bureau, the Shenzhen Traffic Police Bureau, the Shenzhen Fire Department and the Dongfang Public Security Bureau of Hainan Province. In the future we expect to expand the application of our products and services in the public security sector and to other sectors in China as well.

We generate revenues through the sale of our integrated hardware and software products and through the provision of related support services, including our CA application platform through ISDT. In fiscal year 2006 and during the nine months ended September 30, 2007, 55% and 72% of our revenues, respectively, were generated under our exclusive commercial arrangement with iASPEC. However, fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which Public Security does not have. The Management Service Agreement anticipates that iASPEC will fulfill all obligations for PGIS contracts, Public Security will receive 100% of the net received profit of iASPEC, net of an annual fee of $180,000, and Public Security will reimburse iASPEC for all net losses incurred by iASPEC.

Our Industry

Informatization

Over the past two decades, the PRC government has encouraged the development and use of new technologies for information and communication (or ICTs) and their application in all spheres of government, industry, education and culture. The term "Informatization" or "xinxihua" has been coined in China to describe the overall process of ICT application in China and has in recent years become a key component of central and many local economic development strategies.

As a part of the Informatization process, the PRC government has launched a series of online programs to accelerate its pace of implementing and using information technology to improve China’s current government information management systems, and help promote China’s economic development. The Informatization process has led to a growth in the use of information technology, such as e-Government platforms and GIS, for public security. An example of this has been the Government Online Project or GOP. The Government Online Project is a three-stage initiative: Stage One focused upon connecting 800-1,000 government offices and agencies to the Internet; Stage Two focused on having government offices and agencies move their information systems into compatible electronic form; and Stage Three focused on making government offices and agencies paperless. The purpose of the GOP is to create a centrally accessible administrative system that collects and transports data to and from users; users being the public and the enterprise system, as well as government departments.

On January 22, 1999, the GOP was formally launched by China Telecom and the State Economic and Trade Commission’s (SETCs) Economic Information Center along with the Information Offices of more than 40 central government departments. The project interconnects government offices of every province, autonomous region and municipality. The network will promote the establishment of formal government websites to provide information and services and then (in theory) also facilitate collaboration between the government and the nation’s growing number of IT enterprises. By developing the basic infrastructure and encouraging government agencies at all levels to incorporate Internet technologies, the government hopes to set the tone for online development and, ultimately, e-commerce. Our Three-In-One Platform and Electronic Border Control programs are a part of the Informatization of the public security sector in China.

GIS

The GIS field is a rapidly growing field that incorporates geographical features with data in order to assess real world problems. In the strictest sense, a GIS is a computer system capable of capturing, storing, analyzing, and displaying geographically referenced information; that is, data identified according to location. The term GIS also includes the procedures, operating personnel, and spatial data that go into the system.

The power of a GIS comes from the ability to relate different information in a spatial context and reach a conclusion about this relationship. Most of the information we have about our world contains a location reference, placing that information at some point on the globe. However, GIS can be used to emphasize objects on a map, their absolute location on the Earth's surface and their spatial relationships, in a series of attribute tables—the "information" part of a GIS. For example, while a computer-aided mapping system may represent a road simply as a line, a GIS may also recognize that road as the boundary between wetland and urban development between two census statistical areas. A GIS, therefore, can reveal important new information (such as whether features intersect or whether they are adjacent) that leads to better decision making or solutions.

Data Capture and Integration – In order to utilize a GIS, data must be directly entered into (or captured by) a GIS in digital form, that is, in a form the computer can recognize. A GIS can also convert existing digital information, which may not yet be in map form, into forms it can recognize and use. Map data may also be created by (1) digitizing maps by hand-tracing with a computer mouse on the screen or on a digitizing tablet to collect the coordinates of features, (2) using electronic scanners to convert maps to digits, or (3) uploading coordinates from Global Positioning System or GPS receivers into a GIS. Once a time-consuming process, the data capture process is now made easier by the development in the GIS industry of software tools to automatically extract features from satellite images or aerial photographs and create databases in map form for use in a GIS.

Information Retrieval and Data Output – With a GIS you can "point" at a location, object, or area on the screen and retrieve recorded information about it from off-screen files. For example, using scanned aerial photographs as a visual guide, you can ask a GIS about the location of a fire, analyze the area around the fire and determine conditions of adjacency (what is next to it), containment (what is enclosed by it) and proximity (how close is something to it). Another critical component of a GIS is its ability to produce graphics on the screen or on paper to convey the results of analyses to the people who make decisions about resources. Wall maps, Internet-ready maps, interactive maps and other graphics can be generated, allowing decision makers to visualize and thereby understand the results of analyses or simulations of potential events.

Components of GIS

  Hardware – Hardware comprises the equipment needed to support the many activities ranging from data collection to data analysis. A central piece of the equipment is a workstation, which runs the GIS software and is the attachment point for the equipment. Data collection efforts can also require the use of a digitizer for conversion of hard copy data to digital data and a GPS data logger to collect the field. The use of handheld field technology is also becoming an important tool in GIS. With the advent of web-enabled GIS, web servers have become an important piece of equipment for GIS.

  Software – Different software packages are important for GIS. Central to this is the GIS application package. Such software is essential for creating, editing and adding spatial and attribute data, therefore these packages contain a myriad of functions inherent to them. Extensions or add-ons are software that extend capabilities of the GIS software package. Component GIS software is the opposite of application software. Component GIS seeks to build software applications that meet a specific purpose and thus are limited in their spatial analysis capabilities. Utilities are stand-alone programs that perform a specific function. For example, a file format utility that converts from one type of GIS file to another. There is also web-GIS software that helps serve data through Internet browsers.

  Data – Data is the core of any GIS. There are two primary types of data that are used in GIS, a geodatabase and attribute data. A geodatabase is a database that is in some way referenced to locations on the earth. Geodatabases are grouped into two different types: vector and raster. A vector image is stored as geometric objects, such as lines and arcs, which are drawn between specific coordinates. If you magnify a vector image you see the lines more accurately, and the line edges stay smooth. A raster image is made up from pixels, like the picture obtained from a scanner, or the screen image on a computer monitor, and has a finite amount of detail which is dependent upon the image size and resolution. However, the closer you look at a raster image the more coarse it appears and you don't see any extra detail. Vector drawings are utilized in GIS and other applications where accuracy is important. Coupled with this data is usually data known as attribute data. Attribute data are data that relate to a specific, precisely defined location. The data are often statistical but may be text, images or multi-media. These are linked in the GIS to spatial data that define the location.

  People - Well-trained people knowledgeable in spatial analysis and skilled in using GIS software are essential to the GIS process.

Public Sector Use of GIS

GIS can be used by the public sector in the following ways:

  Pubic Safety and Emergency Response Planning – GIS technology gives public safety personnel the ability to manage and analyze large amounts of location-based information. Data (including files from legacy systems) can be stored in a geodatabase and used to visualize spatial relationships and reveal trends critical to public safety response and planning. Computer-generated maps can be shared across a network or the Internet with multiple agencies to coordinate efforts and maximize resources.

  Law Enforcement – GIS software uses geography and computer-generated maps as an interface for integrating and accessing massive amounts of location-based information. GIS allows law enforcement and criminal justice personnel to effectively plan for emergency response, determine mitigation priorities, analyze historical events, and predict future events. GIS can also be used to get critical information to emergency responders upon dispatch or while en route to an incident to assist in tactical planning and response. While law enforcement agencies collect vast amounts of data, only a very small part of this information can be absorbed from spreadsheets and database files. GIS provides a visual, spatial means of displaying data, allowing law enforcement agencies to integrate and leverage their data for more informed decision making.

  Public Works and Development – Use of GIS software in public works improves efficiency and productivity to better serve citizens. For example, GIS applications are in demand in connection with the construction of the Pan Asia Railway and development of the Meigong River and Tumen River in the Northwest of China. Such public works systems could use GIS to connect all divisions in a public works department from engineering to accounting, which streamlines work flows, asset management, operations, and planning. Using a GIS throughout the department allows all sections to share and easily access geographic data. GIS promotes data integrity and facilitates better communication and decision making throughout the organization.

  Economic Development – GIS may be used to foster economic development. Agencies could work to advance the quality of life and strengthen the economic base of their region by retaining and growing existing businesses and attracting new investment.

  Urban Planning and Site Selection – Information regarding a proposed site for parcel zoning, transportation planning, waste disposal or other use may be combined and manipulated in a GIS to address planning and natural resource issues (such as the location of a water well near a proposed waste disposal site) to guarantee the quality of life for everyone in livable communities. Planning agencies have realized the power of enterprise GIS to identify problems, respond to them efficiently, and share the results with the public.

Public Security Information in China

With the urbanization and fast economic growth along the coastal areas of China, the demands for information technology by government agencies has greatly increased, especially in the areas of urban planning, travel and land management. PRC government agencies face challenges, such as financial constraints and public safety, and must find ways to better manage resources and serve their citizens. For example, police departments explore methods to better protect the public by more effectively and efficiently analyzing crime patterns within specific geographic areas. Likewise, government authorities look to improve security by assessing threats across their geographic areas and departments and plan appropriate emergency responses. Our software services and operations have been concentrated in and are used by the public security sector (such as by the Police, Fire Department and Healthcare Emergency Services). The use of security information technology in the private sector is still developing in China and presents a growth opportunity for us. In the future, we plan to target the telecommunications, logistics and insurance sectors as areas for business development within the private sector.

Our Products and Services

We offer the following four products and services:

  Consolidated Emergency Response or "Three-In-One" Platform

  Electronic Border Control

  GIS Software Services and Operations

  Software Sales and Support Services

Three-in-One Platform

Our Consolidated Emergency Response or "Three-In-One" Platform is a software program which integrates fire, traffic and general police contact numbers into one contact number and enables these agencies to consolidate and perfect their public emergency response. Though our Three-In-One Platform our public security customers are able to command and coordinate joint responses to provide the public with immediate, efficient and reliable assistance. As a result of our Three-In-One Platform, our government customers are able to adopt one consolidated calling number through which the public can report and seek help in the event of an emergency, and as a result provide the public with long-term security. This Three-In-One Platform allows our governmental clients to have an all in one notification and response system that is similar to the integrated "911" system used in the U.S.

Electronic Border Control

Our Electronic Border Control program will be used by our government customers for effective border control systems. By adopting biological features recognition technology such as fingerprint recognition and facial recognition, and by integrating advanced intelligent technology such as infrared checking and vehicle license plate recognition, our Electronic Border Control program enables our government customers to remotely identify persons crossing their borders. The border-crossing public may be identified through the use of self-operated automated systems that record their vehicle license plates, read their Identification Cards and take their fingerprints at the border. The border crosser may continue across the border as soon as the system confirms the information provided. This system will greatly improve the efficiency of our government customers’ border controls.

GIS Software Services and Operations

We provide system management and support services in connection with our Police-Use Geographical Information Services or PGIS Platform. The PGIS platform is a GIS that was developed by iASPEC and licensed exclusively to us, for use in creating, editing and adding data to our customers’ systems. The PGIS platform allows us to provide our law enforcement customers with different services, including specialized mapping services, positioning services, messaging services and services which monitor access to their GIS by users of different levels. We offer the PGIS platform with a full complement of services, including providing basic map image data from the GIS and specific data in connection with that map image (such as a bus stop), a consolidation of both basic data and specific data services for data inquiry services, and application system services, which is the application of consolidated services to a specific service requirement, such as the position of a police officer in the field.

We also provide application interface services which ensure that our PGIS platform is equipped to interact with other programs to the benefit of our customers. The data from different law enforcement command systems can be integrated with our PGIS platform to provide our law enforcement customers with more robust communication and location information. Typically, our platforms are integrated with the City Emergency Commanding System, the Police Resource Consolidated Management System, the Residence Management System, the Internet Surveillance System, the Traffic Commanding System, the Criminal Investigation System and the City Surveillance System.

Software Sales and Support Services

As a result of our Turnkey Agreement with iASPEC and our 16 exclusive licenses to iASPEC’s 16 copyrighted applications, we have inherited iASPEC’s prior service line involving the software sales and distribution and support services. Our Software Sales and Support Services include the following four categories of services:

  Software Operation – Application software development, including consolidating the software development and pure application software development of different IT projects. Currently our customers for this service mainly include government agencies which outsource software development to us.

  System integration – We build integrated systems with necessary hardware equipment purchased by iASPEC on behalf of our customers. The system integration project sometimes includes application software development, the revenue of which is incorporated into our Software Operation services.

  Consulting – We provide IT consulting services related to the development of IT systems. For example, if a customer needs to build an IT system, we fully investigate the customer’s requirements and then submit relevant solutions.

  Software Sales and Distribution – Through our exclusive software license from iASPEC, we are entitled to sell and provide relevant software services to our customers. Also, as a distributor for some specialized software developers, we sell software products to the end-users, which may occur during the delivery of Software Operation, System Integration or Consulting services.

Product Warranty

Our Company usually offers a one-year service warranty for our system integration services. The warranty includes support services, minimal updates and system maintenance. In our experience the cost of providing this warranty has been immaterial.

We also offer warranties for our hardware sales, but the suppliers of such hardware provide the final warranty services.

Our Intellectual Property

We currently license the following copyrighted software applications from iASPEC under our Management Service Agreement with iASPEC:

Registration	Year
Code	Issued	Name	Version
2004SR09334	2004	iASPEC Case Tracking Management System	V 2.0
2004SR09335	2004	iASPEC Application Envelope System	V 2.1
2004SR09336	2004	iASPEC Quality System Document Management System	V 2.2
2004SR09337	2004	iASPEC e-Logistics Support Management System	V 2.0
2004SR09338	2004	iASPEC Secured and Audited Message Switching System	V 2.5
2004SR09084	2004	iASPEC Project e-TimeTracker Management System	V 2.0
2004SR09085	2004	iASPEC Application e-Monitor System	V 3.3
2004SR09086	2004	iASPEC Remote Administered Distributed Application Architecture System	V 2.1.3
2004SR09087	2004	iASPEC Community and Establishment Management System	V 1.1
2004SR09088	2004	iASPEC Document and WorkFlow Management System	V 3.0
2004SR09089	2004	iASPEC e-Community Management and Service System	V 1.0
2006SR11589	2006	iASPEC Content Management System	V 1.0
2006SR11590	2006	iASPEC Three In One Police Computer Assistant Dispense System	V 1.0
2006SR11591	2006	iASPEC Police Force General Management System	V 1.0
2006SR11592	2006	iASPEC General Office Automatization System	V 1.0
2006SR11593	2006	iASPEC Police Geographic Information System	V 1.0

All copyrighted software applications are effective 5 years from the date of registration. We expect to renew all copyrighted software applications prior to their respective expiration date.

In addition, we protect our know how technologies through confidentiality provisions in the employment contracts we enter into with our employees.

Sales and Marketing

Through our exclusive Turnkey Agreement with iASPEC, we are exploring markets outside Shenzhen City. We develop new business by identifying and contacting potential new customers and through referrals, or as a result of new customers contacting us because of our reputation in the industry. We strengthen our market presence through various types of marketing campaigns, such as participating in exhibitions, trade fairs and seminars, and presenting solutions to prospective customers. We participate in several domestic and international trade fairs such as the China High-Tech Fair in Shenzhen and the eGovChina Fair in Beijing. We also participate in seminars held by ESRI, IBM etc. each year, to raise our recognition and promote our products. These trade fairs not only promote our reputation, but also our brand name.

Our main marketing and business development focus is on public security Informatization and GIS software services and operations, and software sales and distribution. We have a good reputation and brand recognition in this market. We expect to expand in the market and obtain more market shares through our mature products and quality services.

Our Major Customers

Our Predecessor, iASPEC serves 17 customers located in the Guandong Province and Hainan Province in China. iASPEC has begun to explore markets outside of Guandong and Hainan Province in China. We do not have any customers outside of China. Our largest client, Shenzhen City Police Department, accounted for 13.8% of our sales in 2006 and our five largest customers accounted for 31.9% of our revenue in 2006.

The following table provides information on our major customers in 2006 and 2005. For 2005, revenues were generated by our Predecessor company, iASPEC. For 2006, revenues were generated by our Predecessor company, iASPEC, during the Predecessor period of January 1, 2006 to October 8, 2006 and by us directly through our turnkey arrangement with iASPEC or directly with clients for the successor period of January 17, 2006 to December 31, 2006. We have combined the Predecessor Period from January 1 through October 8, 2006 and the Successor Period from January 17 through December 31, 2006 for purposes of the following 2006 analysis. This is not in accordance with US GAAP and the periods presented are not comparable due to our reverse acquisition by CPSH.

2006

No.	Name	Revenues	Percentage
		(in thousands of US	of Total
		dollars)	Sales
1	Shenzhen City Police Department	$1,621	13.8%
2	Shenzhen City Fire Department	835	7.1%
3	Shenzhen Immigration Bureau of P.R.C.	791	6.7%
4	Shenzhen City Nanshan District Police Department	299	2.5%
5	Shenzhen City Traffic Police Department	207	1.8%
	TOTAL	$3,753	31.9%

2005

No.	Name	Revenues	Percentage
		(in thousands of US	of Total
		dollars)	Sales
1	Shenzhen City Police Department	$1,751	34.8%
2	Shenzhen City Traffic Police Department	205	4.1%
3	Luen Rong International Investment Limited	152	3.0%
4	Shenzhen City LuoHu District Police Department	104	2.1%
5	Hainan Province Dongfang City Police Department	68	1.4%
	TOTAL	$2,280	45.4%

Our Competition

The markets for public security Informatization and GIS in China have developed in recent years, and currently there are only a few software developers engaged in these fields, especially in the PGIS area, where we do not currently face any direct competition. However, there are many potential competitors in this area who could enter the market without significant barriers to entry.

We believe that Beijing Founder Digital Company Limited and Zheng Xian Technology (Shenzhen) Company Limited pose a threat as potential market entrants in the public security Informatization and GIS areas. However, we believe that we will be able to effectively compete with these software development companies should they enter the market for our product and service offerings in the future. There are barriers to accessing the PGIS market which give us a competitive advantage over our potential competitors. Our pioneering PGIS platform and our ongoing customer relationships have enabled us to develop a reputation in the industry.

Regulation

We are subject to the PRC’s foreign currency regulations. The PRC government has control over RMB reserves through, among other things, direct regulation of the conversion of RMB into other foreign currencies. Although foreign currencies which are required for "current account" transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government.

Fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which Public Security does not have. However, through our exclusive commercial arrangements with iASPEC we benefit from the following governmental licenses and permits previously awarded and currently held by iASPEC:

Name	Duration

Computer System Integration Level One Qualification from State Information Bureau	June 11, 2007 – June 10, 2010

Guangdong Security Surveillance System Design, Installation, & Qualification Permit	February 8, 2007 – February 8, 2009

State Secret related Computer Information System Integration Certificate	March 29, 2006 – March 28, 2009

Guangdong Province Computer Information System Security Service Qualification	July 22, 2004 – July 22, 2008

Shenzhen City Key Software Enterprise	March 28, 2007 – March 27, 2008

Shenzhen City High Technology Enterprise	June 1, 2007 – May 31, 2008

Because Public Security does not have either the PRC required licenses or the workforce necessary to perform its obligations under our commercial arrangement in connection with such PGIS contracts, we have relied upon iASPEC’s licenses and workforce to fulfill our obligations thereunder. Public Security expects to continue to rely exclusively on iASPEC to execute Public Security’s obligations in connection with these PGIS contracts.

Our Employees

As of September 30, 2007, we had a total of 107 full-time employees. The following table illustrates the allocation of these employees among the various job functions conducted at our company.

Department	Number of Employees
Software Development	68
Sales & Marketing	17
Admin & Human Resources	10
Finance	5
Management	7
Total	107

We believe that our relationship with our employees is good. The remuneration payable to employees includes basic salaries and allowances. We also provide training for our staff from time to time to enhance their technical knowledge. We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

Our Chinese subsidiary has trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members.

As required by applicable Chinese law, we have entered into employment contracts with all of our officers, managers and employees.

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. We are required to contribute to the plan at the rates ranging from 6% to 8% of the average monthly salary. The compensation expenses related to this plan was $40,556 and $27,190, respectively, for the year ended December 31, 2006 and for the year ended December 31, 2005.

In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurance for all of our employees.

Our Properties and Facilities

All land in China is owned by the state or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

During fiscal year 2006, our subsidiary Public Security occupied space in offices pursuant to a short-term rental agreement which was terminated in June 2007 when we moved into our new executive offices. Public Security currently has land use rights to our new executive offices which are located in the Futian District of Shenzhen City. Our new executive offices, consist of approximately 1,200 square meters, all of which are dedicated to administrative office space. We have fully paid the land use fees. Our other property primarily consists of computer equipment, servers, licensed software and some furniture or fixtures. There is no lien on any of our property and we currently do not have any intention to make large scale improvements or developments with respect to these properties.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Jiang Huai Lin	38	President, Chief Executive Officer, and Chairman of the Board
Zhi Xiong Huang	38	Director and Chief Operating Officer
Zhaoyang Chen	43	Chief Financial Officer
Yun Sen Huang	61	Director
Qiang Lin	61	Director
Yi Gang Shen	34	Chief Technology Officer

MR. JIANG HUAI LIN has been a member of our board of directors since September 6, 2006 and he became our President and Chief Executive Officer on October 3, 2006. Mr. Lin has also served as the Chairman and Chief Executive Officer of our subsidiary, Public Security, since its incorporation in January 2006. During the period from September 2000 to June 2004, Mr. Lin served as the President and Chief Executive Officer of Hong Kong United Development Group, a consolidated enterprise engaging in investment, high technology and education. Before that, during the period from February 1995 through August 2000, Mr. Lin was a Director and the General Manager of Fujian Wild Wolf Electronics Limited, a company engaged in the business of manufacturing electrical consumer products. Mr. Lin holds a Bachelor’s degree in Industrial Accounting from Xiamen University.

MR. ZHI XIONG HUANG was appointed as our Chief Operating Officer on May 10, 2007 and has served on our board of directors since November 28, 2006. Mr. Huang has also served as the Vice-President of our subsidiary Public Security since its incorporation in January 2006. Since September 2002, he has also been a Vice President of Shenzhen iASPEC Software Engineering Co. Ltd. where he supervises iASPEC’s research and development activities and consults on various types of sophisticated, technical issues. Between July 2001 and March 2002, Mr. Huang served as the CFO and general manager of product development of Shenzhen Runsheng Information Systems Company Ltd. and was responsible for overseeing general operations and the accounting tasks including the handling of all finance-related matters such as financial planning, tax planning and financial forecasting. He holds a B.S. in computer science from Hehai University.

MR. ZHAOYANG CHEN was appointed as our Chief Financial Officer on December 13, 2007. Mr. Chen has had over 15 years’ experience in the field of financial management and investments and has served as the Company’s Vice President of Investments since April 2007. Prior to joining the Company, Mr. Chen served from July 2004 to March 2007 as the General Manager of the Gaoying Group (Hong Kong), where he was responsible for overall operations and several acquisition projects. Prior to that Mr. Chen served from September 1999 to June 2004 as the Assistant General Manager of the Shenzhen Zheng Jia Investment Company, where he was responsible for corporate finance management and project investments. Mr. Chen has also served as the General Manager of Risk Control for the Shenzhen Zhong Cheng Enterprises Group and as the Chief Financial Officer and Director of Guizhou Fu Bao Co., Ltd. during its application for A Share listing in China. Mr. Chen holds a Bachelor’s degree in Accounting from the Hangzhou Dianzi University.

MR. YUN SEN HUANG has been a member of our board of directors since August 10, 2007. Mr. Huang has been a Professor in the School of Information Engineering at Shenzhen University since September 1984. He has been involved in many computer application projects, and has received many awards, including a First Grade Award of Technology Advancement from Sichuan Province, a Second Grade Award of Technology Advancement from Guangdong Province, and a Third Grade Award of Technology Advancement from the Chemical Ministry. Mr. Huang has published eight books in the field of Networks and Multimedia Applications. In addition, Mr. Huang was a founder of the International Software Development (Shenzhen) Co., Ltd, a co-partnership company incorporated by IBM, East Asia Bank, and Shenzhen SDC Company, and its Chairman between 2001-2006. Currently, Mr. Huang is a Director of the Shenzhen Computer Academy, a Vice Director of the Guangdong Province Computer Academy, as well as, Executive Director of the China University Computer Basic Education Committee. Mr. Huang holds a Bachelor Degree of Electronics Engineering from Tsinghua University. There is no relationship between Mr. Huang and our Chief Operating Officer, Zhi Xiong Huang.

MR. QIANG LIN has been a member of our board of directors since August 10, 2007. Mr. Lin has been a Professor in the School of Information Engineering at Shenzhen University since September 2002. From July 1997 to September 2002, Mr. Lin served as the Director of Computer Science and Technology Department at Shenzhen University. Mr. Lin has been engaged in teaching and research in the Computer Applications field for many years. Presently, he is a postgraduate advisor and teacher and focuses his research in the fields of Computer Networks, Information Systems, Databases, and ERP systems. Mr. Lin has published many research papers in China’s Computer Science. He is also the editor-in-chief of Electrical Business Foundation. Mr. Lin has significant research experience in information systems, electronic business, logistics, and image disposal and has successfully developed many computer application systems as a project principal. He has been awarded with a First Grade Award of Software Development from the Chinese Chemical Ministry and a Third Grade Award of Science and Technology Development by Guangdong Province. Mr. Lin holds a Master Degree of Computing Mathematics from Zhongshan University. There is no relationship between Mr. Lin and our Chief Executive Officer, Jiang Huai Lin.

MR. YI GANG SHEN was appointed as our Chief Technology Officer on May 10, 2007. Prior to this, Mr. Shen served as the Director of the R&D Center of Shenzhen iASPEC Software Engineering Co., Ltd. from February 2006 to May 2007. From March 2003 to January 2006, Mr. Shen served as the Director of product and business development of Li Ming Network Co., Ltd., and from June 2000 to February 2003, Mr. Shen served as the Project Manager of "TOM.COM", a company listed on the Hong Kong GEM. Mr. Shen has over ten years of IT experience in different areas such as e-government and financing. Mr. Shen graduated from Lanzhou University of China where he earned a BA in Electronics and Information Science and holds the Senior Project Manager certificate awarded by China’s Ministry of Information Industry.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Director Independence

The board of directors is currently composed of 4 members, Mr. Jiang Huai Lin, Mr. Zhi Xiong Huang, Mr. Qiang Lin and Mr. Yun Sen Huang. Mr. Qiang Lin and Mr. Yun Sen Huang are independent directors, as that term is defined under the Nasdaq listing standards.

Board Meetings and Committees; Annual Meeting Attendance

Our directors are elected at the annual meeting of our stockholders and thereafter hold office until their resignation, removal, death or incapacity, or until their respective successors are elected. Our officers are elected by and serve at the discretion of the board of directors.

Our directors have a duty of to act in good faith with a view to our interests. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of incorporation. A stockholder has the right to seek damages if a duty owed by our directors is breached. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. During 2006, our board met three times and no director missed more than 25% of the meetings of the board.

We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be responsible for nomination of new director candidates and will be responsible for implementing our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers. Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Shareholder Communications

We have a process for shareholders who wish to communicate with the board of directors. Shareholders who wish to communicate with the Board may write to it at our address given above. These communications will be reviewed by one or more of our Board-designated employees, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as set forth in our discussion below in "Certain Relationships and Related Transactions", none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC. None of the directors, director designees or executive officers to our knowledge has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non cash compensation awarded to, earned by or paid to the following persons for services rendered in all capacities during the noted periods: Jiang Huai Lin, our Chief Executive Officer, Mr. Zhi Xiong Huang, our Chief Operating Officer, and Mr. Chaoyang Chen, our Chief Financial Officer.  No other executive officers received total annual salary and bonus compensation in excess of $100,000.

						Non-Equity	Non-qualified	All Other	Total
					Option	Incentive Plan	Deferred	Compensation
Name and	Year	Salary	Bonus	Stock	Awards (No.	Compensation	Compensation
Principal Position		($)	($)	Awards ($)	of shares)	Earnings ($)	Earnings ($)	($)	($)

Jiang Huai Lin,	2006	15,550	-	-	-	-	-	45,000(2)	60,550
Chairman, CEO,
and President (1)
	2007	45,949	-	261,000 (3)	-	-	-	108,000(2)	414,949

Zhi Xiong Huang,	2006	-	-	-	-	-	-	-	-
Director and
Chief Operating
Officer (4)	2007	27,359	-	174,000 (5)	-	-	-	-	201,359

Chaoyang Chen	2006	-	-	-	-	-	-	-	-
Chief Financial
Officer (6)
	2007	22,067	-	-	20,000 (7)	-	-	22,067	22,067

___________________________________

Narrative to Summary Compensation Table

(1)

On September 6, 2006, Mr. Lin became our Chairman and on October 3, 2006 he became our President and Chief Executive Officer. Prior to that, Mr. Lin was (and continues to be) the Chairman and Chief Executive Officer of our subsidiary, Public Security. The annual, long term and other compensation shown in this table includes the amount Mr. Lin received from Public Security during the applicable periods.

(2)

This amount constitutes amounts due to iASPEC under the license agreement between iASPEC and Public Security. Mr. Lin controls 60% of the equity interests iASPEC.

(3)

Represents the fair market value of 30,000 shares of our common stock, par value $0.01, awarded to Mr. Lin on November 27, 2007, pursuant to the China Public Security Technology, Inc. 2007 Equity Incentive Plan, or the 2007 Plan.

(4)

Mr. Huang became our Chief Operating Officer on May 10, 2007 and has served on our board of directors since November 28, 2006. Mr. Huang has also served as the Vice-President of our subsidiary Public Security since its incorporation in January 2006.

(5)

Represents the fair market value of 20,000 shares of our common stock, par value $0.01, awarded to Mr. Huang on November 27, 2007, pursuant to the 2007 Plan.

(6)

Mr. Chen was appointed as our Chief Financial Officer on December 13, 2007 and has served as our Vice President of Investments since April 2007.

(7)

Represents options to purchase 20,000 shares of our common stock, par value $0.01, granted to Mr. Chen, pursuant to the 2007 Plan. The options have an exercise price of $9.48 per share, will vest on December 5, 2008 and will expire on December 5, 2011.

Outstanding Equity Awards at Fiscal Year End

Other than as set forth below, none of our executive officers received unexercised options, stock that has not vested or equity incentive plan awards that remained outstanding as of the end of the fiscal year ended December 31, 2007.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Chaoyang Chen, Chief Financial Officer
	0	20,000	0	9.48	12/5/2011	N/A	N/A	N/A	N/A

___________________________________

Narrative to outstanding equity awards table

(1)

Represents options to purchase 20,000 shares of our common stock, par value $0.01, granted to Mr. Chen, pursuant to our 2007 Plan. The options have an exercise price of $9.48 per share, will vest on December 5, 2008 and will expire on December 5, 2011.

Additional Narrative Disclosure

All our employees, including Messrs Lin, Huang and Chen, have executed our form employment agreement and non-disclosure agreement. Mr. Lin earns RMB 29,167 per month (approximately $3,829) for his services as Chief Executive Officer of the Company and Public Security, Mr. Huang earns RMB 17,367 per month (approximately $2,280) for his services as our Chief Operating Officer and as Public Security’s Vice President and Mr. Chen earns RMB 21,011 per month (approximately $2,758) for his services as our Chief Financial Officer. No other benefits have been granted by us to officers at this time.

Compensation of Directors

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our directors for services rendered during our last completed fiscal year.

Name	Fees	Stock	Option	Non-Equity	Change in Pension	All Other	Total
	Earned or	Awards	Awards	Incentive Plan	Value and	Compensation	($)
	Paid in	($)	($)	Compensation	Nonqualified	($)
	Cash			($)	Deferred
	($)				Compensation
					Earnings ($)
Jiang Huai Lin	15,754	N/A	N/A	N/A	N/A	N/A	15,754
Zhi Xiong Huang	12,603	N/A	N/A	N/A	N/A	N/A	12,603
Qiang Lin	5,004	N/A	N/A	N/A	N/A	N/A	5,004
Yun Sen Huang	5,004	N/A	N/A	N/A	N/A	N/A	5,004

Narrative to Director Compensation Table

Mr. Jiang Huai Lin earns RMB 10,000 per month (approximately $1,313) for his services as the Chairman of our board of directors, Mr. Zhi Xiong Huang earns RMB 8,000 per month (approximately $1,050), Mr. Qiang Lin earns RMB 3,000 per month (approximately $417), and Mr. Yun Sen Huang earns RMB 3,000 per month (approximately $417) as compensation for their services as independent directors, and are reimbursed for pre-approved reasonable business-related expenses incurred in good faith in the performance of their duties for our Company.

Other than as set forth herein, there have been no fees earned or paid in cash for services to our directors. No stock or stock options or other equity incentives were awarded to our directors for their services as directors during the fiscal years ended December 31, 2007.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The following discloses transactions with related persons entered into over the past two years.

On October 20, 2006, our subsidiary, Public Security, iASPEC, and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai, entered into a software license agreement, or Software License Agreement. Under the terms of the Software License Agreement, Public Security was granted an exclusive license to use various different software that was developed by iASPEC and necessary to operate the business of servicing the iASPEC customers through the Turnkey Agreement. In consideration for the license, Public Security transferred to Mr. Lin 16,898,714 shares of our common stock valued at $0.58. The closing of the transactions contemplated by the Software License Agreement occurred on November 13, 2006. The shares transferred to Mr. Lin under the Software License Agreement constituted 53.5% of our issued and outstanding common stock on that date.

From October 9 through June 30, 2007, we operated under the Turnkey Agreement, with iASPEC, pursuant to which iASPEC exclusively engaged Public Security as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data). The Turnkey Agreement also provided for a revenue sharing arrangement between iASPEC and Public Security where Public Security was entitled to between 90% and 100% of the revenues actually received by iASPEC from servicing contracts involving any iASPEC business, but was obligated to pay for its own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement. At September 30, 2007, iASPEC owed Public Security $3.09 million, which represented iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement.

On August 1, 2007, Public Security, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai agreed to terminate the Turnkey Agreement, effective as of July 1, 2007, and replaced it on the same day with the Management Service Agreement, effective as of July 1, 2007. Pursuant to the terms of the Management Service Agreement, iASPEC granted Public Security an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and Public Security licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. Public Security will also have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and Public Security will require the affirmative vote of the majority of our board of directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from Public Security to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. Furthermore, under the Management Service Agreement, Public Security will receive 100% of the net received profit of iASPEC and will reimburse iASPEC for all net losses incurred by iASPEC. The net profit of iASPEC will be paid to Public Security, and the net losses of iASPEC will be reimbursed by Public Security, no later than the last day of the month following the end of each calendar quarter, commencing on July 1, 2007. Public Security is also obligated to pay iASPEC $180,000 per year, no later than the last day of the month following the end of each calendar year, commencing on July 1, 2007, and this amount may be retained by iASPEC out of any net received profit due and payable to Public Security as of such payment date. Public Security may also advance to iASPEC, at its sole discretion, amounts to be credited against Public Security’s future obligations to iASPEC, but any such advances will be treated as prepayments and not as loans. iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against Public Security’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by Public Security. As of September 30, 2007, iASPEC has repaid $3.91of the true-up and is obligated to pay the remaining amounts of $3.09 before December 31, 2007. In addition, at September 30, 2007, iASPEC also owes the Company $3.16 million under the Management Services Agreement and $6.28 for advances made by the Company to iASPEC. If iASPEC or any of the iASPEC shareholders materially breaches the Management Service Agreement and fails to remedy the breach within 60 days’ notice from Public Security of such breach, they will be jointly and severally obligated to pay to Public Security liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of Public Security for the last completed fiscal quarter, or (b) US$50 million.

The Management Service Agreement contains a true-up provision which requires iASPEC and Public Security, on or before September 30, 2007, to calculate all prior amounts owed to Public Security under the Turnkey Agreement, and requires iASPEC to pay such amounts. The parties are required to calculate the cumulative net profit of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security, through the commencement date of the Management Service Agreement, and iASPEC is required to pay the amount due to Public Security, if there is a net received profit, while Public Security is obligated to reimburse any amount to iASPEC if it is there is a net loss. "Net Received Profit" means the Net Received Profit of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a positive number. "Net Losses" means the net losses of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a negative number. In accordance with this calculation, at June 30, 2007, the day prior to the effective date of the Management Service Agreement and the termination of the Turnkey Agreement, iASPEC owed Public Security $6.7 million, which represents iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement during 2006 and for the six months ended June 30, 2007. Public Security, iASPEC and the iASPEC shareholders have subsequently entered into a letter agreement, or Letter Agreement, dated September 12, 2007, requiring iASPEC to pay the true-up amount to Public Security, on or before December 31, 2007. As of September 30, 2007, iASPEC has repaid $3.91of the true-up amount which leaves a balance of $3.09 million.. In addition, at September 30, 2007, iASPEC also owes the Company $3.16 million under the Management Services Agreement and $6.28 for advances made by the Company to iASPEC. Therefore, the total amount owed by iASPEC at September 30, 2007, both under the Turnkey Agreement and under the Management Service Agreement is $12.53 million.

In connection with the Management Service Agreement, on August 1, 2007, Public Security also entered into the Option Agreement with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted Public Security or its designee(s) an exclusive, irrevocable option to purchase from the iASPEC shareholders, from time to time, all or a part of iASPEC’s shares, pursuant to an equity transfer agreement, or all or a part of iASPEC’s assets, pursuant to an asset purchase and transfer agreement. However, according to the Option Agreement, the option may not be exercised by Public Security if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000, in the aggregate, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by Public Security upon 30 days’ notice and will terminate on the date that Public Security purchases all remaining shares or assets of iASPEC pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB 5,000,000 to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach.

As a result of the restructuring of its relationship with iASPEC, iASPEC has become a variable interest entity of our Company. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases FASB Interpretation 46(R), which interprets Accounting Research Bulletin (ARB) 51, Consolidated Financial Statements, requires consolidation of such entity by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership. While we have held an economic interest in iASPEC since October 9, 2006, the Management Service Agreement and the Option Agreement have now given us control over the business and operations of iASPEC. As a result, iASPEC’s financial data is subject to consolidation with our financial data in accordance with the provisions of FASB Interpretation 46(R), commencing with our Quarterly Report on Form 10-QSB for the period ending September 30, 2007. For more details regarding the Management Service Agreement and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

On November 9, 2006, we consummated the transactions contemplated by a stock purchase agreement, dated October 16, 2006, between our subsidiary Public Security and Mr. Lin. Pursuant to the stock purchase agreement, Mr. Lin acquired 8,601,286 shares of our common stock, representing 58.91% of our issued and outstanding common stock at the time of the acquisition. In consideration for those shares, Mr. Lin and Mr. Jin Zhu Cai caused iASPEC to transfer to Public Security, RMB 14,000,000 in cash (approximately $1,750,000) and all of the accounts receivable of iASPEC as of August 31, 2006, which were valued by the parties at RMB 27,286,172 (approximately $3,410,771). No provision for doubtful accounts was made for the accounts receivable balance. At the closing of the stock purchase agreement, Mr. Lin became our controlling shareholder.

On January 31, 2007, our board of directors recommended and our stockholders approved the rescission and simultaneous restructuring of the arrangements provided for by the CPSH transaction, the Public Security transactions and the software license agreement, pursuant to a rescission; termination and share exchange agreement among ourselves, Public Security, CPSH, iASPEC and iASPEC’s shareholders, including Mr. Lin. Pursuant to this restructuring agreement, the parties agreed: (1) to rescind the CPSH transaction whereby we returned the CPSH shares to Mr. Lin in exchange for his return of the US$50,000 purchase price; (2) to terminate the software license agreement and return the 16,898,714 shares of our common stock to us; (3) to terminate the stock purchase agreement, return to iASPEC the payments and rights received by Public Security and return the 8,601,286 shares of our common stock to us; and (4) that Mr. Lin will exchange all the issued and outstanding stock of CPSH for 25,500,00 shares of our common stock, the sum of the shares Mr. Lin personally received pursuant to the software license agreement and the stock purchase agreement. As a result of the transactions effected under the restructuring agreement, Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock in the aggregate, which, at January 31, 2007, constituted 80.8% of our issued and outstanding common stock. Mr. Lin has since transferred 1,182,065 of these shares and now holds 21,717,935 of these shares directly and 2,600,000 of these shares indirectly through Total Device Management Limited, an entity controlled by Mr. Lin.

Prior to being subject to the Sarbanes-Oxley Act of 2002, in July 2006, Public Security advanced funds to Hong Kong United Development Group Limited, a company that is 51% controlled by Mr. Lin, for use as working capital. At December 31, 2006 the balance owed by Hong Kong United Development Group Limited was $115,312, however, this balance was fully paid on April 6, 2007.

From time to time Mr. Lin has advanced us various amounts for our working capital. At September 30, 2007, we owed Mr. Lin $82,304.

At December 31, 2006 and September 30, 2007, related party receivables and amount due from a director consist of (at September 30 2007, the balances with iASPEC were totally eliminated since iASPEC was consolidated):

	December 31	September 30
	2006	2007
Due from related company
Shenzhen iASPEC Software Engineering Co. Ltd. (the Predecessor)

Revenues under the Turnkey Agreement	$1,185,449	$-
Fee payable under the Turnkey Agreement	(45,000)	-
Other advances	154,710	-
	1,295,159	-

Hong Kong United Development Group Limited(1)	115,312	-
Total	$1,410,471	$-

Due from / (to) a director

Due to Mr. Lin	$(82,304)	$(82,304)

____________________
(1) Hong Kong United Development Group Limited is 51% controlled by Mr. Lin. The amount represents advances from our Company as working capital and was unsecured, interest free and was repaid in full on April 6, 2007.

At December 31, 2006 and September 30, 2007, amounts due from iASPEC for amounts earned during the fiscal year ended December 31, 2006 and the nine months ended September 30, 2007, respectively, under the Turnkey Agreement are as follows:

	December 31,	September 30,
	2006	2007

Revenues, per contracts (1)	$2,677,498	$12,713,673
Cost of sales incurred by iASPEC	(858,149)	(6,558,443)
Expenses paid by iASPEC on behalf of Public Security	(633,900)	(678,974)
Net	$1,185,449	$5,476,256

Annual fee (prorated) payable to iASPEC under the turnkey agreement	$45,000	$90,000

(1) The revenue transmitted from iASPEC represents revenue from the exclusive subcontracting activities generated under the Turnkey Agreement, dated October 9, 2006 which was amended and restated on January 31, 2007. The Turnkey Agreement was terminated and replaced as of July 1, 2007, by the Management Service Agreement.

CHANGE IN ACCOUNTANTS

On January 25, 2007, our board of directors elected to terminate our relationship with our independent registered public accounting firm, Randall N. Drake, C.P.A., P.A., or Drake. Additionally, concurrent with this decision, our board appointed the independent registered public accounting firm of GHP Horwath, P.C., or Horwath, as our new auditor, effective December 31, 2006.

No accountant's report issued by Drake on the financial statements for either of the past two (2) years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of us to continue as a going concern.

Drake had been appointed on August 5, 2004 and during the period that Drake served as our independent registered public accounting firm and through the date of dismissal, we have not had any disagreements with Drake on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-B, during our two most recent fiscal years (ended December 31, 2006 and 2005) and from January 1, 2007 to date.

We furnished a copy of this disclosure to Drake and requested that Drake furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of the letter was filed by us as Exhibit 16.1 to our current report on Form 8-K, filed January 29, 2007.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 5,400,000 shares of our common stock that were issued to selling stockholders pursuant to transactions described below which are exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

Private Placement Transaction

On October 25, 2007, we entered into a securities purchase agreement, or Securities Purchase Agreement, with certain accredited Investors, or Investors, led by certain funds managed by Clinton Group, Inc. and Sansar Capital Management, LLC, pursuant to which on October 29, 2007, we issued and sold to the Investors 5,000,000 shares, or the Shares, of our common stock equaling 11% of the issued and outstanding capital stock of the Company on a fully-diluted basis as of and immediately after consummation of the transactions contemplated by the Securities Purchase Agreement, for a purchase price, in the aggregate, of $40,000,000 or $8.00 per share.

Roth Capital Partners, LLC, or Roth, and Brean Murray, Carret & Co., LLC, or Brean Murray, acted as our co-lead placement agents in connection with the offering of the Shares. As compensation for their services, Roth and Brean Murray received cash fees equal to $2,400,000 and $800,000, respectively, representing 6% and 2% of the gross proceeds received from the sale of the Shares. In addition, Roth and Brean Murray received warrants for the purchase of 300,000 and 100,000 shares of our common stock, respectively, representing 6% and 2% of the gross proceeds received from the sale of the Shares divided by the per share price of the Shares. The warrants have a term of five years, are exercisable immediately and have an exercise price of $9.60, or 120% of the per share purchase price of the Shares, and include registration rights to register shares issuable upon exercise of such warrants.

The foregoing securities were issued to the Investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder. The stockholders who received the securities agreed that (a) they had access to all of the Company’s information pertaining to the investment and were provided with the opportunity to ask questions and receive answers regarding the offering, (b) they were acquiring the securities for their own account for investment and not for the account of any other person and not with a view to or for any distribution within the meaning of the Securities Act and (c) they would not sell or otherwise transfer the purchased shares unless in compliance with state and federal securities laws. Each of the stockholders represented that they are accredited investors as defined in Rule 501(a) under the Securities Act and that there was no general solicitation or advertising in connection with the offer and sale of the Shares.

As a condition to closing of the Securities Purchase Agreement, we also entered into a registration rights agreement, or Registration Rights Agreement, with the Investors, pursuant to which we are obligated to register the Shares within a pre-defined period. Under the terms of the Registration Rights Agreement, we are obligated to file a registration statement under the Securities Act on Form SB-2 or on Form S-3 (if we are eligible) covering the resale of the shares purchased by the Investors and any other shares of common stock issued to the Investors under the Securities Purchase Agreement. The Registration Rights Agreement also gives the Investors customary piggyback registration rights.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them under this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of the filing of this Registration Statement are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of our Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as specifically set forth in the footnote to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

				Percentage
	Beneficial	Shares of	Beneficial	of Common
	Ownership	Common	Ownership	Stock
	Before the	Stock Being	After the	Owned After
Name and Address	Offering (1)	Offered	Offering (2)	Offering(3)
Clinton Special Opportunities Master Fund, Ltd. (4)	250,000	250,000	0	*
c/o Clinton Group Inc.
9 West 57th Street, 26th Floor
New York, NY 10019

Clinton Multistrategy Master Fund, Ltd. (5)	875,000	875,000	0	*
c/o Clinton Group Inc.
9 West 57th Street, 26th Floor
New York, NY 10019

Clinton Lexington Master Fund, LP (6)	125,000	125,000	0	*
c/o Clinton Group Inc.
9 West 57th Street, 26th Floor
New York, NY 10019

Percentage
	Beneficial	Shares of	Beneficial of Common
	Ownership	Common	Ownership	Stock
	Before the	Stock Being	After the	Owned After
Name and Address	Offering (1)	Offered	Offering (2)	Offering(3)

Sansar Capital Special Opportunity Master Fund, LP (7)	1,250,000	1,250,000	0	*
c/o Sansar Capital Management, LLC
135 East 57th Street, 23rd Floor
New York, NY 10022

JLF Offshore Fund, Ltd (8)	1,308,516	372,600	935,915	2.1%
c/o JLF Asset Management, LLC
2775 Via De La Valle, Suite 204
Del Mar, CA 92014

JLF Partners I, LP (9)	1,067,982	305,300	762,682	1.7%
c/o JLF Asset Management, LLC
2775 Via De La Valle, Suite 204
Del Mar, CA 92014

JLF Partners II, LP (10)	77,395	22,100	55,295	*
c/o JLF Asset Management, LLC
2775 Via De La Valle, Suite 204
Del Mar, CA 92014

JLF Concentrated Partners, LP (11)	175,000	175,000	0	*
c/o JLF Asset Management, LLC
2775 Via De La Valle, Suite 204
Del Mar, CA 92014

Eastern Advisors Fund LP (12)	187,500	187,500	0	*
c/o Eastern Advisors
101 Park Avenue, 48th Floor
New York, NY 10178

Eastern Advisors Offshore Fund Ltd (13)	62,500	62,500	0	*
c/o Eastern Advisors
101 Park Avenue, 48th Floor
New York, NY 10178

Sherleigh Associates Inc. Profit Sharing Plan (14)	250,000	250,000	0	*
Jack Silver, Trustee
C/O Siar Capital LLC
660 Madison Avenue 15th Fl
New York, NY 10065

Percentage
	Beneficial	Shares of	Beneficial of Common
	Ownership	Common	Ownership	Stock
	Before the	Stock Being	After the	Owned After
Name and Address	Offering (1)	Offered	Offering (2)	Offering(3)

Enable Growth Partners LP (15)	127,500	127,500	0	*
c/o Enable Growth Partners
One Ferry Building, Suite 255
San Francisco, CA 94111

Enable Opportunity Partners LP (16)	15,000	15,000	0
c/o Enable Growth Partners				*
One Ferry Building, Suite 255
San Francisco, CA 94111

Pierce Diversified Strategy Master Fund LLC, Ena (17)	7,500	7,500	0	*
c/o Enable Growth Partners
One Ferry Building, Suite 255
San Francisco, CA 94111

Southwell Partners, L.P. (18)	150,000	150,000	0	*
1901 North Akard Street
Dallas, TX 75201

Heller Capital Investments, LLC (19)	143,750	143,750	0	*
700 East Palisade Avenue, 1st Floor
Englewood Cliffs, NJ 07632

Octagon Capital Partners (20)	6,250	6,250	0	*
155 West 68th Street, #27E
New York, NY 10023

Westpark Capital, L.P. (21)	125,000	125,000	0	*
4965 Preston Park Blvd, Suite 220
Plano, TX 75093

Galleon International Master Fund, SPC Ltd. - Galleon	115,000	115,000	0	*
EM Technology SPC (22)
c/o Galleon Internationl Master Fund, SPC Ltd
590 Madison Avenue, 34th Floor
New York, NY 10022

Hudson Bay Fund LP (23)	45,150	45,150	0	*
c/o Hudson Bay Capital Management LP
120 Broadway, 40th Floor
New York, NY 10271

Hudson Bay Overseas Fund LTD (24)	59,850	59,850	0	*
c/o Hudson Bay Capital Management LP
120 Broadway, 40th Floor
New York, NY 10271

Millennium Partners, L.P. (25)	100,000	100,000	0	*
c/o Millennium Management LLC
666 Fifth Avenue, 8th Floor
New York, NY 10103

Ancora Greater China Fund, LP (26)	50,000	50,000	0	*
c/o Ancora Advisors, LLC
One Chagrin Highlands
2000 Auburn Dr., Suite 300
Cleveland, OH 44122

Percentage
	Beneficial	Shares of	Beneficial	of Common
	Ownership	Common	Ownership	Stock
	Before the	Stock Being	After the	Owned After
Name and Address	Offering (1)	Offered	Offering (2)	Offering(3)

Diamond Opportunity Fund, LLC (27)	40,000	40,000	0	*
c/o Diamond Group
500 Skokie Blvd., Suite 300
Northbrook, IL 60062

Sandor Capital Master Fund, L.P. (28)	40,000	40,000	0	*
c/o Sandor Advisors, LLC
2828 Routh Street, Suite 500
Dallas, TX 75201

Sterling Research & Management, LLC (29)	40,000	40,000	0	*
James Shaw
225 Valley Road NW
Atlanta, GA 30305

J. George Investments, LLC (30)	40,000	40,000	0	*
c/o Berlin Financial Ltd
1325 Carnegie Avenue
Cleveland, OH 44115

Amended & Restated Declaration of Trust of Morton	12,000	12,000	0	*
A. Cohen, dated May 9, 2005 (31)
c/o Clarion Capital Corporation
3690 Orange Place, Suite 400
Beachwood, OH 44122

Clarion World Offshore Fund, Ltd. (32)	8,000	8,000	0	*
c/o Clarion Capital Corporation
3690 Orange Place, Suite 400
Beachwood, OH 44122

Roth Capital Partners, LLC (33)	740,632	300,000	0	*
24 Corporate Plaza
Newport Beach, CA 92660

Brean Murray, Carret & Co., LLC (34)	100,000	100,000	0	*
570 Lexington Avenue
New York, NY 10022.6822

* Less than 1%
________________________
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2) Assumes that all securities offered are sold.

(3)

A total of 45,639,396 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(4)

George E. Hall is the Chief Investment Officer of Clinton Group, Inc., which is the investment manager of Clinton Special Opportunities Master Fund, Ltd. Mr. Hall has sole voting and investment control over the securities held by Clinton Special Opportunities Master Fund, Ltd.

(5)

George E. Hall is the Chief Investment Officer of Clinton Group, Inc., which is the investment manager of Clinton Multistrategy Master Fund, Ltd. Mr. Hall has sole voting and investment control over the securities held by Clinton Multistrategy Master Fund, Ltd.

(6)

George E. Hall is the Chief Investment Officer of Clinton GP Inc., which is the general partner of Clinton Lexington Master Fund, LP. Mr. Hall has sole voting and investment control over the securities held by Clinton Lexington Master Fund, LP.

(7)

Sansar Capital Special Opportunity Master Fund, L.P. is a limited partnership formed under the laws of the Cayman Islands. Sansar Capital Management, L.L.C., a Delaware limited liability company, serves as the investment advisor of Sansar Capital Special Opportunity Master Fund, L.P. Sanjay Motwani is the managing member of Sansar Family II, L.L.C., which is the managing member of Sansar Capital Management, L.L.C. and in such capacity may be deemed to have the sole power to direct the voting and disposition of the Shares held for the account of Sansar Capital Special Opportunity Master Fund, L.P.

(8)

Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC, which serves as the management company and/or investment manager to JLF Offshore Fund, Ltd. Mr. Feinberg has the sole voting and investment voting and investment control over the securities held by JLF Off Shore Fund, Ltd.

(9)

Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC, which serves as the management company and/or investment manager to JLF Partners I, LP. Mr. Feinberg has voting and investment control over the securities held by JLF Partners I, LP.

(10)

Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC, which serves as the management company and/or investment manager to JLF Partners II, LP. Mr. Feinberg has voting and investment control over the securities held by JLF Partners II, LP.

(11)

Jeffrey L. Feinberg is the managing member of JLF Asset Management, LLC, which serves as the management company and/or investment manager to JLF Concentrated Partners, LP. Mr. Feinberg has voting and investment control over the securities held by JLF Concentrated Partners, LP.

(12)	Scott Booth is the managing partner of Eastern Advisors Fund LP and has voting and investment control over the securities held by Eastern Advisors Fund LP.

(13)	Scott Booth is the managing partner of Eastern Advisors Offshore Fund Ltd. and has voting and investment control over the securities held by Eastern Advisors Offshore Fund Ltd.

(14)	Jack Silver is the sole trustee of Sherleigh Associates Inc. Profit Sharing Plan and he has sole voting powers over the Plan.

(15)	Mitch Levine is the managing partner of Enable Growth Partners LP and has voting and investment control over the securities held by Enable Growth Partners LP.

(16)	Mitch Levine is the managing partner of Enable Opportunity Partners LP and has voting and investment control over the securities held by Enable Opportunity Partners LP.

(17)

Mitch Levine is the managing partner of Pierce Diversified Strategy Master Fund LLC, Ena and has voting and investment control over the securities held by Pierce Diversified Strategy Master Fund LLC, Ena.

(18)	Wilson S. Jaeggli is the managing director of Southwell Partners, L.P. and has voting and investment control over the securities held by Southwell Partners, L.P.

(19)	Mr. Ronald I. Heller is the Chief Investment Officer of Heller Capital Investments, LLC and has voting and investment power over the securities held by Heller Capital Investments, LLC.

(20)	Steven Hart is the General Partner of Octagon Capital Partners and has voting and investment power over the securities held by Octagon Capital Partners.

(21)	Patrick J. Brosnahan is the general partner of Westpark Capital, LP and has voting and investment power over securities held by Westpark Capital, LP.

(22)

Raj Rajaratnam is the Managing Member of Galleon International Management, LLC, and has voting and investment power over securities held by Galleon International Master Fund, SPC Ltd. – Galleon EM Technology SPC.

(23)

Sander Gerber, Yoav Roth and John Doscas have voting and investment power over securities held by Hudson Bay Fund LP. Each of Sander Gerber, Yoav Roth and John Doscas disclaims beneficial ownership over the securities held by Hudson Bay Fund LP.

(24)

Sander Gerber, Yoav Roth and John Doscas have voting and investment power over securities held by Hudson Bay Overseas Fund LTD. Each of Sander Gerber, Yoav Roth and John Doscas disclaims beneficial ownership over the securities held by Hudson Bay Overseas Fund LTD.

(25)

Millennium Management LLC, a Delaware limited liability company, is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management LLC. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management LLC. The foregoing should not be construed in and of itself as an admission by either of Millennium Management LLC or Mr. Englander as to beneficial ownership of the shares of the Company's common stock owned by Millennium Partners, L.P.

(26)

John P. Micklitsch is the Vice President of Ancora Advisors, LLC, the general partner of Ancora Greater China Fund, LP. Mr. has voting and investment power over the securities held by Ancora Greater China Fund, LP.

(27)

The shares listed herein are owned by Diamond Opportunity Fund, LLC. Diamond Asset Management, LLC serves as the manager of Diamond Opportunity Fund, LLC and, in such capacity, exercises sole power to vote and dispose of the shares. David Hokin, Rub Rubin and Richard Marks serve as the Managers and Managing Director, respectively, of Diamond Asset Management, LLC and may be deemed to have shared power to vote and dispose of the shares. Diamond Asset Management, LLC and each of Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of these shares.

(28)

John S. Lemak is the Principal of Sandor Capital (QP), L.P., the general partner of Sandor Capital Master Fund, L. P. Mr. Lemak has voting and investment power over the securities held by Sandor Capital Master Fund, L.P.

(29)	James Shaw and Louis Teplis are the Members of Sterling Research & Management, LLC and have voting power and investment power over securities held by Sterling Research & Management, LLC.

(30)

Thomas G. Berlin is the managing member of Berlin Financial, Ltd., the investment advisor for J. George Investments, LLC, and has voting and investment power over the securities held by J. George Investments, LLC. Mr. Berlin disclaims beneficial ownership over the securities held by J. George Investments, LLC.

(31)

Monton A Cohen is the Trustee of Amended & Restated Declaration of Trust of Morton A. Cohen, dated May 9, 2005 and has voting and investment over securities held by Amended & Restated Declaration of Trust of Morton A. Cohen, dated May 9, 2005.

(32)	Monton A Cohen is the Investment Manager of Clarion World Offshore Fund, Ltd and has voting and investment over securities held by Clarion World Offshore Fund, Ltd.

(33)

Represents (i) 440,632 shares of common stock issuable upon the exercise of a five-year warrant to purchase our common stock at an exercise price of $2.28, issued to Roth Capital Partners, LLC, or Roth, in connection with our private placement which closed in January and February of 2007, and registered under our registration statement filed with the SEC on September 14, 2007; and (ii) 300,000 shares of common stock issuable upon the exercise of a five-year warrant to purchase our common stock at an exercise price of $9.60, issued to Roth, in connection with our private placement which closed in October 2007. Byron Roth, the chief executive officer, and Gordon Roth, the chief financial officer, share voting and investment power over the securities held by Roth Capital Partners, LLC.

(34)

Represents 100,000 shares of common stock issuable upon exercise of a warrant to purchase our common stock held by Brean Murray, Carret & Co., LLC with an exercise price of $9.60 per share and exercisable during a period beginning on October 29, 2007 and expiring October 28, 2012. William J. McCluskey is the President and Chief Executive Officer of Brean Murray, Carret & Co., LLC and has voting and investment power over the securities held by Brean Murray, Carret & Co., LLC.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Roth is a registered broker dealer and NASD member firm and listed as a selling shareholder in this prospectus. Roth served as co-lead placement agent for our private placement offering which was completed on October 29, 2007, and received, in addition to cash commissions and reimbursement of certain expenses, warrants to purchase 300,000 shares of our Common Stock with an exercise price of $9.60 per share. The registration statement of which this prospectus forms a part includes the shares of Common Stock underlying the warrants held by Roth.

The warrants held by Roth expire on October 28, 2012. The 300,000 shares of Common Stock issuable upon conversion of placement agent warrants received by Roth are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers or partners of Roth as allowed under NASD Rule 2710 (g)(1) and (2).

Brean Murray is also a registered broker dealer and NASD member firm and listed as a selling shareholder in this prospectus. Brean Murray also served as co-lead placement agent for our private placement offering which was completed on October 29, 2007, and received, in addition to cash commissions and reimbursement of certain expenses, warrants to purchase 100,000 shares of our Common Stock with an exercise price of $9.60 per share. The registration statement of which this prospectus forms a part includes the shares of Common Stock underlying the warrants held by Brean Murray.

The warrants held by Brean Murray expire on October 28, 2012. The 100,000 shares of Common Stock issuable upon conversion of placement agent warrants received by Brean Murray are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers or partners of Brean Murray as allowed under NASD Rule 2710 (g)(1) and (2).

Both Roth and Brean Murray have indicated to us their willingness to act as selling agents on behalf of certain of the selling shareholders named in the prospectus under the section titled "Selling Security Holders" that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by Roth or Brean Murray would be in transactions executed by Roth or Brean Murray on an agency basis and commissions charged to their customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Neither Roth nor Brean Murray has an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Roth or Brean Murray. Further, other than any existing brokerage relationship as customers with Roth or with Brean Murray, no selling shareholder has any pre-arranged agreement, written or otherwise, with Roth or Brean Murray to sell their securities through Roth or Brean Murray.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

  it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

  the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;

  whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

  in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of January 29, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of China Public Security Technology, Inc., 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, China 518040.

			Amount & Nature
	Name & Address of		of Beneficial	Percent of
Title of Class	Beneficial Owner	Office, If Any	Ownership(1)	Class(2)
Officers and Directors
Common Stock	Jiang Huai Lin	CEO and	24,347,935 (3)	53.3%
$0.01 par value		Chairman
Common Stock	Zhaoyang Chen	CFO	0	*
$0.01 par value

Amount & Nature
	Name & Address of		of Beneficial	Percent of
Title of Class	Beneficial Owner	Office, If Any	Ownership(1)	Class(2)
Common Stock	Zhi Xiong Huang	Director	20,000	*
$0.01 par value
Common Stock	Yun Sen Huang	Director	0	*
$0.01 par value
Common Stock	Qiang Lin	Director	0	*
$0.01 par value
Common Stock	Yi Gang Shen	CTO	0	*
$0.01 par value
Common Stock	Directors and Officers as a Group		24,367,935 (3)	53.4%
$0.01 par value	(6 persons named above)
5% Shareholders
Common Stock	Jiang Huai Lin	CEO and	24,347,935 (3)	53.3%
$0.01 par value		Chairman
Common Stock	Total Devices Management, Ltd.		2,600,000	5.7%
$0.01 par value
Common Stock	Pinnacle China Fund, LP (4)		3,934,211	8.6%
$0.01 par value	4965 Preston Park Blvd.
	Suite 240
	Plano, TX 75093
Common Stock	The Pinnacle Fund, L.P. (5)	3,934,211	8.6%
$0.01 par value	4965 Preston Park Blvd.
	Suite 240
	Plano, TX 75093
Common Stock	Jeffrey L. Feinberg (6)	2,628,893	5.8%
$0.01 par value	2775 Via de la Valle, Suite 204,
	Del Mar, California 92014

* Less than 1%

(1)   Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)   A total of 45,639,396 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

(3)   Includes 2,600,000 shares of our common stock held by Mr. Lin indirectly through, Total Devices Management, Ltd., an entity that is wholly-owned by Mr. Lin. All 24,347,935 shares held by Mr. Lin are subject to a one year Lockup Agreement, dated January 31, 2007, between our Company and Mr. Lin.

(4)   Barry M. Kitt exercises investment discretion and control over the shares of common stock of the Company held by Pinnacle China Fund, L.P., or Pinnacle China. Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle China. Mr. Kitt hereby disclaims beneficial ownership of the shares of common stock reported herein to the extent of his direct or indirect pecuniary interest therein, and nothing herein shall be deemed to be an admission that Mr. Kitt is the beneficial owner of the shares of common stock reported herein for purposes of Section 16 of the Exchange Act or for any other purpose.

(5)   Barry M. Kitt exercises investment discretion and control over the shares of common stock of the Company held by The Pinnacle Fund, L.P., or Pinnacle. Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle. Mr. Kitt hereby disclaims beneficial ownership of the shares of common stock reported herein to the extent of his direct or indirect pecuniary interest therein, and nothing herein shall be deemed to be an admission that Mr. Kitt is the beneficial owner of the shares of common stock reported herein for purposes of Section 16 of the Exchange Act or for any other purpose.

(6)   The securities reported as held by Mr. Feinberg represent shares of common stock held by JLF Partners I, L.P., JLF Partners II, L.P., JLF Off Shore Fund, Ltd. and JLF Concentrated Partners, LP, to which JLF Asset Management LLC serves as the management company and/or investment manager. Mr. Feinberg is the managing member of JLF Asset Management, LLC, and therefore may be deemed to be the beneficial owner of the shares of common stock beneficially owned by JLF Asset Management.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

DESCRIPTION OF CAPITAL STOCK

Common and Preferred Stock

We are authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share. On October 2, 2006, we effected a 4.44444444-to-1 forward split of the outstanding shares of our common stock held as of September 1, 2006. As of January 29, 2008, we have 45,639,396 shares of common stock issued and outstanding. We do not have any authorized preferred stock.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Our independent stock transfer agent is Island Stock Transfer, Inc., 100 2nd Avenue South, Suite 104N, St. Petersburg, Florida 33701. Their telephone number is (727) 289-0010.

Warrants

In connection with our private placement which closed on October 29, 2007, Roth and Brean Murray, our co-lead placement agents, received, as partial compensation, warrants to purchase 300,000 and 100,000 shares of our common stock, respectively. The warrants have a term of five years and are immediately exercisable at $9.60 per share, subject to the usual adjustments for certain corporate events.

The shares underlying the foregoing warrants are included in this registration statement.

SHARES ELIGIBLE FOR FUTURE SALE

As of January 29, 2008, we had 45,639,396 shares of common stock outstanding.

Shares Covered by this Prospectus

All of the 5,400,000 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The SEC has recently adopted amendments to Rule 144 which will become effective on February 15, 2008 and will apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

  1% of the number of shares of common stock then outstanding, which as of January 29, 2008 would equal 456,393 shares; or

  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an "automated quotation system," our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. All but the 5,000,000 of our issued and outstanding shares covered in this prospectus may currently be sold in reliance on Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shall Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

  the least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, our stockholders, who were stockholders of ours prior to the reverse acquisition of CPSH that concluded on January 31, 2007, are able to sell their shares of our common stock from and after January 31, 2008 (the one year anniversary of our reverse acquisition of CPSH) without registration.

Lock-Up Agreements

Our controlling stockholder entered into a lock-up agreement with us in connection with the private placement that we completed on January 31, 2007. Under this agreement, subject to exceptions, he may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing for a period of one year following the effectiveness of the registration statement filed in connection with the private placement.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the common stock offered by this prospectus will be passed upon for us by Broad and Cassel, Attorneys at Law, Miami, Florida.

Our consolidated financial statements (Successor), iASPEC's financial statements (Predecessor) and ISDT’s financial statements have been audited by GHP Horwath, P.C., an independent registered public accounting firm, for the periods and to the extent set forth in their reports appearing herein and elsewhere in this prospectus. Their report regarding our Company describes how we succeeded to the business operations of the Predecessor on October 9, 2006, and as a result, the financial statements of the Successor and the Predecessor are not comparable in all respects. Such financial statements have been so included in reliance upon the reports of such firm given upon the firm’s authority as an expert in auditing and accounting.

The Predecessor 2005 financial statements have been so included in reliance on the reports of Madsen & Associates, CPA's, Inc., an independent registered public accounting firm, given upon the firm's authority as an expert in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

Index to Financial Statements

Page

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)	F-2

Condensed Consolidated Balance Sheet as of September 30, 2007	F-3

Condensed Consolidated Statements of Income and Comprehensive Income for the Three and Nine Months Ended September 30, 2007 and 2006	F-4

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2007 and 2006	F-5

Notes to Condensed Consolidated Financial Statements	F-6

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005, THE PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006 AND THE PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31, 2006	F-13

Report of GHP Horwath, P.C	F-14

Report of Madsen & Associates CPA, Inc.	F-15

Consolidated Statements of Operations for the Year Ended December 31, 2005, the period from January 1, 2006 to October 8, 2006 and the period from January 17, 2006 To December 31, 2006	F-16

Consolidated Balance Sheet as of December 31, 2006	F-17

Consolidated Statements of Stockholders’ Equity for the Year Ended December 31, 2005, the period from January 1, 2006 to October 8, 2006 and the period from January 17, 2006 To December 31, 2006	F-18

Consolidated Statements of Cash Flows for the Year Ended December 31, 2005, the period from January 1, 2006 to October 8, 2006 and the period from January 17, 2006 To December 31, 2006	F-19

Notes to Consolidated Financial Statements	F-20

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD. FINANCIAL STATEMENTS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

F-32

Report of GHP Horwath, P.C	F-33

Balance Sheets as of September 30, 2007 (unaudited), December 31, 2006 and 2005	F-34

Statements of Income and Comprehensive Income for the Nine-Month periods ended September 30, 2007 and 2006 (unaudited), and the Years Ended December 31, 2006 and 2005	F-35

Statements of Changes in Shareholders' Equity for the Nine-Month period ended September 30, 2007 (unaudited), and the Years Ended December 31, 2006 and 2005	F-36

Statements of Cash Flows for the Nine-Month periods ended September 30, 2007 and 2006 (unaudited), and the years ended December 31, 2006 and 2005	F-37

Notes to Financial Statements	F-38

CHINA PUBLIC SECURITY TECHNOLOGY, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	F-45

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2007	F-46

Unaudited Pro Forma Condensed Consolidated Statement of Income for the nine months ended September 30, 2007	F-47

Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2006	F-48

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-49

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	NOTES	DECEMBER 31	SEPTEMBER 30
		2006	2007
ASSETS			(Unaudited)
CURRENT ASSETS
Cash and cash equivalents		$ 172,316	$ 8,839,082
Restricted Cash		-	584,668
Accounts receivable	5	-	10,255,808
Prepaid expenses		-	1,374,797
Related party receivables	6	1,410,471	-
Advances receivable		332,479	-
Inventory		-	2,188,434
Other receivables and deposits		243,948	883,778

TOTAL CURRENT ASSETS		$ 2,159,214	$ 24,126,567

NON-CURRENT ASSETS
Deposit for business acquisition	11		1,331,558
Property and equipment	7	49,826	13,395,518
Intangible assets		-	569,775

TOTAL NON-CURRENT ASSETS		49,826	15,296,851

TOTAL ASSETS		$ 2,209,040	$ 39,423,418

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable		-	$ 2,234,738
Advances payable		200,000	-
Deferred Revenue		-	175,944
Accrued expenses		66,832	391,717
Tax payable		215,255	201,457
Amounts due to a director	6	82,304	82,304
Other payable		-	32,116
TOTAL CURRENT LIABILITIES		564,391	3,118,276

MINORITY INTEREST		-	10,081,360

STOCKHOLDERS' EQUITY
Common stock, par $0.01
Authorized capital, 75,000,000 shares
Shares issued and outstanding (2007: 39,418,720
2006: 31,550,298 shares)		50,000	128,684
Additional paid-in capital		-	13,232,527
Reserves	8	159,465	855,310
Retained earnings		1,435,184	11,159,722
Accumulated other comprehensive income		-	847,539

TOTAL STOCKHOLDERS' EQUITY		1,644,649	26,223,782

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$ 2,209,040	$ 39,423,418

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

The consolidated statements of income and comprehensive income for the three months and nine months ended September 30, 2006 reflects operations of the Predecessor Company. (See Note 1 to the condensed consolidated financial statements)

		PREDECESSOR		SUCCESSOR
		THREE MONTHS	NINE MONTHS	THREE MONTHS	NINE MONTHS
		ENDED	ENDED	ENDED	ENDED
		SEPTEMBER 30	SEPTEMBER 30	SEPTEMBER 30	SEPTEMBER 30
	NOTE	2006	2006	2007	2007

REVENUE - THIRD PARTIES		$ 4,449,060	$ 9,684,279	$ 10,158,286	$ 13,121,765

REVENUE - RELATED PARTY	6	-	-	-	5,476,256

TOTAL REVENUES		4,449,060	9,684,279	10,158,286	18,598,021

COST OF REVENUES		(1,826,500)	(3,712,045)	(5,244,343)	(6,052,886)

GROSS PROFIT		2,622,560	5,972,234	4,913,943	12,545,135

ADMINISTRATIVE EXPENSES		(298,503)	(923,345)	(903,786)	(1,620,965)
SELLING EXPENSES		(36,172)	(155,288)	(101,228)	(345,029)

INCOME FROM OPERATIONS		2,287,885	4,893,601	3,908,929	10,579,141

OTHER INCOME/ (EXPENSES)		6,537	6,537	(111,263)	(83,471)

INCOME BEFORE TAXES AND MINORITY INTEREST		2,294,422	4,900,138	3,797,666	10,495,670

MINORITY INTEREST		-	-	(45,000)	(45,000)

INCOME TAXES	4	(356,284)	(752,485)	(30,288)	(30,288)

NET INCOME		1,938,138	4,147,653	3,722,378	10,420,382

FOREIGN CURRENCY TRANSLATION GAIN	10	81,540	238,350	508,876	847,539

COMPREHENSIVE INCOME		$ 2,019,678	$ 4,386,003	$ 4,231,254	$ 11,267,921

WEIGHTED AVERAGE NUMBER OF SHARES

BASIC		N/A	N/A	39,418,720	38,438,770
DILUTED		N/A	N/A	39,891,236	38,871,098

EARNINGS PER SHARE

BASIC		N/A	N/A	$ 0.09	$ 0.27
DILUTED		N/A	N/A	$ 0.09	$ 0.27

The accompanying notes are an integral part of these condensed consolidated financial statements.

     CHINA PUBLIC SECURITY TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

The consolidated statement of cash flows for the nine months ended September 30, 2006, reflects operations of the Predecessor Company. (See Note 1 to the condensed consolidated financial statements)

	PREDECESSOR	SUCCESSOR
	NINE MONTHS	NINE MONTHS
	ENDED	ENDED
	SEPTEMBER 30,	SEPTEMBER 30,
	2006	2007

OPERATING ACTIVITIES
Net income	$4,147,653	$10,420,382
Adjustments to reconcile net income to net cash provided from (used in) operations
Depreciation	.382,489	683,941
Amortization of intangible assets	104,364	47,501
Minority interest	-	45,000

Changes in operating assets and liabilities, net of VIE acquired
Decrease in inventories	203,237	901,254
Decrease (Increase) in trade and other receivables	1,478,841	(3,811,031)
Increase in prepaid expenses	-	209,702
Decrease in related parties receivables	-	1,308,103
Decrease in related party payables	-	(11,623,250)
Increase in trade and other payables	167,954	96,615
Increase (Decrease) in accrued expenses	(42,180)	185,782
Increase (Decrease) in tax payable	354,520	(44,038)

Net cash provided by ( used in ) operating activities	6,796,878	(1,580,037)

INVESTING ACTIVITIES
Advances to related parties	(1,563,806)	-
Net cash acquired from VIE acquisition	-	4,731,140
Deposit for business acquisition (Note 11)	-	(1,331,558)
Purchase of property and equipment	(3,268,668)	(6,010,693)
Capitalized software development cost	(101,096)	-

Net cash used in investing activities	(4,933,570)	(2,611,111)

FINANCING ACTIVITIES
Short-term loan	632,591	-
Increase in restricted cash	-	(584,668)
Receipt of advances payable	-	(200,000)
Cash received from private placement of common stock	-	13,311,211

Net cash provided by financing activities	632,591	12,526,543

EFFECT OF EXCHANGE RATE CHANGES ON CASH	7,747	331,371

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,495,899	8,335,395

CASH AND CASH EQUIVALENTS, BEGINNING	57,758	172,316

CASH AND CASH EQUIVALENTS, ENDING	$ 2,561,404	$ 8,839,082

Supplemental disclosure of cash flow information
Income taxes paid	$ 526,905	$ 80,847

 VIE: See Note 2 for assets and liabilities of VIE at July 1, 2007, the date of consolidation.

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

China Public Security Technology, Inc., formerly Irish Mag Inc., and its subsidiaries, (the “Company” or the “Successor”) is a provider of integrated solutions for the public security sector in China, specializing in providing public security information technology and Geographic Information Systems or GIS software operating services.

To comply with PRC laws and regulations that restrict foreign ownership of companies that provide public security information technology and Geographic Information Systems software operating services to certain government and other customers, the Company operates the restricted aspect of its business through Shenzhen iASPEC Software Engineering Company Limited (“iASPEC” ).

Reverse Merger Transaction

Between October 6, 2006 and January 31, 2007, the Company consummated a series of transactions whereby it purchased all the issued and outstanding stock of China Public Security Holdings (“CPSH”) from the current Chairman and Executive Officer, Jiang Huai Lin (“Mr. Lin”), for 25,500,000 shares of common stock. As a result of these transactions, CPSH and its wholly-owned subsidiary, Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Co. Ltd.) (“Public Security”), became the Company’s wholly-owned subsidiaries, and Mr. Lin became the beneficial owner of approximately 81% of the Company’s issued and outstanding common stock.

Business Turnkey Agreement

On October 9, 2006, Public Security, entered into a Business Turnkey Agreement, as amended (the “Turnkey Agreement”) with iASPEC , a PRC company controlled by Mr. Lin. iASPEC is a software development company that provides public security information technology and Public(“PGIS”) and Civil Geographic Information Systems (“CGIS”) operating services to government and private customers in the PRC. Under the Turnkey Agreement, Public Security was to pay an annual fee of $180,000 to iASPEC and was to perform all services necessary for iASPEC to fulfill its customer contracts in exchange for 100% or 90% of the revenues from such contracts, depending on the contract. In addition, under the Turnkey Agreement, iASPEC granted Public Security an exclusive, royalty-free, transferable, worldwide perpetual license to use and install iASPEC’s proprietary software. No other tangible assets or liabilities were transferred to Public Security under the Turnkey Agreement. Accordingly, Public Security essentially succeeded to the business operations of iASPEC and iASPEC is considered the Predecessor to Public Security. Effective July 1, 2007, Public Security, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai, terminated the Turnkey Agreement, and replaced it with a Management Service Agreement (“MSA”).

Management Service Agreement

Pursuant to the terms of the MSA, iASPEC granted Public Security a ten-year, exclusive, royalty-free, transferable worldwide license to use and install certain iASPEC software, along with copies of source and object codes relating to such software. In addition, Public Security licensed back to iASPEC a royalty-free, limited, non-exclusive license to the software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. Public Security has the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve as a majority on iASPEC’s board of directors, and to assist in managing the business and operations of iASPEC. In addition, both iASPEC and Public Security will require the affirmative vote of a majority of the Company’s board of directors, including at least one non-insider director, for certain material actions, as defined, with respect to iASPEC.

Under the MSA, Public Security receives 100% of the net received profit of iASPEC, and reimburses iASPEC for all net losses incurred by iASPEC, as such terms are defined in the MSA, and iASPEC is permitted to retain $180,000 per year out of the net received profits. The MSA also provides that Public Security may advance to iASPEC, at its sole discretion, amounts to be credited against Public Security’s future obligations to iASPEC. Any such advances are treated as prepayments and not as loans and iASPEC has no obligation to repay any such advances except by crediting the amount of such advances against Public Security’s obligation to reimburse net losses, or by adding the amount thereof to net received profit when and as requested by Public Security. The parties to the MSA also agreed that, by no later than September 30, 2007, a calculation will be prepared of a true-up amount, consisting of the cumulative net profit or net losses of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security, through the date of the MSA, and iASPEC will pay such true-up amount to Public Security if there is a net received profit, while Public Security is obligated to reimburse such true-up amount to iASPEC if it is there is a net loss. The true up amount has been calculated to be $7,005,183 payable by iASPEC to Public Security. As of September 30, 2007, iASPEC has repaid $3,913,490 of the true-up and will pay the remaining amounts of $3,091,693 before December 31, 2007.

In connection with the MSA, Public Security also entered into an immediately exercisable purchase option agreement (“Option Agreement”) with iASPEC and its shareholders, pursuant to which the iASPEC shareholders granted the Company or its designee(s) an exclusive, irrevocable option to purchase, from time to time, all or a part of iASPEC’s shares or iASPEC’s assets from the iASPEC shareholders for $1,800,000 in the aggregate,. The option may not be exercised if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated.

The substance of the MSA and the Option Agreement is to:

  Allow the Company to utilize the business licenses, contacts, permits and other resources of iASPEC in order for the Company to be able to expand its operations and business model;

  Provide the Company with effective control over all of iASPEC's operations;

  Allow the shareholders of iASPEC an opportunity to monetize a portion of their investment through the $1.8 million purchase option.

The Company has adopted Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46R, Consolidation & Variable Interest Entities (“VIEs”), (“FIN 46R”), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. FIN 46R requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. As a result of the MSA and the Option Agreement, iASPEC  became a VIE of the Company and iASPEC‘s results are consolidated in the company’s financial statements. To comply with PRC laws and regulations, the Company provides substantially all of its public security information technology and Geographic Information System Software operating services via the VIE.

Basis of Presentation

The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for quarterly financial information and pursuant to the requirements for reporting on Form 10-QSB. The condensed consolidated financial statements include the accounts of the Company, its subsidiaries and variable interest entities for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. Accordingly, these condensed consolidated financial statements do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, the information included in these quarterly financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. Results shown for quarterly periods are not necessarily indicative of the results to be obtained for a full year. The condensed consolidated balance sheet information as of December 31, 2006 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-KSB. These interim financial statements should be read in conjunction with that report.

Although the Successor was formed on January 17, 2006, it had no significant operations in the period from January 17, 2006 through September 30, 2006. Therefore, the accompanying financial statements for the period from January 1, 2006 through September 30, 2006 (the “Predecessor Period”) reflect the results of operations of iASPEC (the “Predecessor”). The accompanying consolidated financial statements for the nine months ended September 30, 2007 (the “Successor Period”) reflect the results of operations of the Company, its subsidiaries, and its VIE from July 1, 2007, the date upon which the Company became the primary beneficiary. Accordingly, the results of operations of the Predecessor and the Successor are not comparable in all aspects.

2. VARIABLE INTEREST ENTITY

As a result of the MSA, iASPEC became the Company’s VIE effective as of July 1 2007. While the Company has held an economic interest in iASPEC since October 9, 2006, the MSA and the Option Agreement have given the Company control over the business and operations of iASPEC, and the company became the primary beneficiary of iASPEC. The consolidated financial statements for the three and nine months ended September 30, 2007, include the results of operations of iASPEC from July 1, 2007, even though the Company does not own any of iASPEC’s equity.

iASPEC’s assets and liabilities as of July 1, 2007 and September 30, 2007 are as follows:

	JULY 1	SEPTEMBER 30
	2007	2007

Cash and cash equivalents	$ 4,731,140	$ 2,843,679
Restricted cash	-	584,668
Accounts receivable	5,837,210	9,648,617
Inventory	3,066,853	2,080,578
Other Current assets	2,296,535	1,599,327
Property, Plant and equipment	7,844,889	7,799,127
Intangible Assets	609,540	569,775
Accounts Payable	(2,067,458)	(1,818,725)
Amounts due to related parties	(11,875,579)	(12,532,541)
Other current liabilities	(406,770)	(693,145)

	$ 10,036,360	$ 10,081,360

Amounts due to related parties include $3,091,693 payable by iASPEC to the Company under the Turnkey Agreement and $3,163,779 net received profit payable by iASPEC to the Company under the MSA, and $6,277,069 payable by iASPEC to the Company for advances made to iASPEC by the Company.. These amounts have been eliminated on consolidation.

As of July 1, 2007, minority interest consists of 100% of the equity of iASPEC owned by Mr. Lin and Mr. Jin Zhu Cai. During the three months ended September 30, 2007, all but $45,000 of iASPEC’s net income was allocated to the Company. The $45,000 was attributed to the minority interest, resulting in minority interest of $10,081,360 at September 30, 2007.

3. USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

4. INCOME TAXES

Pre-tax income for the Predecessor and Successor is taxable in the PRC. The reconciliation of income taxes computed at the PRC federal statutory tax rate applicable to enterprises operating in the Shenzhen Special Economic Zone, to income tax expense is as follows:

	Predecessor		Successor

	Three months	Nine months	Three months	Nine months
	ended	ended	ended	ended
	September 30	September 30	September 30	September 30
	2006	2006	2007	2007

PRC Federal statutory tax rate	15%	15%	15%	15%

Computed expected income tax expense	$ 344,162	$ 735,020	$ 569,650	$ 1,574,351
Tax exemption	-	-	(539,362)	(1,544,063)
Permanent differences	12,122	17,465	-	-

Income taxes	$ 356,284	$ 752,485	$ 30,288	$ 30,288

The Company, its PRC subsidiary, Public Security (Successor) and iASPEC (Predecessor) are all governed by the Income Tax Laws of the PRC and are subject to the PRC’s enterprise income tax, or EIT. The statutory rate is 33%. However, since both Public Security and iASPEC are located in the Shenzhen Economic Special Zone, both companies are entitled to a permanent preferential income tax rate of 15% of assessable profits. As a wholly owned foreign investment enterprise, Public Security is entitled to enjoy a two year tax exemption, followed by a 7.5% tax exemption for three years thereafter. On August 10, 2007, Public Security was granted EIT exemption by PRC tax authorities, retroactive to January 1 2007.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, or FIN 48, on January 1, 2007, and did not have any unrecognized tax benefits. There was no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal tax examinations for years before 2004. Various state and foreign jurisdiction tax years remain open to examination as well, though the Company believes any additional assessment will be immaterial to its consolidated financial statements.

On March 16, 2007, the 10th People’s Congress of China passed the China Unified Corporate Income Tax Law (the “Unified Tax Law”), effective on January 1, 2008, which establishes a single unified 25% income tax rate for most companies, with a preferential income tax rate of 15% to be applicable to enterprises in the Shenzhen Special Economic Zone. The Company believes that the Unified Tax Law does not impact its qualification to enjoy a tax exemption in fiscal year 2007,and as such, the Company believes that the current tax rate of 0% will continue to apply upon the implementation of the Unified Tax Law in 2008. Moreover, after the implementation of the Unified Tax Law, the Company believes that enterprises in the Shenzhen Special Economic Zone will still continue to enjoy a two-year tax exemption, followed by a 7.5% tax exemption for three years thereafter.

EIT exemptions claimed by Public Security may become payable if Public Security were to dissolve within the next 10 years. However, management believes that the PRC tax authorities will not request payment of any such amounts.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter.

5. ACCOUNTS RECEIVABLE AND CONCENTRATIONS

Three customers accounted for 47%, 24% and 14%, respectively of accounts receivable as of September 30, 2007. These customers accounted for 21%, 12% and 5%, respectively of the revenue from third parties for the nine months ended September 30, 2007 and 15%, 28% and 7% of revenues, respectively for the three months ended September 30, 2007.

6. RELATED PARTY BALANCES AND TRANSACTIONS

At December 31, 2006 and September 30, 2007, related party receivables and amounts due to a director consisted of:

	December 31	September 30
	2006	2007
Due from related company
Shenzhen iASPEC Software Engineering
Co. Ltd. (the Predecessor)
Revenues under the Turnkey Agreement	$ 1,185,449	$ -
Fee payable under the Turnkey Agreement	(45,000)	-
Other advances	154,710	-
	1,295,159	-

Hong Kong United Development Group Limited	115,312	-
Total	$ 1,410,471	$ -

Due from / (to) a director

Due to Mr. Lin	$ (82,304)	$ (82,304)

Effective July 1, 2007, when iASPEC became the Company’s VIE, the results if iASPEC ‘s operations have been consolidated. Prior to July 1, 2007, revenues earned from iASPEC under the Turnkey Agreement were recorded as related party revenues in the Company’s financial statements.

Amounts earned from iASPEC under the Turnkey Agreement from January 1, 2007 through June 30, 2007 are as follows:

Revenues, per contracts	$ 12,713,673
Cost of sales incurred by iASPEC	(6,558,443)
Expenses paid by iASPEC on behalf of Public Security	(678,974)
Net	$ 5,476,256

Fee payable to iASPEC under the Turnkey Agreement	$ 90,000

7. PROPERTY AND EQUIPMENT

At December 31, 2006 and September 30, 2007, property and equipment consist of:

	December 31	September 30
	2006	2007

At cost:
Office equipment	$12,830	$102,051
Electronics equipment	38,127	7,391,957
Motor vehicles	-	492,496
Purchased software	-	2,601,057
Office building	-	4,180,264
	50,957	14,767,825

Accumulated depreciation	(1,131)	(1,372,307)

	$49,826	$13,395,518

8. RESERVES AND DISTRIBUTION OF PROFIT

In accordance with relevant PRC regulations and the Articles of Association of PST , appropriations of net income as reflected in the Company’s PRC statutory financial statements are to be allocated as a statutory reserve, as determined by resolution of the board of directors. Through September 30, 2007, $855,310 has been appropriated for this purpose.

9. STOCKHOLDERS EQUITY

On January 31, 2007 and February 6, 2007, the Company issued an aggregate of 7,868,422 shares of common stock to two accredited investors in a private placement transaction and received proceeds of $13,311,211. As partial compensation for private placement agent and finder services, a total of 550,789 warrants for the purchase of the Company’s common stock were issued during the three months ended March 31, 2007. The Company also issued an additional 236,052 warrants for the purchase of its common stock, as partial compensation for financial advisory services related to the private placement transaction. The foregoing warrants have a term of five years, are exercisable immediately on issuance and have an exercise price of $2.28 per share.

10. FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial statements of Public Security and iASPEC are measured using the local currency (Chinese Renminbi Yuan) as the functional currency. The assets and liabilities are translated using the exchange rate in effect at the balance sheet date, and the results of operations of are translated at the average exchange rates during the period. Translation adjustments are included in comprehensive income in the accompanying statements of income and comprehensive income. During the three and nine months ended September 30, 2007, the Company recorded translation gains of $508,876 and $847,539, respectively, as a component of accumulated other comprehensive income. During the three and nine months ended September 30, 2006, the Predecessor recorded translation gains of $ 81,540 and $238,350, respectively, as a component of other comprehensive income.

11. SUBSEQUENT EVENTS

(a) Security Purchase Agreement

On October 25, 2007, the Company entered into a securities purchase agreement (the "Securities Purchase Agreement") with certain accredited investors (collectively, the "Investors"). Under the Securities Purchase Agreement, the Company agreed to issue and sell to the Investors up to 5,000,000 shares of the Company’s common stock, representing approximately 11% of the issued and outstanding capital stock of the Company on a fully-diluted basis as of and immediately after consummation of the transactions contemplated by the Securities Purchase Agreement, for an aggregate purchase price of up to $40,000,000 (the "Purchase Price"), or $8.00 per share. On October 29, 2007, the 5,000,000 shares were issued and the company received cash proceeds of $36,000,000.

Pursuant to the Securities Purchase Agreement, the Company also entered into (i) a registration rights agreement (the "Registration Rights Agreement") with the Investors, pursuant to which, among other things, the Company agreed to register the shares of its common stock issued to the Investors within a pre-defined period and (ii) a closing escrow agreement (the "Escrow Agreement") with the Investors and the Company’s U.S. legal counsel, as escrow agent, pursuant to which the Investors agreed to deposit the Purchase Price into escrow to be released upon the occurrence of the events set forth in the Escrow Agreement. The Company also agreed to use its reasonable best efforts to have its common stock listed and traded on any one of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Capital Market by June 30, 2008.

In connection with the Securities Purchase Agreement, the Company issued warrants to Roth Capital Partners, LLC and Brean Murray, Carret & Co., LLC for the purchase of 300,000 and 100,000 shares of the Company’s common stock, respectively. The warrants are for a term of 5 years, have an exercise price of $9.60 per share, and include registration rights to register the shares issuable upon exercise of such warrants.

(b) Acquisition of Fortune Fame International Investment Ltd.

On November 7, 2007, the Company acquired 100% of the equity interests of Fortune Fame International Investment Limited, or Fortune Fame, a Hong Kong company, and its operating PRC subsidiary, Shenzhen Information Security Development Technology Company Ltd. The agreement with Fortune Fame provides for RMB53,000,000 (approximately, $7.1 million) to be paid in cash and the issuance of 883,333 shares of the Company’s common stock. Pursuant to the terms and conditions of a share transfer agreement (the "Transfer Agreement"), entered into by and among CPSH, Cheer Crown International Investment Limited ("Cheer Crown"), Mr. Dongwei Gao and the Company, 383,333 shares of common stock are to be issued to Cheer Crown and 500,000 shares are to be issued to Mr. Gao, the Chairman of Fortune Fame’s board of directors, within ninety days of the closing. Under the terms of the Transfer Agreement, Mr. Gao has agreed to continue on as the Chairman of Fortune Fame. Mr. Gao also agreed that he will return 250,000 shares of the Company’s common stock if Fortune Fame does not meet certain net income targets in 2008, and 250,000 shares if Fortune Fame does not meet certain net income targets in 2009. At September 30, 2007, the Company had paid a deposit of $1,331,558 for the acquisition of Fortune Fame. This deposit was to be refunded if the transaction was not consummated.

Shenzhen Information Security Development Technology Company Ltd. ("Shenzhen Information Security"), provides a leading Certification Authority ("CA"), application platform and e-Government solution technology, and is an exclusive CA application provider for the Shenzhen municipality in the PRC. The CA certification allows Shenzhen Information Security to issue digital certificates that contain a public key that can be used by the public to encrypt messages and protect the identity of the user. The CA also certifies that the public key contained in the certificate belongs to the person, organization, server or other entity noted in the certificate. CAs are currently used in China’s e-Government industry and can be successfully integrated with our platform and solutions to enhance our customers' applications.

(c) On October 18, 2007 and November 2, 2007, the Company issued 84,211 and 183,132 shares of common stock, respectively, in connection with the cashless exercise of 110,157 and 236,052 warrants issued in February 2007.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2005
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
China Public Security Technology, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of China Public Security Technology, Inc. and subsidiaries (Successor) (Note 1) as of December 31, 2006, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the period from January 17, 2006 to December 31, 2006 (Successor Period); and we have audited the statements of income and comprehensive income, stockholders' equity and cash flows of Shenzhen iASPEC Software Engineering Company Limited (Predecessor) (Note 1) for the period from January 1, 2006 to October 8, 2006 (Predecessor Period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Public Security Technology, Inc. and its subsidiaries at December 31, 2006, and the consolidated results of their operations and cash flows for the Successor Period and the results of operations and cash flows of Shenzhen iASPEC Software Engineering Company Limited for the Predecessor Period, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, China Public Security Technology, Inc. succeeded to the business operations of the Predecessor on October 9, 2006. As a result, the financial statements of the Successor and the Predecessor are not comparable in all respects.

GHP Horwath, P.C.
Denver, Colorado
April 10, 2007

Madsen & Associates CPAs, Inc.

 684 East Vine Street #3, Murray, UT 84107                                                                            PHONE: (801) 268-2632 FAX: (801) 268-3978

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Shenzhen iASPEC Software Engineering Co. Limited
(Incorporated in the People's Republic of China)

We have audited the accompanying balance sheets of Shenzhen iASPEC Software Engineering Co. Limited as of December 31, 2005 and 2004 and the related statements of operations and comprehensive income, stockholder's equity, and cash flows for the year ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shenzhen iASPEC Software Engineering Co. Limited. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

s/Madsen & Associates CPA's, Inc.
Madsen & Associates CPAs, Inc.

Murray, Utah
August 11, 2006

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31 2005
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31 2006

The consolidated statements of operations for the year ended December 31, 2005 and for the period from January 1 to October 8, 2006 reflect operations of the Predecessor Company. (See Note 1 to the consolidated financial statements)

		PREDECESSOR		SUCCESSOR
			JANUARY 1	JANUARY 17
		YEAR ENDED	THROUGH	THROUGH
		DECEMBER 31	OCTOBER 8	DECEMBER 31
	NOTES	2005	2006	2006

REVENUE - THIRD PARTIES		$5,023,065	$9,644,332	$989,755

REVENUE - RELATED PARTY	5	-	-	1,185,449

TOTAL REVENUES		5,023,065	9,644,332	2,175,204

COST OF REVENUES		(2,292,785)	(3,739,518)	(89,934)

GROSS PROFIT		2,730,280	5,904,814	2,085,270

ADMINISTRATIVE EXPENSES		(474,822)	(924,196)	(97,510)
ANNUAL FEE TO iASPEC		-	-	(45,000)
SELLING EXPENSES		(184,494)	(157,855)	(60,013)

INCOME FROM OPERATIONS		2,070,964	4,822,763	1,882,747

OTHER INCOME		62,296	6,584	1,305

INCOME BEFORE TAX		2,133,260	4,829,347	1,884,052

INCOME TAXES	3	(321,000)	(749,381)	(289,403)

NET INCOME		1,812,260	4,079,966	1,594,649

FOREIGN CURRENCY TRANSLATION
ADJUSTMENT		-	268,305	-

COMPREHENSIVE INCOME		$1,812,260	$4,348,271	$1,594,649

WEIGHTED AVERAGE NUMBER
OF SHARES		N/A	N/A	26,958,104

BASIC AND DILUTED
EARNINGS PER SHARE		N/A	N/A	$0.06

The accompanying notes are in integral part of these consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2006

	NOTES

ASSETS

CURRENT ASSETS
Cash and cash equivalents		$172,316
Related party receivables	5	1,410,471
Advances receivable	4	332,479
Other receivables and deposits		243,948

TOTAL CURRENT ASSETS		2,159,214

PROPERTY AND EQUIPMENT	6	49,826

TOTAL ASSETS		$2,209,040

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Advances payable	7	$200,000
Accrued expenses		66,832
Tax payable		215,255
Amounts due to a director	5	82,304

TOTAL CURRENT LIABILITIES		564,391

STOCKHOLDERS' EQUITY
Common stock, par $0.01
Authorized capital, 75,000,000 shares
Shares issued and outstanding 31,550,298 shares		50,000
Reserves	8	159,465
Retained earnings		1,435,184

TOTAL STOCKHOLDERS' EQUITY		1,644,649

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$2,209,040

The accompanying notes are in integral part of these consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEAR ENDED DECEMBER 31 2005
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31 2006

The consolidated statements of stockholders' equity for the year ended December 31, 2005 and for the period from January 1 to October 8, 2006 reflects equity of the Predecessor Company. (See Note 1 to the consolidated financial statements)

						Accumulated
	Common stock		Additional	Retained		other
	par value $0.12		paid-in	earnings		comprehensive
	Shares	Amount	capital	(deficit)	Reserve	income	Total
THE PREDECESSOR:

Balance as at January 1, 2005	30,000,000	$3,642,000	$665,548	$(965,334)	$-	$-	$3,342,214

Net income for the year ended
December 31, 2005	-	-	-	1,812,260	-	-	1,812,260

Balance as at January 1, 2006	30,000,000	3,642,000	665,548	846,926	-	-	5,154,474

Net income for the period from January, 1, 2006
through October 8, 2006	-	-	-	4,079,966	-	-	4,079,966
Foreign currency translation adjustments	-	-	-	-	-	268,305	268,305
Transfer to reserve	-	-	-	(774,551)	774,551	-	-
Balance as at October 8, 2006	30,000,000	$3,642,000	$665,548	$4,152,341	$774,551	$268,305	$9,502,745

					Accumulated
	Common stock				other
	par value $0.01		Retained		comprehensive
	Shares	Amount	earnings	Reserve	income	Total
THE SUCCESSOR:

Capital contribution January 17, 2006	25,500,000	$50,000	$-	$-	$-	$50,000
Acquisition of Irish Mag Inc.	6,050,298	-	-	-	-	-
Net income from January 17, 2006
through December 31, 2006	-	-	1,594,649	-	-	1,594,649
Transfer to reserve	-	-	(159,465)	159,465	-	-
Balance as at December 31, 2006	31,550,298	$50,000	$1,435,184	$159,465	$-	$1,644,649

The accompanying notes are in integral part of these consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31 2005
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31 2006

The consolidated statements of cash flows for the year ended December 31 2005 and for the period from January 1 to October 8, 2006 reflect operations of the Predecessor Company.

	PREDECESSOR		SUCCESSOR
		JANUARY 1	JANUARY 17
	YEAR ENDED	THROUGH	THROUGH
	DECEMBER 31,	OCTOBER 8,	DECEMBER 31,
	2005	2006	2006
OPERATING ACTIVITIES
Net income	$1,812,260	$4,079,966	$1,594,649
Adjustments to reconcile net income
to net cash providing from operations
Depreciation	362,970	422,946	1,131
Amortization of intangible assets	61,122	105,630	-

Changes in operating assets and liabilities
(Increase) decrease in inventories	(274,288)	203,236	-
Increase in trade and other receivables	(1,632,279)	1,516,215	(243,948)
Increase in related parties receivables	-	-	(1,295,159)
Increase in trade payables	6,956	150,266	-
Increase in accrued expenses	40,640	(11,332)	66,832
Increase in tax payable	-	354,520	215,255

Net cash provided by operating activities	377,381	6,821,447	338,760

INVESTING ACTIVITIES
Advances to third parties	-	-	(332,479)
Advances to related parties	-	(1,563,806)	(115,312)
Purchase of plant and equipment	(30,876)	(3,329,474)	(50,957)
Capitalised software development cost	(331,491)	(102,953)	-

Net cash used in investing activities	(362,367)	(4,996,233)	(498,748)

FINANCING ACTIVITIES
Advances payable	-	-	200,000
Amount due to stockholder	-	-	82,304
Short term loan	-	632,591	-
Capital contribution	-	-	50,000

Net cash provided by financing activities	-	632,591	332,304

NET INCREASE IN CASH AND CASH
EQUIVALENTS	15,014	2,457,805	172,316

EFFECT OF EXCHANGE RATE ON CASH	-	65,740	-

CASH AND CASH EQUIVALENTS, BEGINNING	42,744	57,758	-

CASH AND CASH EQUIVALENTS, ENDING	$57,758	$2,581,303	$172,316

Supplemental disclosure of cash flow information
Income tax paid	$159,380	$508,712	$74,148

The accompanying notes are in integral part of these consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31 2005
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31 2006

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

China Public Security Technology, Inc. (formerly, Irish Mag, Inc.) (“CPST”) is a provider of integrated solutions for the public security sector in the People's Republic of China (“PRC”), specializing in providing public security information communication applications and Geographic Information Systems (“GIS”) software services. These services are provided through CPST's wholly owned subsidiary, Bo Hai Wen Technology (Shenzhen) Company (“Bo Hai Wen”). As further described below, prior to October 9, 2006, these business operations were performed by CPST's predecessor, Shenzhen iASPEC Software Engineering Company Limited (“iASPEC”). The majority owner of both CPST and iASPEC is Mr. Lin Jiang Huai (“Lin”). Prior to October 9, 2006, the Company was a privately owned entity formed as a British Virgin Island holding company (“CPST BVI”). Through a series of transactions commencing on October 6, 2006, CPST BVI and Irish Mag, Inc. (“Irish Mag”), a public shell company, entered into a reverse merger whereby Irish Mag acquired all the outstanding common stock of CPST BVI (the “Acquisition”). For accounting purposes, the Acquisition of CPST BVI by Irish Mag has been recorded as a reverse acquisition of a public shell and a recapitalization of CPST BVI based on factors demonstrating that CPST BVI represents the accounting acquirer. The Acquisition is equivalent to the issuance of stock by CPST BVI for the net monetary assets (which were not significant) of Irish Mag. The shareholders of CPST BVI received approximately 81% of the post-Acquisition common stock of Irish Mag. In addition, post-Acquisition management personnel and the Board of Directors of the Company now consist of individuals previously holding such positions with CPST BVI. The historical shareholders' equity of CPST BVI prior to the Acquisition has been retroactively restated (a recapitalization) for the equivalent number of shares received in the Acquisition. The restated consolidated retained earnings of CPST BVI have been carried forward after the Acquisition. Immediately prior to the Acquisition, Irish Mag. was essentially a shell company. Irish Mag changed its name to China Public Security Technology, Inc. (the “Company”) in January 2007. Prior to the Acquisition, Irish Mag had 1,350,000 shares of common stock outstanding. On October 2, 2006, Irish Mag effected a forward stock split of 4.44444444:1, which increased the issued share capital to 6,000,000 shares of common stock. Share and per share amounts have been retroactively restated to reflect the forward stock splits.

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

October 24, 2006, the Company issued an additional 50,298 shares to the former majority shareholder of Irish Mag in connection with the Acquisition.

On October 9, 2006, Bo Hai Wen entered into a Business Turnkey Agreement, as amended (the “Turnkey Agreement”) with Shenzhen iASPEC Software Engineering Company Limited (“iASPEC”), a PRC company controlled by Lin. iASPEC is a software development company that sells Public (“PGIS”) and Civil Geographic Information Systems (“CGIS”) to government and private customers in the PRC. Under the Turnkey Agreement, Bo Hai Wen is to pay an annual fee of $180,000 to iASPEC and is to perform all services necessary for iASPEC to fulfill its customer contracts in exchange for 100% or 90%, depending on the contract, of contract amounts. In addition, under the Turnkey Agreement, iASPEC granted Bo Hai Wen an exclusive, royalty-free, transferable, worldwide perpetual license to use and install iASPEC's proprietary software. No other tangible assets or liabilities were transferred to Bo Hai Wen under the Turnkey Agreement. Accordingly, Bo Hai Wen essentially succeeded to the business operations of iASPEC and iASPEC is considered the Predecessor to Bo Hai Wen. The financial statements for the year ended December 31, 2005 and the period from January 1, 2006 through October 8, 2006 (the “Predecessor Period”) reflect the results of operations of iASPEC (the “Predecessor”). The financial statements for the period from January 17, 2006 through December 31, 2006 (the “Successor Period”) reflect the results of operations of CPST BVI (the “Successor”). Accordingly, the results of operations of the Predecessor and the Successor are not comparable in all respects.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of consolidation

The consolidated financial statements of the Company and its subsidiaries are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation.

(b) Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c) Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the assets' estimated useful lives, using the straight-line method. Estimated useful lives of property and equipment are as follows:

Office equipment	5 years
Electronics equipment	5 years

Maintenance and repairs costs are expensed as incurred, whereas significant renewals and betterments are capitalized.

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is determined by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

There were no impairments of long-lived assets as of December 31, 2006.

(d) Fair Value of Financial Instruments

The Company's financial instruments include cash and cash equivalents, related party receivables and payables, other receivables, other payables, tax payables and amount due to a director. Management has estimated that the carrying amount of cash and cash equivalents, other receivables, other payables and tax payables approximates their fair value due to their short-term nature. The fair value of the related party receivables and amounts due to a director is not practicable to estimate due to the related party nature of the transactions.

(e) Concentration of Risks

During the year ended December 31, 2005, 1 customer accounted for 35% of third party revenues. During the period from January 1, 2006 through October 8, 2006, no customer accounted for over 10% of third party revenues. During the period from January 17, 2006 through December 31, 2006, no customer accounted for greater than 10% of third party revenues.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Only entities that possess the necessary government licenses and approvals may obtain certain PGIS contracts with PRC Government customers and, because Bo Hai Wen is considered a foreign owned entity in the PRC, it cannot possess these licenses and approvals. Instead Bo Hai Wen relies exclusively on iASPEC to solicit and obtain PGIS contracts, which Bo Hai Wen will then fulfill under the Turnkey Agreement. During the Successor Period, Bo Hai Wen had neither the PRC required licenses nor the workforce necessary to perform under the Turnkey Agreement and relied upon iASPEC's licenses and workforce to fulfill its obligations thereunder. During the Successor Period, many of the expenses of the Company were incurred and paid by iASPEC. In accordance with SEC staff Accounting Bulletin 55, the Successor Period financial statements reflect all of the costs associated with the operations of Bo Hai Wen. Because iASPEC fulfilled all obligations for contracts under the Turnkey Agreement, substantially all costs incurred and paid for by iASPEC during the Successor Period have been allocated to Bo Hai Wen. Management believes that this method of allocation is reasonable. Accordingly amounts reported by Bo Hai Wen under the Turnkey Agreement reflect contract amounts net of costs incurred by iASPEC. Amounts reported by Bo Hai Wen represent approximately 55% of total revenues during the Successor Period. Bo Hai Wen expects to continue to rely exclusively on iASPEC to execute these PGIS contracts. During the Successor Period, 2 customers accounted for 13% and 29% of gross revenues under the Turnkey Agreement.

(f) Economic and Political Risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(g) Revenue Recognition

During the Predecessor Period, revenues from products were recognized only when persuasive evidence of an arrangement existed, delivery had occurred or services had been rendered, the price to the customer was fixed or determinable, and collectibility was reasonably assured. Generally, revenue was recognized (1) upon shipment for equipment and software, (2) as work was performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. The Company's revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” and AICPA Statement of Position No. 97-2, “Software Revenue Recognition”

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g) Revenue Recognition (Continued)

During the Successor Period, Bo Hai Wen generated revenues from CGIS contracts with its customers. Revenues from products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectibility is reasonably assured. Generally, revenue is recognized (1) upon shipment for equipment and software, (2) as work is performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. The Company's revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” and AICPA Statement of Position No. 97-2, “Software Revenue Recognition”.

In addition, during the Successor Period Bo Hai Wen generated revenues under the Turnkey Agreement. Through December 31, 2006, Bo Hai Wen had neither the PRC required licenses nor the workforce necessary to perform under the Turnkey Agreement and relied upon iASPEC's licenses and workforce to fulfill its obligations thereunder. Because iASPEC maintains all customer relationships, procures the hardware required for each contract, and provides the workforce and facilities necessary to fulfill contracts, amounts reported by Bo Hai Wen under the Turnkey Agreement reflect contract amounts net of costs incurred by iASPEC.

The majority of revenues are generated from fixed-price contracts, which provide for licenses to software products, and services to customize such software to meet customers' use. Generally, when the services are determined to be essential to the functionality of the delivered software, revenue is recognized using the percentage of completion method of accounting in accordance with SOP 97-2 and 81-1 “Accounting for Long-term Construction Type Contracts”. The percentage of completion for each contract is estimated based on the ratio of direct labor hours incurred to total estimated direct labor hours.

(h) Foreign Currency Translation

The functional currency of Bo Hai Wen is Renminbi (RMB) and the RMB is not freely convertible into foreign currencies. Bo Hai Wen maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods. Transaction gains or losses were not significant for the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

On October 9, 2006, in connection with the Acquisition, the Company adopted the United States dollar as its reporting currency. The financial statements for the Predecessor Period have been recast using a method consistent with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation” to reflect the United States dollar as if the United States dollar had been used for the Predecessor Period.

Accordingly, for financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders' equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of shareholders' equity. The exchange rates adopted are as follows:-

	December 31 2006	October 8 2006	2005

Year / Period end exchange rate	7.805	7.904	8.237

Average yearly / period exchange rate	7.805	8.000	8.237

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(i) Accounting for Computer Software to Be Sold, Leased or Otherwise Marketed

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”. Costs related to establishing the technological feasibility of a software product are expensed as incurred as a part of research and development in general and administrative expenses. There were no research and development expenses in the Predecessor and Successor Periods. Costs that are incurred to produce the finished product after technological feasibility is established are capitalized and amortized over the estimated economic life of 5 years. The Company performs periodic reviews to ensure that unamortized program costs remain recoverable from future revenue. Software development costs of $331,491 and $102,953 were capitalized during the year ended December 31, 2005 and the period from January 1, 2006 through October 8, 2006 respectively. No software development costs were capitalized in the Successor Period.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

During the Predecessor Period from January 1, 2006 through October 8, 2006 and the year ended December 31, 2005, amortization expense of approximately $106,000 and $61,000, respectively was charged to income.

(j) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(k) Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

(l) Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that shared in the earnings of the entity. There were no outstanding dilutive securities during 2006.

(m) Sales, use and other Value Added Tax

Revenue is recorded net of applicable state, use and other Value Added Tax.

(n) Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS 109 “Accounting for Income Taxes.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance for de-recognition of tax positions, financial statement classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. Adoption of this statement is not expected to have a material effect on the operating results of the Company, as a recently completed assessment of the Company's current tax positions indicated no uncertainties that would warrant different recognition and valuation from that applied in the Company's tax returns.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact this statement will have on its financial statements.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit.

The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.

The Company is currently assessing the impact adoption of SFAS No. 159 will have on its consolidated financial statements.

3. INCOME TAXES

Pre-tax income for the Predecessor and Successor periods was taxable in the PRC. The reconciliation of income taxes computed at the PRC federal statutory tax rate applicable to enterprises operating in the Shenzhen Special Economic Zone, to income tax expense is as follows:

	Predecessor		Successor
		January 1	January 17
	Year ended	through	through
	December 31	October 8	December 31
	2005	2006	2006

PRC Federal statutory tax rate	15%	15%	15%

Computed expected income tax expense	$319,989	$724,402	$282,607
Permanent differences	1,011	24,979	6,796

Income taxes	$321,000	$749,381	$289,403

The Company is governed by the Income Tax Laws of the PRC. The statutory rate for Enterprise Income Tax is 33%. As both the Predecessor and Successor companies are situated in the Shenzhen Economic Special Zone, both companies are entitled to a permanent preferential income tax of 15%.

4. ADVANCES RECEIVABLE

At December 31 2006, advances receivable represent amounts advanced to Shenzhen Zhenheng Electronics Technology Limited, an unrelated third party, for working capital. The advances are unsecured, bear interest at 9.6% per annum and were collected in full on March 28, 2007.

5. RELATED PARTY BALANCES AND TRANSACTIONS

At December 31, 2006, related party receivables and amount due to a director consists of:

Due from related company
Shenzhen iASPEC Software Engineering Co. Ltd. (The Predecessor)
Revenues under the Turnkey Agreement	$1,185,449
Fee payable under the Turnkey Agreement	(45,000)
Other advances	154,710
1,295,159
Hong Kong United Development Group Limited	115,312
$1,410,471

Due to a director
Lin Jiang Huai	$82,304

At December 31, 2006, the amount due from iASPEC represents amounts earned under the Turnkey Agreement, as follows:

Revenues, per contracts	$2,677,498
Cost of sales incurred by iASPEC	(858,149)
Expenses paid by iASPEC on behalf of Bo Hai Wen	(633,900)
Net	$1,185,449

Fee payable to iASPEC under the Turnkey Agreement	$45,000

Hong Kong United Development Group Limited is 51% controlled by Lin, The amount represents advances to the company as working capital and is unsecured, interest free and were repaid in full on April 6, 2007.

The amount due to Mr. Lin represents advances to the Company as working capital. The amount is unsecured, non-interest bearing and is due on demand.

6. PLANT AND EQUIPMENT

At December 31, 2006, plant and equipment consists of:

At cost:
Office equipment	$12,830
Electronics equipment	38,127
50,957

Accumulated depreciation	(1,131)

$49,826

7 ADVANCES PAYABLE

At December 31, 2006, advances payable represent amounts advanced by an unrelated third party in December 2006. These advances were interest-free, unsecured and were repaid in full in February 2007.

8. RESERVE AND DISTRIBUTION OF PROFIT

In accordance with relevant PRC regulations and the Articles of Association of Bo Hai Wen, appropriations of net income as reflected in its PRC statutory financial statements are to be allocated to statutory reserve, as determined by resolution of the Board of Directors. Through December 31, 2006, $159,465 has been appropriated.

9. SUBSEQUENT EVENTS

On January 16, 2007, the Company entered into a Securities Purchase Agreement (“SPA”) with 2 investors (the “Investors”), pursuant to which the Company is to issue 7,868,422 shares of common stock for $1.90 per share in a private placement. On January 31, 2007, one half of the shares was issued and on February 6, 2007 the second half was issued. The Company paid fees in connection with the SPA of approximately $670,000 and issued warrants to purchase 786,841 shares of common stock for $2.28 per share. The warrants have a five year term and were immediately exercisable. Net proceeds to the Company were approximately $14,280,000. On January 31, 2007, the Company executed a Registration Rights Agreement in connection with the SPA, under which the SPA shares are to be registered under the Securities Act of 1933. Concurrently with the execution of the SPA, Lin executed an escrow agreement (the “Make Good Escrow Agreement”) with the Investors pursuant to which Lin agreed to certain “make good” provisions in the event that the Company did not meet certain income thresholds for fiscal years 2007 and 2008. Pursuant to the Make Good Escrow Agreement, Lin established an escrow account and delivered to the escrow agent certificates evidencing 7,894,736 shares of the Company's common stock held by him (the “Make Good Shares”) along with blank stock powers, to be held for the benefit of the Investors. Lin agreed that if the after tax net income (ATNI) for the Company's 2007 and 2008 fiscal years does not meet specified thresholds, then he will transfer to the Investors, on a pro rata basis, 3,947,368 shares of the Company's common stock that are currently owned by him.

9. SUBSEQUENT EVENTS (CONTINUED)

On March 30, 2007, the Company obtained PRC regulatory approval for its acquisition of the land use rights underlying its purchase of approximately 1,200 square meters of new office space. Under PRC regulations, the land on which the office space sits is held under a 50-year lease with the PRC government, of which 40 years remain at December 31, 2006. The new office space cost approximately $2,850,000, which was paid on March 20, 2007. The office space is expected to be ready for occupancy in June 2007.

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD. FINANCIAL STATEMENTS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Information Security Development Technology (Shenzhen) Company Ltd.

We have audited the accompanying balance sheets of Information Security Development Technology (Shenzhen) Company Ltd. as of December 31, 2006 and 2005, and the related statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Information Security Development Technology (Shenzhen) Company Ltd. at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ GHP Horwath, P.C.
Denver, Colorado
January 11, 2008

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD.
BALANCE SHEETS AS OF SEPTEMBER 30, 2007 (UNAUDITED),
DECEMBER 31, 2006 AND 2005
Expressed in U.S. dollars

	September 30,	December 31,	December 31,
	2007	2006	2005
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$193,764	$56,242	$36,787
Accounts receivable, net	951,160	17,069	8,881
Advances to suppliers	1,333,067	11,308	51,867
Due from shareholder	39,906	-	-
Inventories	-	59,695	383,068
Other receivables, prepayments and deposits	33,458	8,309	33,482
Deferred tax asset	-	-	8,786
Total current assets	2,551,355	152,623	522,871

Property and equipment, net	228,412	252,024	17,630
TOTAL ASSETS	$2,779,767	$404,647	$540,501

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$5,926	$-	$55,667
Customer advances	179,737	8,551	65,784
Other payables and accruals	86,208	41,374	161,829
Due to shareholder	-	-	194,258
Taxes payable	69,865	23,431	-
Total liabilities, all current	341,736	73,356	477,538

SHAREHOLDERS' EQUITY
Registered capital	1,285,403	120,671	120,671
Retained earnings/(deficit)	1,059,972	182,113	(58,333)
Statutory reserves	20,337	20,337	-
Accumulated other comprehensive income	72,319	8,170	625
Total shareholders' equity	2,438,031	331,291	62,963

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,779,767	$404,647	$540,501

See accompanying notes to financial statements.

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD.
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED),
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005
Expressed in US dollars

	For the nine	For the nine	For the year	For the year
	months ended	months ended	ended	ended
	September 30,	September 30,	December	December
	2007	2006	31, 2006	31, 2005
	(unaudited)	(unaudited)

Revenues	$5,773,503	$991,304	$1,521,792	$784,203

Cost of goods sold	(4,485,843)	(695,415)	(990,082)	(552,523)

Gross profit	1,287,660	295,889	531,710	231,680

Selling expense	(94,552)	(73,242)	(101,246)	(41,134)

General and administrative expense	(155,581)	(95,012)	(125,606)	(70,295)

Income from operations	1,037,527	127,635	304,858	120,251

Interest income/(expense)	301	27	56	(2,695)

Income before income taxes	1,037,828	127,662	304,914	117,556

Income taxes	(159,969)	(21,087)	(44,131)	(18,893)

Net income	877,859	106,575	260,783	98,663

Foreign currency translation gain	64,149	2,611	7,545	629

Comprehensive income	$942,008	$109,186	$268,328	$99,292

See accompanying notes to financial statements.

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007 (UNAUDITED),
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005
Expressed in US dollars

				Accumulated
		Retained		other
	Registered	earnings/	Statutory	comprehensive
	capital	(deficit)	reserves	income	Total

BALANCE AT JANUARY 1, 2005	$120,671	$(156,996)	$-	$(4)	$(36,329)

Foreign currency translation adjustment	-	-	-	629	629

Net income for the year	-	98,663	-	-	98,663

BALANCE AT DECEMBER 31, 2005	120,671	(58,333)	-	625	62,963

Foreign currency translation adjustment	-	-	-	7,545	7,545

Net income for the year	-	260,783	-	-	260,783

Appropriation to statutory reserves	-	(20,337)	20,337	-	-

BALANCE AT DECEMBER 31, 2006	120,671	182,113	20,337	8,170	331,291

Issuance of capital (unaudited)	1,164,732	-	-	-	1,164,732

Foreign currency translation adjustment (unaudited)	-	-	-	64,149	64,149

Net income for the period (unaudited)	-	877,859	-	-	877,859

BALANCE AT SEPTEMBER 30, 2007 (UNAUDITED)	$1,285,403	$1,059,972	$20,337	$72,319	$2,438,031

See accompanying notes to financial statements.

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD.
STATEMENTS OF CASH FLOWS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED),
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005
Expressed in US dollars

	For the nine	For the nine	For the year	For the year
	months ended	months ended	ended	ended
	September 30,	September 30,	December 31,	December 31,
	2007	2006	2006	2005
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$877,859	$106,575	$260,783	$98,663
Adjustments to reconcile net income to net cash provided from
(used in) operations
Depreciation	49,420	36,497	51,972	5,313
Deferred taxes		8,847	8,887	18,893

Changes in operating assets and liabilities
Decrease (increase) in inventories	60,796	267,018	328,994	(143,395)
(Increase) decrease in accounts and other receivables	(938,478)	(28,901)	17,993	127,050
(Increase)decrease in advances to suppliers	(1,294,075)	33,242	41,387	(15,257)
Increase in amount due from shareholder	(39,084)	-	-	-
Decrease in amount due to shareholder	-	(122,220)	(196,485)	(46,528)
Increase (decrease) in accounts and other payables	3,346	(55,509)	(59,082)	43,762
Increase (decrease) in customer advances and accruals	212,075	44,525	(178,548)	(82,633)
Increase in taxes payable	44,562	12,240	22,948	-

Net cash (used in) provided by operating activities	(1,023,579)	302,314	298,849	5,868

INVESTING ACTIVITIES
Purchase of property and equipment	(16,447)	(277,543)	(280,974)	(8,283)

Net cash used in investing activities	(16,447)	(277,543)	(280,974)	(8,283)

FINANCING ACTIVITIES
Proceeds from issuance of capital	1,164,732	-	-	-

Net cash provided by financing activities	1,164,732	-	-	-

EFFECT OF EXCHANGE RATE CHANGES ON CASH	12,816	1,046	1,580	970

NET INCREASE IN CASH AND CASH EQUIVALENTS	124,706	24,771	17,875	(2,415)

CASH AND CASH EQUIVALENTS, BEGINNING	56,242	36,787	36,787	38,232

CASH AND CASH EQUIVALENTS, ENDING	$193,764	$62,604	$56,242	$36,787

Supplemental disclosure of cash flow information Income taxes paid	$115,407	$-	$12,296	$-

See accompanying notes to financial statements.

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED),
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005
Expressed in US dollars

1.

ORGANIZATION AND PRINCIPAL ACTIVITIES

Information Security Development Technology (Shenzhen) Company Ltd. (the “Company”) was incorporated in the People’s Republic of China (“PRC”) in July 2002 with a registered and paid-in capital of Renminbi (“RMB”) 1,000,000 ($120,671). In April 2007, the Company’s registered and paid-in capital was increased to RMB10,000,000 ($1,285,403).

The principal activities of the Company are the sale of computer hardware and software, and the provision of Certificate Authority, ("CA"), an application platform and e-Government solution technology.  The CA certification allows the Company to issue digital certificates which contain a public key and identity of the owner. The CA also attests that the public key contained in the certificate belongs to the person, organization, server or other entity noted in the certificate. The Company is an exclusive CA application provider for the Shenzhen municipality in the PRC.

On November 7, 2007, China Public Security Technology, Inc. ("CPBY") and its wholly-owned subsidiary, China Public Security Holdings Limited, entered into an agreement with Cheer Crown International Investment Limited, a Hong Kong company, and Mr. Dongwei Gao, an individual, for the purchase of Fortune Fame International Investment Limited (“Fortune Fame”), a Hong Kong corporation, under which the CPBY group acquired 100% ownership of Fortune Fame. Fortune Fame has no assets other than being the holding company of the Company. Because Fortune Fame Limited had no substantive business operations since its formation by the owners of the Company in July 2007 until it acquired Information Security Development Technology (Shenzhen) Company Ltd. on October 26, 2007, the financial statements included herein present the financial condition, results of operations and cash flows of Information Security Development Technology (Shenzhen) Company Ltd. through September 30, 2007.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(b)

Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less an allowance for any uncollectible amounts. The Company typically grants standard credit terms to customers in good credit standing. An estimate for doubtful accounts is made, usually when collection of the full amount is no longer probable. The estimate of doubtful accounts is based on management’s evaluation of account aging and customer payment history.  At September 30, 2007 (unaudited) and December 31, 2006, management determined that no allowance was necessary.  At December 31, 2006, trade receivables were due from one customer, and two customers accounted for 44% and 15%, of total revenues for the year ended December 31, 2006. At December 31, 2005, trade receivables were due from one customer, and two customers accounted for 43% and 17% of revenues for the year ended December 31, 2005. At September 30, 2007 (unaudited) three customers accounted for 23%, 21% and 14% of trade receivables and another three customers accounted for 31%, 21% and 15% of total revenues for the nine months ended September 30, 2007 (unaudited).

(c)

Advances to Suppliers

Advances to suppliers represents the cash paid in advance for the purchase of inventory items from suppliers.

(d)

Customer Advances

Customer advances represents cash received from customers as deposits/advance payments for the purchase of the Company’s products.

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED),
AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005
Expressed in US dollars

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)

Inventories

Inventories are valued at the lower of cost, determined on a weighted average basis, or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves, which could potentially be significant, are included in the period in which the evaluations are completed At September 30, 2007 (unaudited) and December 31, 2006 and 2005, inventories consisted of computer hardware and software purchased for resale, and management determined that no allowance was necessary.

During the nine months ended September 30, 2007 and 2006 (unaudited), and the years ended December 31, 2006 and 2005, approximately 99%, 97% 98% and 91% of total inventory purchases were from three unrelated suppliers. Although the Company currently purchases substantially all of it inventories from three suppliers, management believes that the Company could change suppliers without causing any significant delays in delivery to customers and without loss of revenues

(f)

Property and Equipment

Property and equipment is comprised of electronic equipment and is carried at cost less accumulated depreciation. Depreciation is provided over the assets' estimated useful lives of 5 years, using the straight-line method. The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the net income. The cost of maintenance and repairs is charged to operations as incurred, whereas significant renewals and betterments are capitalized.

(g)

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is determined by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

There were no impairments of long-lived assets as of September 30, 2007, December 31, 2006 and 2005.

(h)

Fair Value of Financial Instruments

Management has estimated that the carrying amounts of non-related party financial instruments approximate their fair values due to their short-term maturities. The fair value of the amount due from (to) shareholders is not practicable to estimate due to the related party nature of the underlying transactions.

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD.
 NOTES TO FINANCIAL STATEMENTS
 FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006  (UNAUDITED),
 AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005
 Expressed in US dollars

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(i)

Economic and Political Risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, including its financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(j)

Revenue Recognition

Revenues from sales of computer software and hardware, are recognized in accordance with Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, and Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and related interpretations. The customer arrangements do not require significant production, modification or customization of software and do not contain services considered to be essential to the functionality of the software; revenues are recognized when the following four criteria are met:

●

Persuasive evidence of an arrangement exists - The Company requires evidence of an agreement with a customer specifying the terms and conditions of the products to be delivered typically in the form of a signed contract or purchase order.

●

Delivery has occurred - For product sales, delivery generally takes place when title to the products are shipped to or accepted by the customers.

●

The fee is fixed or determinable - Fees are fixed or determinable based on the contract or purchase order terms.

●

Collection is probable - The Company performs a credit review of all customers with significant transactions to determine whether a customer is creditworthy and collection is probable.

The Company also generates revenues from system integration contracts, software product development and software and hardware maintenance. Generally, when the services are determined to be essential to the functionality of the products delivered, the Company recognizes revenue using the percentage of completion method of accounting in accordance with SOP 97-2 and 81-1 “Accounting for Long-term Construction Type Contracts”. The percentage of completion for each contract is estimated based on the ratio of direct labor hours incurred to total estimated direct labor hours.

(k)

Retirement Plan

Retirement benefits in the form of contributions under a defined contribution retirement plan to the relevant authorities are charged to the statements of income as incurred. The retirement benefit expenses (included in general and administrative expenses) for the nine months ended September 30, 2007 and 2006 (unaudited) and for the year ended December 31, 2006 and 2005 were $26,173, $11,562, $17,442 and $886, respectively.

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD.
 NOTES TO FINANCIAL STATEMENTS
 FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006  (UNAUDITED),
 AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005
 Expressed in US dollars

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l)

Foreign Currency Translation

The functional currency of the Company is the RMB and the RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared using the functional currency, have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates, and shareholders' equity is translated at historical exchange rates. Translation adjustments are included in comprehensive income in the accompanying statements of income and comprehensive income.

The exchange rates adopted are as follows:

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005

Year/period end RMB exchange rate	7.5176	7.9168	7.8175	8.0734
Average RMB exchange rate	7.6758	8.0183	7.9819	8.2033

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation

(m)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

(n)

Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS 109 “Accounting for Income Taxes.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance for de-recognition of tax positions, financial statement classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on the Company’s financial position or results of operations.

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD.
 NOTES TO FINANCIAL STATEMENTS
 FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006  (UNAUDITED),
 AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005
 Expressed in US dollars

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company was not subject to U.S. federal tax examinations and is subject to PRC tax laws. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the nine months ended September 30, 2007 and 2006 (unaudited) and for the years ended December 31, 2006 and 2005.

(o)

Sales, use and other Value Added Tax

Revenue is recorded net of applicable state, use and other Value Added Tax.

(p)

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141 (R), Business Combinations (“SFAS 141 (R)”),which becomes effective for fiscal periods beginning after December 15, 2008 (September 1, 2009 for the Company). SFAS No. 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree. In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“SFAS 160”) which becomes effective for fiscal periods beginning after December 15, 2008 (September 1, 2009 for the Company). This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. In addition this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

 In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 allows companies the choice to measure many financial instruments and certain other items at fair value. This gives a company the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 (September 1, 2008 for the Company). The Company is currently evaluating the impact of this standard on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, (“FAS 157”), which establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. FAS 157 is effective for fiscal years, and the interim periods within those fiscal years, beginning after November 15, 2007 (September 1, 2008 for the Company). The Company is currently evaluating the impact of this standard on its financial statements.

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD.
 NOTES TO FINANCIAL STATEMENTS
 FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006  (UNAUDITED),
 AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005
 Expressed in US dollars

3.

PROPERTY AND EQUIPMENT

At September 30, 2007 (unaudited), December 31, 2006 and 2005, property and equipment consists of:

	September 30, 2007	December 31, 2006	December 31, 2005
	(unaudited)
Electronic equipment	$344,860	$315,481	$27,692

Less: accumulated depreciation	(116,448)	(63,457)	(10,062)
Property and equipment, net	$228,412	$252,024	$17,630

Depreciation expense for the nine months ended September 30, 2007 and 2006 (unaudited), and the years ended December 31, 2006 and 2005 was $49,420, $36,497, $51,972 and $5,313, respectively.

4.

DUE FROM (TO) SHAREHOLDER

One of the Company’s shareholders had advanced RMB1,568,320 (approximately $194,258) to the Company as of December 31, 2005. The cash advance was interest free, had no fixed term of repayment, was unsecured and was repaid in 2006.

As of September 30, 2007(unaudited), the same shareholder owed the Company RMB300,000 (approximately $39,906), which was interest free and had no fixed term of repayment. This amount has been fully collected in December 2007.

5.

INCOME TAXES

The Company is governed by the Income Tax Laws of the PRC and is subject to the PRC’s enterprise income tax, or EIT. The statutory rate is 33%. However, since the Company is located in the Shenzhen Economic Special Zone, it is entitled to a permanent preferential income tax rate of 15% of assessable profits.

The reconciliation of income taxes computed at the PRC federal statutory tax rate applicable to enterprises operating in the Shenzhen Special Economic Zone, to income tax expense is as follows:

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005
	(unaudited)	(unaudited)
PRC federal statutory tax rate	15%	15%	15%	15%

Computed expected income tax expense	$155,674	$19,149	$45,737	$17,633

Temporary difference between PRC taxable income and income in accordance with US GAAP	4,295	1,938	(1,606)	1,260

Income tax expense	$159,969	$21,087	$44,131	$18,893

The deferred tax asset as of December 31, 2005 represents tax losses brought forward that were utilized in 2006.  There are no significant deferred tax assets at September 30, 2007 (unaudited) or December 31, 2006.

INFORMATION SECURITY DEVELOPMENT TECHNOLOGY (SHENZHEN) COMPANY LTD.
 NOTES TO FINANCIAL STATEMENTS
 FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006  (UNAUDITED),
 AND THE YEARS ENDED DECEMBER 31, 2006 AND 2005
 Expressed in US dollars

5.

INCOME TAXES (CONTINUED)

Income tax expense for the nine months ended September 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006 and 2005 is as follows:

	September 30, 2007	September 30, 2006	December 31, 2006	December 31, 2005
	(unaudited)	(unaudited)
Current	$159,969	$12,301	$35,345	$-
Deferred	-	8,786	8,786	18,893
Income tax expense	$159,969	$21,087	$44,131	$18,893

6.

ADVANCES TO SUPPLIERS

The Company has made payments to unrelated suppliers in advance of receiving merchandise. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $1,333,067 $11,308 and $51,867 as of September 30, 2007 (unaudited), and December 31, 2006 and 2005, respectively.

7.

COMMITMENTS AND CONTINGENCIES

(a)

Leases

During 2007, 2006 and 2005, the Company leased offices in Shenzhen, PRC, under a lease agreement that will expire on May 27, 2008. Rent expense for the nine month periods ended September 30, 2007 and 2006 (unaudited), and the years ended December 31, 2006 and 2005 was approximately $46,302, $18,777, $30,243 and $4,388, respectively.

Future minimum lease payments for this office lease as of September 30, 2007 were approximately $39,800.

(b)

The Company did not have any material long-term debt obligations, capital lease obligations, or purchase obligations as of September 30, 2007.

8.

STATUTORY RESERVE

The Company’s income is distributable to its shareholders after transfer to statutory reserves as required under relevant PRC laws and regulations and the Company’s articles of association. As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain a statutory surplus reserve fund which is non-distributable. Appropriation to such reserves is made out of net profit after taxation of the statutory financial statements of the Company as a proportion of income after taxation of 10%.

The statutory surplus reserve fund can be used to make up prior year losses, if any, and can be applied in conversion into capital by means of capitalization issue. The appropriation may cease to apply if the balance of the fund has reached 50% of the relevant entity’s registered capital.

For the year ended December 31, 2006, $20,337 (RMB158,987) was appropriated for this purpose.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Expressed in US dollars

On November 7, 2007, China Public Security Technology, Inc. (“CPBY") and its wholly-owned subsidiary China Public Security Holdings Limited, a British Virgin Islands company, acquired 100% of the equity of Fortune Fame International Investment Limited (“Fortune Fame”) which is the holding company of Information Security Development Technology (Shenzhen) Company Ltd. (“ISDT”). Because Fortune Fame had no substantive business operations since its formation by the owners of ISDT in July 2007 until it acquired ISDT on October 26, 2007, the financial statements included herein present the financial condition, results of operations and cash flows of ISDT through September 30, 2007.

CPBY agreed to pay RMB53,000,000 (approximately $7.1 million) in cash and issue 883,333 shares of CPBY’s common stock in exchange for 100% ownership of Fortune Fame. $1,313,836 (RMB10,000,000) of the purchase price was paid as a deposit on August 17, 2007, and the balance of the cash portion of the purchase price $5,719,911 (RMB43,000,000) was paid in October 2007. The 883,333 shares were issued on November 7, 2007.

The operational control of ISDT passed to CPBY and all assets of ISDT were acquired by CPBY effective November 1, 2007.

There were no significant accounting policy differences or other items which required adjustment in the accompanying unaudited pro forma condensed consolidated financial statements.

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if it had been consummated on September 30, 2007. The accompanying unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2007 and the year ended December 31, 2006, give effect to the acquisition as if it had been consummated on January 1, 2007 and 2006, respectively.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of ISDT (included herein) as well as those of CPBY. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the financial position or results of operations that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that CPBY believes are reasonable.

CHINA PUBLIC SECURITY TECHNOLOGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2007
Expressed in US Dollars

	Historical		Pro Forma		PRO
	CPBY	ISDT	Adjustments		FORMA
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,839,082	$193,764	$(5,719,911)	(a)	$3,312,935
Restricted cash	584,668	-			584,668
Accounts receivable, net	10,255,808	951,160			11,206,968
Due from shareholder	-	39,906			39,906
Inventories, net	2,188,434	-			2,188,434
Advances to suppliers	1,374,797	1,333,067			2,707,864
Other receivables and deposits	883,778	33,458			917,236
Total current assets	24,126,567	2,551,355			20,958,011

Property and equipment, net	13,395,518	228,412			13,623,930
Intangible assets	569,775	-	4,312,414	(b)	4,882,189
Deposit for business acquisition	1,331,558	-	(1,331,558)	(a)	-
Goodwill	-	-	7,367,688	(b)	7,367,688
TOTAL ASSETS	$39,423,418	$2,779,767	$4,628,633		$46,831,818

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$2,234,738	$5,926			$2,240,664
Customer advances	175,944	179,737			355,681
Other payables and accruals	423,833	86,208			510,041
Due to a director	82,304	-			82,304
Taxes payable	201,457	69,865			271,322
Total current liabilities	3,118,276	341,736			3,460,012

MINORITY INTEREST	10,081,360	-			10,081,360

SHAREHOLDERS' EQUITY
Common stock	128,684	1,285,403	$(1,285,403)	(b)	137,517
			8,833	(a)
Additional paid-in capital	13,232,527	-	7,057,831	(a)	20,290,358
Retained earnings	11,159,722	1,059,972	(1,059,972)	(b)	11,159,722
Statutory reserves	855,310	20,337	(20,337)	(b)	855,310
Accumulated other comprehensive income	847,539	72,319	(72,319)	(b)	847,539
Total shareholders' equity	26,223,782	2,438,031	4,628,633		33,290,446

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$39,423,418	$2,779,767	$4,628,633		$46,831,818

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
Expressed in US Dollars

	Historical		Pro Forma	PRO
	CPBY	ISDT	Adjustments	FORMA

Revenues	$13,121,765	$5,773,503		$18,895,268
Revenues from related party	5,476,256	-		5,476,256
Total revenues	18,598,021	5,773,503		24,371,524

Cost of goods sold	(6,052,886)	(4,485,843)		(10,538,729)

Gross profit	12,545,135	1,287,660		13,832,795

Selling expense	(345,029)	(94,552)		(439,581)

General and administrative expense	(1,620,965)	(155,581)	$(316,765) (c)	(2,093,311)

Income from operations	10,579,141	1,037,527	(316,765)	11,299,903

Other expense, net	(83,471)	301		(83,170)

Income before taxes and minority interest	10,495,670	1,037,828	(316,765)	11,216,733

Minority interest	(45,000)	-		(45,000)

Income taxes	(30,288)	(159,969)		(190,257)

Net income	$10,420,382	$877,859	$(316,765)	$10,981,476

Weighted Average Number Of Shares Outstanding
Basic	38,438,770		883,333	39,322,103
Diluted	38,871,098		883,333	39,754,431

Earnings Per Share
Basic	$0.27			$0.28
Diluted	$0.27			$0.28

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2006
Expressed in US Dollars

	Historical		Pro Forma	PRO
	CPBY	ISDT	Adjustments	FORMA

Revenues	$989,755	$1,521,792		$2,511,547
Revenues from related party	1,185,449	-		1,185,449
Total revenues	2,175,204	1,521,792		3,696,996

Cost of goods sold	(89,934)	(990,082)		(1,080,016)

Gross profit	2,085,270	531,710		2,616,980

Selling expense	(60,013)	(101,246)		(161,259)

General and administrative expense	(142,510)	(125,606)	$(406,156) (c)	(674,272)

Income from operations	1,882,747	304,858	(406,156)	1,781,449

Other Income/(expense), net	1,305	56		1,361

Income before income taxes	1,884,052	304,914	(406,156)	1,782,810

Income taxes	(289,403)	(44,131)		(333,534)

Net income	$1,594,649	$260,783	(406,156)	$1,449,276

Weighted Average Number Of Shares Outstanding
Basic	26,958,104		883,333	27,841,437
Diluted	26,958,104		883,333	27,841,437

Earnings Per Share
Basic	$0.06			$0.05
Diluted	$0.06			$0.05

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Expressed in US dollars

(a)

To record the cash and share consideration paid for acquisition of 100% of the equity of ISDT.

(b)

To record allocation of the purchase price to goodwill and technology-based intangible assets upon acquisition and to eliminate the stockholders' equity of ISDT.

(c)

To account for the amortization of the technology-based intangible assets arising upon the acquisition of ISDT, the useful life of which is 10 years.

5,400,000 shares of common stock

PROSPECTUS

February 8, 2008